Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

by and among

DOUBLE EAGLE ENERGY PERMIAN OPERATING LLC,

as Contributor,

DOUBLE EAGLE ENERGY PERMIAN LLC,

and

DOUBLE EAGLE ENERGY PERMIAN MEMBER LLC,

as Contributor Parent,

PARSLEY ENERGY, LLC,

as Acquiror,

PARSLEY ENERGY, INC.,

as Acquiror Parent,

and, solely for the purposes of Section 12.17,

DOUBLE EAGLE ENERGY HOLDCO LLC,

as Contributor Representative

Dated February 7, 2017

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

EXHIBITS:

Exhibit A-1	Category 1 Leases
Exhibit A-2	Category 2 Leases
Exhibit A-3	Category 3 Leases
Exhibit A-4	Category 4 Leases
Exhibit B	Wells
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Registration Rights and Lock-Up Agreement
Exhibit E	Working Capital Calculation Methodology
Exhibit F	Excluded Assets
Exhibit G	Terms of A&R LLC Agreement
Exhibit H	Terms of A&R Registration Rights Agreement
Exhibit I	Form of Transition Services Agreement

SCHEDULES:

Schedule 4.1	Company Group Interests
Schedule 4.2	Litigation
Schedule 4.3	Taxes and Assessments
Schedule 4.4	Compliance with Laws
Schedule 4.5	Material Contracts
Schedule 4.6	Production Payments and Imbalances
Schedule 4.7	Consents, Preferential Rights, Tag-Along Rights and Drag-Along Rights
Schedule 4.9	Wells and Equipment
Schedule 4.10	Non-Consent Operations
Schedule 4.11	Outstanding Capital Commitments
Schedule 4.12	Environmental Matters
Schedule 4.13	Hedging Transactions
Schedule 4.16	Certain Leases
Schedule 4.17	Bonds, Letters of Credit and Guarantees
Schedule 4.23	Capitalization
Schedule 4.24	Financial Statements
Schedule 4.27	Employment Matters
Schedule 4.28(a)	Registered IP
Schedule 4.29	Related Party Transactions
Schedule 6.3	Conduct of Business
Schedule 6.10	Conduct of Acquiror Group
Schedule 6.13	New Properties
Schedule 6.15	Affiliate Agreements

-v-

(continued)

A&R LLC Agreement	66
A&R Registration Rights Agreement	66
Accounting Arbitrator	72
Acquired Entities	1
Acquiror	1
Acquiror Employer	61
Acquiror Family	82
Acquiror Group	2
Acquiror Group Member	2
Acquiror Material Adverse Effect	2
Acquiror Parent	1
Acquiror Parties	1
Acquiror Party Fundamental Representations	2
Acquiror Party Securities	41
Acquiror Plans	62
Acquiror Units	2
Acquiror’s Auditor	59
Adjusted Purchase Price	13
Affiliate	2
Affiliate Contract	45
Agreement	1
Allocated Value	20
Allocation Objection Notice	78
ANRP I	94
ANRP II	94
Asset Taxes	3
Assets	3
Assignment Agreement	3
Available Employees	3
Business Day	3
Cash Closing Payment	71
Cash Equivalents	3
Cash Purchase Price	12
Cash Reserve	92
Claim	83
Claim Notice	83
Class A Common Stock	3
Class B Common Stock	3
Closing	68
Closing Date	68
Code	3
Commission	50

Common Stock	3
Company Group	3
Company Group Interests	1
Company Group Material Adverse Effect	3
Company Group Member	4
Contracting Parties	94
Contracts	4
Contribution	1
Contributor	1
Contributor Benefit Plan	4
Contributor Family	81
Contributor Financial Statements	43
Contributor Group	4
Contributor Group Member	4
Contributor Parent	1
Contributor Parties	1
Contributor Party Fundamental Representations	4
Contributor RBL	4
Contributor Rep Expense Fund	92
Contributor Representative	1
Contributor Taxes	5
Contributor’s Designees	71
Control	2
Covenant Agreement	94
Credit Agreement	47
Credit Agreement Consent	65
Cure Date	24
Damages	87
DE Operating	1
DEEP	1
DEEP LLC Agreement	93
Defect Claim Date	22
Defect Escrow Account	26
Defect Escrow Agreement	26
Defect Escrow Amount	26
Defect Escrow Cash Amount	26
Defect Escrow Unit Amount	26
Defensible Title	15
Delaware LLC Act	5
Deposit	13
Deposit Damages Payment	80
Deposit Escrow Account	13

-vi-

(continued)

Deposit Escrow Agreement	13
Disputed Claims	75
Disputed Environmental Matters	31
Disputed Matter	25
Disputed Title Matters	31
Effective Date	5
Employee Benefit Plan	5
Encumbrances	5
End Date	79
Entity Employees	5
Environmental Arbitrator	31
Environmental Consultant	21
Environmental Defect	22
Environmental Defect Amount	25
Environmental Defect Property	24
Environmental Information	22
Environmental Laws	5
Environmental Liabilities	6
Environmental Permits	39
Environmental Review	21
Equipment	38
ERISA	6
Escrow Agent	13
Escrowed Defect Units	26
Exchange	77
Exchange Act	6
Excluded Assets	12
Excluded Property	6
Execution Date	1
Existing Registration Rights Agreement	66
Filings	59
Final Allocation	78
Final Release Disputed Claims	75
Financial Statements	50
GAAP	6
Governmental Authority	6
Hazardous Materials	6
Hedging Portfolio	40
Hedging Portfolio Value Amount	6
Hedging Transaction	6
Holdback Period	74
HSR Act	58
Hydrocarbons	7
Income Tax	7
Indebtedness	7

Indemnified Person	83
Indemnifying Person	83
Indemnity Holdback Account	7
Indemnity Holdback Amount	7
Indemnity Holdback Cash	73
Indemnity Holdback Escrow Agreement	74
Indemnity Holdback Units	73
Individual Indemnity Threshold	86
Initial Release Disputed Claims	75
Intellectual Property Rights	7
Interest	7
Interim Period	8
Involuntary Termination	63
Laws	8
Leases	8
Liquidated Damages Amount	80
Liquidated Damages Payment	80
Liquidations	1
LLC Agreement	8
Lone Star	1
Material Breach	80
Material Contract	8
Member Fund	92
Member LLC	1
Members	92
Net Acres	9
Net Revenue Interest	9
Non-Competition Agreements	9
Nonparty Affiliates	95
NORM	46
Novus Purchase Agreement	10
NYSE	51
Organizational Documents	10
Parties	1
Party	1
Per Share Value	10
Permitted Encumbrances	17
Person	10
Phase II Environmental Assessment	10
Phase II Request	21
Pre-Effective Date Period	10
Preferential Purchase Right	32
Preliminary Settlement Statement	71
Pro Rata Share	10
Property	10

-vii-

(continued)

Property Costs	10
Proposed Tax Allocation	78
Reclassification Event	13
Registration Rights and Lock-Up Agreement	11
Release	11
Remediation	11
Represented Persons	92
SEC Documents	50
Securities Act	59
Securities Laws	59
Site Assessment	21
Special Warranty of Title	41
Stock Closing Payment	71
Straddle Period	11
Subsidiary	11
Target Closing Date	68
Tax	11
Tax Partnership	36
Tax Return	11
Taxes	11
Third Party Acquisition	59

Title Arbitrator	31
Title Benefit	17
Title Benefit Amount	25
Title Benefit Property	23
Title Defect	16
Title Defect Amount	25
Title Defect Property	22
Title Defects	16
Transaction Agreements	12
Transactions	12
Transfer Taxes	77
Transferred Employees	62
Transition Services Termination Date	12
Unadjusted Purchase Price	12
Unit Purchase Price	12
Unit Recipient	71
Veritas	1
Well	15
Wells	15
Working Capital	12
Working Interest	12

-viii-

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), is dated as of February 7, 2017 (the “Execution Date”), by and among Double Eagle Energy Permian Operating LLC, a Delaware limited liability company (“Contributor”), Double Eagle Energy Permian LLC, a Delaware limited liability company (“DEEP”), Double Eagle Energy Permian Member LLC, a Delaware limited liability company (“Member LLC” and, together with DEEP, the “Contributor Parent” and, together with DEEP and Contributor, the “Contributor Parties”), Parsley Energy, LLC, a Delaware limited liability company (“Acquiror”), Parsley Energy, Inc., a Delaware corporation (“Acquiror Parent” and, together with Acquiror, the “Acquiror Parties”), and, solely for the purposes of Section 12.17, Double Eagle Energy HoldCo LLC, a Delaware limited liability company (the “Contributor Representative”). Each of the Contributor Parties, the Acquiror Parties and, after giving effect to the penultimate sentence of Section 12.17(a), the Contributor Representative are referred to herein individually as a “Party” and collectively as the “Parties”).

RECITALS:

WHEREAS, DEEP owns 100% of the issued and outstanding Interests of Member LLC, and Member LLC and DEEP own .01% and 99.99%, respectively, of the issued and outstanding Interests of Contributor;

WHEREAS, Contributor owns 100% of the issued and outstanding Interests (the “Company Group Interests”) of each of Double Eagle Lone Star LLC, a Delaware limited liability company (“Lone Star”), DE Operating LLC, a Delaware limited liability company (“DE Operating”), and Veritas Energy Partners, LLC, a Delaware limited liability company (“Veritas” and, together with Lone Star and DE Operating, the “Acquired Entities”);

WHEREAS, Contributor desires to contribute to Acquiror and Acquiror desires to acquire from Contributor, all of the Company Group Interests, subject to the terms and conditions set forth in this Agreement (the “Contribution”);

WHEREAS, on the date hereof, certain members of the Company Group management team have executed and delivered to Acquiror the Covenant Agreement; and

WHEREAS, immediately following the Contribution, Contributor, Member LLC and DEEP will each liquidate (collectively, the “Liquidations”).

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

CONTRIBUTION

1.1 Contribution. On the terms and conditions contained in this Agreement, Contributor agrees to, and Contributor Parent agrees to cause Contributor to, contribute to Acquiror, and Acquiror agrees to acquire, accept, and pay for, the Company Group Interests in accordance with the terms of this Agreement.

1.2 Certain Definitions. As used herein:

(a) “Acquiror Group” means the Acquiror Parties and their respective Subsidiaries.

(b) “Acquiror Group Member” means any member of the Acquiror Group.

(c) “Acquiror Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, (a) has a material adverse effect on the business, financial condition or results of operations of the Acquiror Group, taken as a whole, or (b) prevents or materially delays the performance of the Acquiror Parties’ obligations and covenants hereunder or the consummation by the Acquiror Parties of the Transactions contemplated hereby; provided, however, that the term “Acquiror Material Adverse Effect” shall not include effects (except, in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on the business of the Acquiror Group relative to the businesses of other Persons operating in the same industry and geographic area in which the Acquiror Group operates) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms and natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of an Acquiror Group Member); (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (viii) any change in GAAP, or in the interpretation thereof; and (ix) any occurrence, condition, change, event or effect resulting from compliance by Acquiror Parties with the terms of this Agreement and each other Transaction Agreement, or actions expressly permitted by this Agreement or expressly at or with the written consent of Contributor.

(d) “Acquiror Party Fundamental Representations” means the representations and warranties of Acquiror Parties set forth in Sections 5.1, 5.2, 5.3 and 5.4(a).

(e) “Acquiror Units” means Units (as defined in the LLC Agreement) of Acquiror having such rights, privileges and preferences of the “Units” as set forth in the LLC Agreement.

(f) “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. “Control” and derivatives of such term, as used in this definition, means having the ability, whether or not exercised, to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

(g) “Assets” means all of the assets and properties of the Company Group other than the Excluded Assets.

(h) “Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

(i) “Assignment Agreement” means the Assignment Agreement in the form attached hereto as Exhibit C.

(j) “Available Employees” means the employees of Contributor or its Affiliate who are listed on the list provided by Contributor to Acquiror pursuant to Section 6.14(a).

(k) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York or Houston, Texas, United States of America.

(l) “Cash Equivalents” means collectively, United States Department of the Treasury bills and bonds, commercial paper, marketable securities, money market funds, United States savings bonds and other similar highly-liquid assets.

(m) “Class A Common Stock” means the Class A common stock of Acquiror Parent, par value $0.01 per share.

(n) “Class B Common Stock” means the Class B common stock of Acquiror Parent, par value $0.01 per share.

(o) “Code” means the United States Internal Revenue Code of 1986, as amended.

(p) “Common Stock” means the Class A Common Stock and the Class B Common Stock.

(q) “Company Group” means Lone Star, DE Operating, Veritas and each of their respective Subsidiaries.

(r) “Company Group Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, (a) has a material adverse effect on the Assets or the ownership, use, operation or value thereof, taken as a whole, or the business, financial condition or results of operations of the Company Group, taken as a whole, or (b) prevents or materially delays the performance of the Contributor Parties’ obligations and covenants hereunder or the consummation by the Contributor Parties of the Transactions contemplated hereby; provided, however, that the term “Company Group Material Adverse Effect” shall not include effects (except, in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on the business of the Company Group (taken as a whole) relative to the businesses of other Persons operating in the same industry and geographic area in which any Company Group Member operates) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms and natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Contributor); (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (viii) any change in GAAP, or in the interpretation thereof; (ix) any occurrence, condition, change, event or effect resulting from compliance by Contributor or the Company Group with the terms of this Agreement and each other Transaction Agreement, or actions expressly permitted by this Agreement or expressly at or with the written consent of the Acquiror Parties; and (x) any failure of Contributor or any Company Group Member to take, or any untimely delay with respect to, any action referred to in Section 6.3 that requires the consent of the Acquiror Parties due to the Acquiror Parties’ unreasonable withholding of its consent or unreasonable delaying of its consent.

(s) “Company Group Member” means any member of the Company Group.

(t) “Contracts” means all currently existing contracts, agreements, and instruments to which any Company Group Member is a party or by which any Company Group Member is bound or to which any of the Assets or the Company Group Interests is subject, provided, however, that the term “Contracts” shall not include (A) any contracts, agreements, and instruments included within the definition of “Excluded Assets” and (B) the Leases.

(u) “Contributor Benefit Plan” means an Employee Benefit Plan (i) sponsored, maintained or contributed to by Contributor or an Affiliate of Contributor other than a Company Group Member, and (ii) under which any Available Employee is eligible to participate or otherwise providing compensation or benefits to any Available Employee.

(v) “Contributor Party Fundamental Representations” means the representations and warranties of the Contributor Parties set forth in Section 4.1(a), (b), (c), (d)(i) and (f), Section 4.8, Section 4.22 and Section 4.23.

(w) “Contributor Group” means the Contributor Parties and their respective Subsidiaries other than the Company Group Members.

(x) “Contributor Group Member” means any member of the Contributor Group.

(y) “Contributor RBL” means that certain Credit Agreement, dated as of September 30, 2016, by and among Contributor and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender and issuing bank, and the other lenders party thereto, as amended from time to time.

(z) “Contributor Taxes” means (x) any and all Taxes imposed on the Company Group, or for which it may otherwise be liable, for (A) any Pre-Effective Date Period or (B) any portion of any Straddle Period ending before the Effective Date (determined in accordance with Section 9.1); provided, that Contributor Taxes shall not include the specifically included items of Tax liability of the Company Group that have decreased the amount of Working Capital; (y) any and all Taxes of the Contributor, DEEP and Member LLC, or for which each of DEEP or Member LLC may otherwise be liable; and (z) any and all Taxes relating to, or arising from the Liquidations; provided, in each case, that Contributor Taxes shall not include Transfer Taxes.

(aa) “Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

(bb) “Effective Date” means 12:01 a.m. in Houston, Texas on January 1, 2017.

(cc) “Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any other personnel policy (oral or written), equity option, restricted equity, equity purchase plan, other equity or equity-based compensation plan or arrangement, phantom equity or appreciation rights plan or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other welfare, medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment, severance or retention agreement, and any other plan, agreement, arrangement, program, practice, or understanding providing any compensation or benefits.

(dd) “Encumbrances” means liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind.

(ee) “Entity Employees” means those employees of Contributor or its Affiliate whose employment principally involves providing services with respect to an Acquired Entity.

(ff) “Environmental Laws” means, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Endangered Species Act, 16 U.S.C. § 1531 et seq., in each case as amended to the date hereof, and all similar Laws as of the date hereof of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment, natural resources, or biological or cultural resources and all regulations implementing the foregoing, excluding, however, all Laws relating to spacing, density, setbacks, specifications or grades for equipment or materials, well integrity or construction, and the protection of correlative rights in Hydrocarbons.

(gg) “Environmental Liabilities” means any and all environmental, corrective action and response costs (including costs of Remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws or (b) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, Remediation or response costs to the extent arising out of any violation of, or any Remediation obligation under, any Environmental Laws.

(hh) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ii) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(jj) “Excluded Property” has the meaning set forth in Schedule 6.13.

(kk) “GAAP” means United States generally accepted accounting principles, consistently applied.

(ll) “Governmental Authority” means any national government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them.

(mm) “Hazardous Materials” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including (a) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof, and (b) asbestos-containing materials and polychlorinated biphenyls.

(nn) “Hedging Transaction” means transaction that is (i) a swap, basis swap, option, collar, or similar transaction entered into “over-the-counter”, (ii) involving, or settled by reference to, one or more commodities, and (iii) intended to hedge the risks associated with the production of Hydrocarbons.

(oo) “Hedging Portfolio Value Amount” means, on any date of determination in respect of the Hedging Transactions included in the Hedging Portfolio, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, the aggregate amount of losses or costs that would be incurred under then prevailing conditions by the Contributor

Group Member party thereto (expressed as a positive number) or gains that would be realized under then prevailing conditions by the Contributor Group Member party thereto (expressed as a negative number) in replacing, or in providing for such Contributor Group Member, the economic equivalent of the material terms of such Hedging Transactions (including payments that would be required after the date of determination) and the option rights in respect of such Hedging Transactions, as agreed by the Contributor and Acquiror.

(pp) “Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including, without limitation, ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

(qq) “Income Tax” shall mean any income, capital gains, franchise and similar Tax.

(rr) “Indebtedness” of any Person means, without duplication: (i) indebtedness of such Person for borrowed money; (ii) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (iii) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (iv) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (v) indebtedness, commitment fees or other obligations of such Person with respect to (A) that certain Note Purchase Agreement, dated as of November 7, 2016, by and among Contributor, the Initial Investors (as defined therein) party thereto and Magnetar Financial LLC and/or (B) that certain Indenture, dated November 7, 2016, among Contributor and Wilmington Trust, National Association as trustee and (vi) indebtedness of others as described in clauses (i) through (v) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

(ss) “Indemnity Holdback Amount” means the sum of (i) the aggregate number of Indemnity Holdback Units multiplied by the Per Share Value and (ii) the Indemnity Holdback Cash.

(tt) “Indemnity Holdback Escrow Account” means the escrow account established by the Indemnity Holdback Escrow Agreement.

(uu) “Intellectual Property Rights” means rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks, logos and trade names; (b) patents; (c) copyrights; (d) internet domain names; (e) trade secrets and other proprietary and confidential information; and (f) any registrations or applications for registration for any of the foregoing.

(vv) “Interest” means, with respect to any Person: (i) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (ii) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (iii) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.

(ww) “Interim Period” means the period beginning upon the Effective Date and ending upon the Closing Date.

(xx) “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

(yy) “Leases” means oil and gas leases, oil, gas, and mineral leases and subleases, and other similar agreements described on Exhibit A under which any Company Group Member leases or otherwise acquires or obtains rights or interests in and to Hydrocarbons.

(zz) “LLC Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of Acquiror, dated as of May 29, 2014.

(aaa) “Material Contract” means any Contract which is one or more of the following types:

(i) Organizational Documents of any Company Group Member or any other Person in which any Company Group Member owns an Interest;

(ii) contracts with any Contributor Group Member or any of their Affiliates other than contracts solely between or among the Acquired Entities and their wholly-owned Subsidiaries;

(iii) contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons of the Company Group that (A) are not cancelable without penalty to any Company Group Member, on at least sixty (60) days prior written notice, or (B) obligate any Company Group Member by virtue of any material take-or-pay payment, advance payment, production payment, or other similar material payment (other than royalties or other burdens on Hydrocarbon production established in any Leases or any such obligations reflected on Exhibit A), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to any Company Group Member’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery of such Hydrocarbons;

(iv) contracts to sell, lease, farmout, trade, exchange, or otherwise dispose of any material amount of the Assets of the Company Group, taken as a whole, but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease;

(v) joint operating agreements, unit operating agreements, unit agreements, exploration agreements, development agreements (including all such contracts containing express unfulfilled obligations for any Company Group Member to drill additional wells), area of mutual interest agreements (or other contracts containing area of mutual interest provisions), or other similar agreements requiring any Company Group Member to make expenditures that would reasonably be expected to be in excess of $100,000 in the aggregate during the twelve (12)-month period following the Execution Date, other than customary joint operating agreements;

(vi) any contracts under which any Company Group Member has the right to be “carried” by another Person (i.e. have another Person pay its share of costs and expenses) or the obligation to “carry” another Person (i.e. pay the costs and expenses of another Person) with respect to, or in connection with, the ownership, operation or development of the Properties;

(vii) non-competition agreements or any agreements that restrict, limit, or prohibit any Company Group Member from engaging in any line of business or the manner in which, or the locations at which, any Company Group Member conducts business, including area of mutual interest agreements, during any period of time after the Closing (“Non-Competition Agreements”);

(viii) contracts for the gathering, treatment, processing, storage, disposal or transportation of Hydrocarbons or water, surface use agreements, and any contracts that contain dedications or volume commitments which are binding on any Company Group Member;

(ix) indentures, mortgages or deeds of trust, loans, credit or note purchase agreements, sale-lease back agreements, guaranties, bonds, letters of credit, or similar financial agreements or other agreements or instruments governing Indebtedness;

(x) contracts for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or involving aggregate payments per contract in excess of $100,000 in any calendar year, which, in either case, cannot be terminated by a Company Group Member without penalty on sixty (60) days or less notice; and

(xi) agreements, excluding joint operating agreements, that could reasonably be expected to result in (A) aggregate payments by the Company Group Members (net to the interest of the Company Group taken as a whole) of more than $100,000 or (B) revenues (net to the interest of Contributor) of more than $100,000 during the current or any subsequent calendar year.

(bbb) “Net Acres” means, as calculated separately with respect to each Lease as to the lands and depths described for such Lease in Exhibit A, (i) the number of gross acres of land covered by such Lease, multiplied by (ii) the lessor’s (or fee mineral interest owner’s) undivided interest in the lands covered by such Lease, multiplied by (iii) the applicable Company Group Member’s undivided interest in such Lease (provided, however, if items (ii) and/or (iii) vary as to different areas of, or depths under, the lands covered by such Lease, a separate calculation shall be performed with respect to each such area or depth).

(ccc) “Net Revenue Interest” means, (i) with respect to any Well, the applicable Company Group Member’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well from those formations in which such Well is currently producing, or with respect to a Well that is not currently producing, the last depth or formation at which it produced, or (ii) with respect to any Lease, the applicable Company Group Member’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Lease as to the lands and depths described for such Lease on Exhibit A, in the case of each of items (i) and (ii), after giving effect to all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of Hydrocarbon production therefrom.

(ddd) “Novus Purchase Agreement” means that certain Membership Interest Purchase and Sale Agreement between MCM Energy Partners, LLC and Double Eagle Lone Star LLC, dated February 3, 2017.

(eee) “Organizational Documents” means (i) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (ii) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (iii) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (iv) with respect to any other Person, the organizational, constituent and/or governing documents and/or instruments of such Person.

(fff) “Per Share Value” means $35.00.

(ggg) “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

(hhh) “Phase II Environmental Assessment” means an intrusive investigation which collects original samples of soil, groundwater, other environmental media, air or building materials to analyze for quantitative values of contaminants of concern for purposes of identifying any Recognized Environmental Condition or any Historical Recognized Environmental Condition (as such terms are defined in ASTM Standard Practice E1903-11 for Environmental Site Assessments: Phase II Environmental Site Assessment Process).

(iii) “Pre-Effective Date Period” means any Tax period ending before the Effective Date.

(jjj) “Property” means any Lease identified on Exhibit A or any Well identified on Exhibit B, excluding any Well or Lease that becomes an Excluded Property.

(kkk) “Property Costs” means all operating expenses (including costs of insurance, rentals, shut-in payments) and capital expenditures (including bonuses, and other Lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, and overhead costs charged to the Assets under the applicable operating agreement, but excluding (without limitation) liabilities, losses, costs, and expenses incurred after the Execution Date to cure Title Defects or Environmental Defects and costs incurred during the Interim Period to acquire any Lease, Well, New Lease or New Well.

(lll) “Pro Rata Share” means, with respect to each Unit Recipient, a fraction, the numerator of which is the number of Acquiror Units to be issued to such Unit Recipient as part of the Stock Closing Payment as set forth in the Preliminary Settlement Statement and the denominator of which is the total number of Acquiror Units comprising the Stock Closing Payment.

(mmm) “Registration Rights and Lock-Up Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit D to be executed and delivered by Acquiror Parent and Contributor (and Contributor’s Designees receiving a portion of the Unit Purchase Price) at Closing.

(nnn) “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

(ooo) “Remediation” including the correlative term “Remediate” means the implementation and completion of any investigative, remedial, removal, response, monitoring, construction, repair, closure, disposal, restoration or other corrective actions (including any necessary filings or interactions with Governmental Authorities) required under Environmental Laws to respond, to the extent required by applicable Environmental Laws, to any Release or threatened Release of any Hazardous Materials at, on, under or from any Asset, in the most cost-effective manner allowed under applicable Environmental Laws.

(ppp) “Straddle Period” means any Tax period beginning before and ending on or after the Effective Date.

(qqq) “Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (i) at least fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

(rrr) “Tax” or “Taxes” means (i) all taxes, assessments, fees, unclaimed property and escheat obligations, and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local and/or foreign income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, severance tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

(sss) “Tax Return” shall mean any report, return, information statement, schedule, attachment, payee statement or other information required to be provided or provided to any Governmental Authority with respect to Taxes or any amendment thereof, including any return of an affiliated, combined or unitary group, and any and all work papers relating to any Tax Return.

(ttt) “Transaction Agreements” means this Agreement and each other agreement to be executed and delivered pursuant hereto at the Closing.

(uuu) “Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements.

(vvv) “Transition Services Termination Date” means the date that the Term (as defined in the Transition Services Agreement) of the Transition Services Agreement ends.

(www) “Working Capital” means, with respect to any Person, as of the Effective Date, the positive or negative amount obtained, without duplication, by subtracting (x) the sum of all current liabilities of such Person (but excluding, any deferred Tax liabilities) from (y) the sum of all accounts receivable, cash and Cash Equivalents and other current assets of such Person (but excluding, any deferred Tax assets); provided, however, with respect to the Company Group, Working Capital shall be calculated in accordance with the methodology and the examples as set forth on Exhibit E.

(xxx) “Working Interest” means, with respect to any Well, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for that Well from those formations in which such Well is currently producing, or with respect to a Well that is not currently producing, the last depth or formation at which it produced, in each case, without regard to the effect of any royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of production therefrom.

1.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, prior to Closing, Contributor shall have the right to cause the Company Group to assign to Contributor or its designees all of the Company Group’s right, title and interest in and to the assets, properties and rights set forth on Exhibit F (such assigned interests, the “Excluded Assets”).

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price.

(a) The total consideration to be paid for the Company Group Interests will consist of (i) cash in the aggregate amount of One Billion Three Hundred Seventy-Eight Million Thirty-Six Thousand and Sixty-One and NO/100 Dollars ($1,378,036,061.00) (as adjusted by the last sentence of this Section 2.1(a), the “Cash Purchase Price”) plus (ii) Thirty-Nine Million Three Hundred Seventy-Two Thousand Four Hundred Fifty-Nine (39,372,459) Acquiror Units (as adjusted by the last sentence of this Section 2.1(a), the “Unit Purchase Price” and, together with the Cash Purchase Price, the “Unadjusted Purchase Price”; provided, that where the context indicates that the term “Unit Purchase Price” refers to a dollar amount rather than a number of Acquiror Units, including as a component of the Unadjusted Purchase Price, such term shall refer to such number of Acquiror Units multiplied by the Per Share Value), adjusted as provided in Section 2.2 (as adjusted, the “Adjusted Purchase Price”). In addition, Acquiror Parent agrees to issue to Contributor a number of shares of Class B Common Stock equal to the number of Acquiror Units issued to Contributor as set forth in clause (ii). Notwithstanding the above, the Acquiror may elect, by delivery of written notice to the Contributor within two (2) Business Days following the date hereof, to increase the Cash Purchase Price and to correspondingly reduce the Unit Purchase Price by the amount of any such increase in the Cash Purchase Price divided by the Per Share Value.

(b) Within two (2) Business Days after date of the execution and delivery of this Agreement, Acquiror has delivered or will deliver to an account (the “Deposit Escrow Account”) with Wells Fargo Bank, National Association (the “Escrow Agent”), a wire transfer in the amount equal to five percent (5%) of the Unadjusted Purchase Price in same-day funds (such amount, plus any interest or earnings thereon, the “Deposit”) to be held, invested, and disbursed in accordance with the terms of this Agreement and an escrow agreement dated as of a date within two (2) Business Days of the date hereof among Contributor, Acquiror and Escrow Agent (the “Deposit Escrow Agreement”). At and in connection with the Closing, Acquiror and Contributor shall execute and deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to distribute the Deposit to Contributor as part of the Cash Purchase Price. If this Agreement is terminated, the Deposit shall be disbursed in accordance with Section 10.3.

(c) If, at any time on or after the Execution Date and prior to the Closing Date, (i) Acquiror and/or Acquiror Parent makes (A) any Common Stock or Acquiror Unit dividend or distribution, (B) subdivision or split of any Common Stock or Acquiror Units, (C) combination or reclassification of Common Stock or Acquiror Units into a small number of shares of Common Stock or Acquiror Units or (D) issuance of any securities by reclassification of Common Stock or Acquiror Units (including any reclassification in connection with a merger, consolidation or business combination in which the Acquiror Parent or Acquiror, as applicable, is the surviving person) or (ii) any merger, consolidation, combination, or other transaction is consummated pursuant to which Common Stock or Acquiror Units are converted to cash or other securities (each of clauses (i) and (ii), a “Reclassification Event”), then the Unit Purchase Price, the number of shares of Class B Common Stock to be issued at Closing pursuant to the penultimate sentence of Section 2.1(a) and the Per Share Value shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (i)(C) and (ii) to provide for the receipt by Contributor, in lieu of any Acquiror Unit comprising the Unit Purchase Price, the same number or amount of cash and/or securities as is received in exchange for each share of Common Stock and/or Acquiror Unit in connection with any such transaction described in clauses (i)(C) and (ii) of this Section 2.1(c). An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, or reclassification.

2.2 Adjustments to Purchase Price.

(a) General. The Unadjusted Purchase Price shall be adjusted at Closing in accordance with this Section 2.2, and shall be adjusted by increasing or decreasing, as applicable, both the Cash Purchase Price and the Unit Purchase Price pro rata based on the proportions that each bears to the total Unadjusted Purchase Price. With respect to any such adjustments that occur in Acquiror Units, the increase or decrease in the Unit Purchase Price shall be equal to the number of Acquiror Units obtained by dividing (x) the portion of the aggregate adjustments made under Section 2.2(b) to be made in Acquiror Units by (y) the Per Share Value; provided, however, that in the event that the total number of Acquiror Units to be issued to Contributor pursuant to Section 2.1(a) and this Section 2.2(a) would exceed 46,346,938 Acquiror Units, the number of shares of Class B Common Stock and Acquiror Units delivered at the Closing will each be reduced by the number of such excess Acquiror Units and the Cash Purchase Price shall be increased by an amount equal to the product of the number of such excess Acquiror Units multiplied by the Per Share Value.

(b) Adjustments. At Closing, the Unadjusted Purchase Price shall be adjusted as follows (without duplication):

(i) increased by the positive amount of Working Capital of each Company Group Member as of the Effective Date;

(ii) increased by the sum of (i) the amount of all cash and Cash Equivalents contributed to any Company Group Member during the Interim Period by Contributor or any Person who, directly or indirectly, owns an equity interest in Contributor, and (ii) the amount paid by Contributor (or any Person who directly or indirectly owns any interest in Contributor) in respect of any Property Costs incurred by the Company Group during the Interim Period;

(iii) decreased by the amount of all cash and Cash Equivalents of each Company Group Member distributed by such Company Group Member during the Interim Period to Contributor or any of its Affiliates (other than distributions by any Subsidiary of an Acquired Entity to any other Company Group Member), but excluding from this Section 2.2(b)(iii) for the avoidance of doubt, any amounts paid by the applicable Company Group Member to Contributor or any of its Affiliates in the ordinary course of business and consistent with past practice for goods, services and overhead;

(iv) decreased by the sum of (i) the amount of all costs incurred by any Company Group Member during the Interim Period in connection with the acquisition of any Lease, Well, New Lease or New Well plus (ii) the amount paid by the Company Group for the purchase of 15% of the equity of Novus Land Services LLC pursuant to the Novus Purchase Agreement;

(v) decreased by the negative amount of Working Capital of each Company Group Member as of the Effective Date;

(vi) decreased by the Defect Escrow Amount;

(vii) decreased as provided in Section 3.8(d);

(viii) decreased by the Indemnity Holdback Amount;

(ix) decreased by the amount of costs incurred by the Company Group between the Execution Date and Closing Date to cure any Title Defect or Environmental Defect;

(x) increased by the Hedging Portfolio Value Amount as of February 3, 2017 if such amount is positive, or decreased by the absolute value of the Hedging Portfolio Value Amount as of February 3, 2017 if such amount is negative; and

(xi) increased by the amount of any payments made by a Contributor Group Member in respect of a Hedging Transaction included in the Hedging Portfolio subsequent to February 3, 2017 and prior to the Closing and decreased by the amount of any payments made to a Contributor Group Member in respect of a Hedging Transaction included in the Hedging Portfolio subsequent to February 3, 2017 and prior to the Closing.

2.3 Withholding. Acquiror Parties shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Contributor such amounts as may be required to be deducted or withheld therefrom under the Code, under any Tax law or pursuant to any other applicable Law. Acquiror Parties shall use commercially reasonable efforts to provide Contributor with advance notice of intent to withhold any amount payable to Contributor. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

ARTICLE 3

CERTAIN TITLE AND ENVIRONMENTAL MATTERS

3.1 Company Group’s Title. Except as provided in Section 4.19 and without limitation of Acquiror’s rights under this Article 3 or under (or with respect to) Article 4, Article 6, or Article 11, the certificate to be delivered by Contributor at Closing pursuant to Section 8.2(c), pursuant to Schedule 6.13, and the Defect Escrow Agreement, Contributor makes no representation or warranty, express or implied, statutory or otherwise, with respect to title to any of the assets or properties of the Contributor Group, and the sole remedy for any Title Defect or any other title defect with respect to any of the assets or properties of the Contributor Group shall be set forth in Article 3, Schedule 6.13 and the Defect Escrow Agreement.

3.2 Definition of Defensible Title.

(a) As used in this Agreement, the term “Defensible Title” means, with respect to the Leases and Wells, that title of the Company Group Members which as of the Defect Claim Date and as of the Closing Date, or with respect to any New Properties, as of the end of the title review period as determined in Schedule 6.13, subject to the Permitted Encumbrances:

(i) with respect to each well listed on Exhibit B (each, a “Well” and, collectively, “Wells”), entitles the applicable Company Group Member to not less than the Net Revenue Interest set forth in Exhibit B for such Well throughout the productive life thereof, except (A) decreases in connection with those operations in which the applicable Company Group Member may elect, in compliance with the terms of this Agreement, after the date hereof to be a non-consenting co-owner, (B) decreases resulting from the establishment or amendment, after the date hereof, of (1) pools or units and (2) allocations to horizontal laterals, (C) decreases resulting from any reversion of interest to co-owners with respect to operations in which such co-owners elect after the date hereof not to consent, (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries, and (E) as expressly stated in Exhibit B;

(ii) with respect to each Well set forth on Exhibit B, obligates the applicable Company Group Member to bear a Working Interest for such Well that is not greater than the Working Interest set forth in Exhibit B for such Well without increase throughout the productive life of such Well, except (A) as expressly stated in Exhibit B, (B) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law, (C) increases to the extent such increases result from co-owners electing under applicable operating agreements or forced pooling orders not to participate in an operation relating to such Well, and (D) increases that are accompanied by at least a proportionate increase in the applicable Company Group Member’s Net Revenue Interest for such Well;

(iii) with respect to each Lease on Exhibit A, entitles the applicable Company Group Member to ownership of not less than the Net Acres set forth in Exhibit A for such Lease, as to the lands and depths described for such Lease on Exhibit A, and entitles the applicable Company Group Member to not less than the Net Revenue Interest set forth in Exhibit A for such Lease, as to the lands and depths described for such Lease on Exhibit A, in each case throughout the productive life of such Lease except for, in each case, (A) decreases in connection with those operations in which the applicable Company Group Member may elect, in compliance with the terms of this Agreement, after the date hereof to be a non-consenting co-owner, (B) decreases resulting from the establishment or amendment, after the date hereof, of (1) pools or units and (2) allocations to horizontal laterals, (C) decreases resulting from any reversion of interest to co-owners with respect to operations in which such co-owners elect after the date hereof not to consent, (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries, and (E) as expressly stated in Exhibit A; and

(iv) is free and clear of liens, encumbrances, obligations, or defects, other than Permitted Encumbrances.

(b) As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation, or defect, including a discrepancy in Net Acres, Net Revenue Interest or Working Interest, that causes the applicable Company Group Member’s title to any Lease or Well described on Exhibit A or Exhibit B to be less than Defensible Title; provided, however, that the following shall not be considered “Title Defects” for purposes of this Agreement:

(i) defects based on a gap in any chain of title in the county records prior to January 1, 1990;

(ii) defects arising from any change in applicable Laws after the Execution Date;

(iii) defects arising from prior expired Hydrocarbon leases that are not surrendered or released of record absent affirmative evidence of an adverse claim by another Person that such lease is in full force and effect;

(iv) defects based solely on any Company Group Member’s change (or desired change) in the surface or bottom hole location, borehole or drainhole path, well or operational plan, or operational technique (including completion or stimulation technique);

(v) production payments that have expired by their own terms absent affirmative evidence of an adverse claim by another Person that such production payment is in full force and effect;

(vi) defects based solely on any Company Group Member’s failure to have a title opinion or title insurance policy on any Property; and

(vii) mortgages or liens that are unenforceable under applicable statutes of limitations.

(c) As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of the applicable Company Group Member in any Property above that shown for such Property on Exhibit A or Exhibit B, without causing a greater than proportionate increase in, with respect to any Property that is a Well, such Company Group Member’s Working Interest in such Property, (ii) increase the Net Acre ownership of the applicable Company Group Member in any Lease above that shown for such Lease on Exhibit A without causing a decrease in such Company Group Member’s Net Revenue Interest below that shown for such Lease on Exhibit A, or (iii) decrease the Working Interest of the applicable Company Group Member in any Well below that shown for such Well on Exhibit B without causing a proportionate or greater than proportionate decrease in such Company Group Member’s Net Revenue Interest in such Well.

3.3 Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:

(a) lessors’ royalties and any overriding royalties, reversionary interests, back-in interests, and other burdens to the extent that they do not, in the aggregate, reduce the Company Group’s Net Revenue Interest or Net Acre ownership in any Property below that shown on Exhibit A or Exhibit B, as applicable, for such Property or increase the Company Group’s Working Interest in any Well above that shown on Exhibit B without a corresponding and proportionate increase in the Company Group’s Net Revenue Interest for such Well;

(b) all unit agreements, pooling agreements, Leases, Contracts, operating agreements, including provisions for penalties, suspensions, or forfeitures contained therein, to the extent that they do not, in the aggregate, reduce the Company Group’s Net Revenue Interest or Net Acre ownership in any Property below that shown in on Exhibit A or Exhibit B, as applicable, for such Property or increase the Company Group’s Working Interest in any Well above that shown on Exhibit B without a corresponding and proportionate increase in the Company Group’s Net Revenue Interest for such Well;

(c) Preferential Purchase Rights with respect to the Assets of the Company Group;

(d) third-Person consent requirements and similar restrictions (i) that are not applicable to the Transactions contemplated by this Agreement, (ii) if unconditional waivers or consents for such consent requirements or similar restrictions are obtained from the appropriate Persons prior to the Closing Date, or (iii) to the extent relating to Excluded Assets;

(e) liens for current period Taxes or assessments not yet delinquent, or if delinquent, being contested reasonably and by appropriate actions, and for which adequate cash reserves are maintained for the payment thereof in accordance with GAAP;

(f) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent, or if delinquent, being contested reasonably and by appropriate actions, and for which adequate cash reserves are maintained for the payment thereof in accordance with GAAP;

(g) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities that do not apply to the Transactions contemplated by this Agreement or, if they do apply, are customarily obtained subsequent to the closing of transactions that are similar to the Transactions contemplated by this Agreement if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such applicable Law are satisfied;

(h) rights of reassignment arising upon final intention to abandon or release the Assets, or any of them, to the extent such rights are not ripe;

(i) easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights to use the surface, and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate, materially impair the use, ownership, or operation of any Property;

(j) zoning and planning ordinances and municipal regulations;

(k) any statutory liens created under the Laws of the State of Texas and any Encumbrances created under the operating agreements or by operation of Law in respect of obligations that are not yet due;

(l) any Encumbrances affecting the Assets that are discharged by or on behalf of Contributor or the Company Group at or prior to Closing;

(m) any Encumbrances burdening a third party lessor’s or grantor’s interest in the Assets (including any Encumbrances created under deeds of trust, mortgages and similar instruments by any such lessor or grantor), which, if not subordinated to the rights of Company Group, is not currently in default or subject to foreclosure or other enforcement proceedings by the holder of such Encumbrance;

(n) depth severances or any other change in the Working Interest, the Net Revenue Interest or the Net Acre ownership of the Company Group in any Property with depth to the extent that they do not, individually or in the aggregate, reduce the Company Group’s Net Revenue Interest or Net Acre ownership in any Property below that shown in on Exhibit A or Exhibit B, as applicable, for such Property or increase the Company Group’s Working Interest in any Well beyond that shown on Exhibit B without a corresponding and proportionate increase in the Company Group’s Net Revenue Interest for such Well;

(o) any Encumbrances created by Law or reserved in the Leases for royalties, bonus or rental, or created to secure compliance with the terms of the Leases, provided that, in each such case, the Company Group is then in compliance with the terms of such Leases in all material respects and the respective lessor has no cause or right to enforce or execute on such Encumbrances;

(p) the terms and conditions of, and any rights of third parties to back into any interest in the Assets to the extent such terms, conditions and rights are expressly shown as binding on the applicable Property on Exhibit A and/or Exhibit B;

(q) any defect arising out of a lack of corporate or entity authorization, arising from a failure to recite marital status or arising out of omissions of successions of heirship or estate proceedings, except in each case where evidence is available that reasonably supports a third party’s claim that Defensible Title does not exist;

(r) lack of a survey of the surface of the Properties, unless a survey is required by Law;

(s) all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Properties in any manner or to assess Tax with respect to the Properties, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto; and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;

(t) failure to record Leases issued by any Governmental Authority (which, for the avoidance of doubt, includes any state agency or any successor agency thereto) in the real property, conveyance, or other records of the county in which such Leases are located, provided that the instruments evidencing the conveyance of such title to any Company Group Member from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease;

(u) any matter that has been cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches, in each case, and which can be substantiated by the affirmative ruling of a court of competent jurisdiction;

(v) rights of any (i) common owner of any interest in any fee mineral interest as tenants in common or through common ownership, (ii) owner or lessee of any oil and gas interests in formations, strata, horizons, or depths other than the depths described for the applicable Lease described on Exhibit A or (iii) common owner of any interest in surface rights currently held by the Company Group and such common owner as tenants in common or through common ownership;

(w) any other Encumbrances, burdens or irregularities which are (i) based solely on a lack of information in the Company Group’s files or of record, (ii) based solely on references to any document if a copy of such document is not in the Company Group’s files or of record, or (iii) based solely on the inability to locate an unrecorded instrument of which Acquiror has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last twenty (20) years and, in each case of (i), (ii) and (iii), either such information or document is available to Acquiror from another source or there is no claim made under such document or unrecorded instrument within the past twenty (20) years prior to the date hereof;

(x) (i) lack of a division order or an operating agreement covering any Property (including portions of a Property that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in the applicable Company Group Member’s chain of title to the Property unless (A) the underlying provisions of such operating agreement provide that such failure voids or nullifies (automatically or at the election of the holder thereof) the assignment with respect to such asset or (B) there is an outstanding and pending, unresolved claim from a third party with respect to the failure to obtain such waiver; and

(y) defects based on or arising solely out of the failure of any Company Group Member to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract (i) to the extent such Well has been permitted by the Texas Railroad Commission or other applicable Governmental Authority or (ii) to the extent the allocation of Hydrocarbons produced from such Well among such Lease or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that reasonably attributes to each such Lease or leasehold tract its share of such production.

3.4 Allocated Values. Exhibit A and Exhibit B set forth the agreed allocation of the Unadjusted Purchase Price among the Assets. The “Allocated Value” for any Property equals the portion of the Unadjusted Purchase Price that is allocated to such Property on Exhibit A and Exhibit B; provided, that for the purposes of Schedule 6.13, “Allocated Value” shall mean the amount determined in accordance with Section 1.3(d) of Schedule 6.13, subject to the terms and conditions of Schedule 6.13.

3.5 Environmental Assessment; Environmental Defects.

(a) From and after the date of this Agreement, Acquiror shall have the right to conduct, or cause a reputable environmental consulting or engineering firm (the “Environmental Consultant”), to conduct, an environmental review of Assets as provided in this Section 3.5 (the “Environmental Review”). Contributor shall have the right to have a representative of Contributor accompany the Acquiror during any such Environmental Review.

(b) Except as expressly provided in this Section 3.5, Acquiror’s Environmental Review shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process, or a similar visual evaluation of the Assets that does not involve the sampling of any environmental media or the operation of any equipment, and an environmental compliance review (each, a “Site Assessment”). In the event that Acquiror’s Site Assessment identifies actual or potential “recognized environmental conditions” with respect to any Assets which are operated or solely owned by a Company Group Member and Acquiror reasonably believes that sampling of environmental media is necessary to prove that an Environmental Defect exists or to establish the Environmental Defect Amount, then Acquiror may request in writing that the Contributor cause the applicable Company Group Member to grant permission to Acquiror to conduct Phase II Environmental Assessments to further assess such conditions (each a “Phase II Request”). Each Phase II Request will state with reasonable specificity (i) the actual or potential “recognized environmental conditions” that require further investigation in order to prove that an Environmental Defect exists or to establish the Environmental Defect Amount and (ii) the proposed scope of the Phase II Environmental Assessment and Phase II Environmental Assessment plan, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities. Acquiror shall not have the right to conduct any activities set forth in such Phase II Environmental Assessment plan until such time that Contributor has caused the applicable Company Group Member to approve such plan in writing. If requested by Contributor, Acquiror shall modify its Phase II Environmental Assessment Plan to address Contributor’s reasonable comments, which Contributor will promptly provide following receipt of the applicable Phase II Request. Contributor shall not unreasonably withhold, condition or delay its approval of any of any Acquiror Phase II Request and upon such approval shall cause the applicable Company Group Member to grant Acquiror permission and access to conduct such Phase II Environmental Assessment. Any such approved Phase II Environmental Assessment plan shall be conducted by a reputable environmental consulting or engineering firm, and in a safe and prudent manner. Contributor shall have the right to have its representatives witness all on-site activities set forth in the applicable Phase II Environmental Assessment plan and split any samples collected in connection therewith.

(c) Contributor shall, and shall cause each Company Group Member, to use commercially reasonable efforts to obtain permission from the operator of each Property for Acquiror or the Environmental Consultant to conduct the Environmental Review. If obtained prior to Closing, Acquiror shall provide copies of any final environmental reports generated by the Environmental Consultant to Contributor promptly after receipt thereby by Acquiror. Except (i) as may be necessary for, or permitted pursuant to, the exercise of the rights and fulfillment of the obligations of a Party under this Agreement, (ii) as may be required by applicable Law, or

(iii) for information which is or becomes public knowledge through no fault of the Person against whom this sentence is sought to be enforced, Acquiror and Contributor and their respective Affiliates shall maintain, and shall cause their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors to maintain, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) strictly confidential, and shall not disclose all or any portion of the Environmental Information to any third Person without the consent of Acquiror or Contributor, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors with the immediately preceding sentence.

(d) As used in this Agreement, the term “Environmental Defect” means (i) any condition, matter, obligation, circumstance (in each case, whether or not disclosed to Acquiror prior to the date of this Agreement) with respect to the Assets that constitutes a violation of Environmental Law, or (ii) the existence of any environmental pollution, contamination, degradation, damage or injury to the environment where remedial or corrective action is presently required (or if known, would be presently required) under applicable Environmental Laws

3.6 Notice of Title Defects, Environmental Defects and Title Benefits.

(a) To assert a claim for or with respect to a Title Defect, Acquiror must deliver a defect claim notice or notices to Contributor on or before 5:00 p.m. local time in Houston, Texas on or before April 8, 2017 (the “Defect Claim Date”); provided, that such time period shall be extended with respect to New Properties in accordance with Schedule 6.13. Each such notice shall be in writing and shall include:

(i) a description of the alleged Title Defect(s);

(ii) the Property or Properties affected (each, a “Title Defect Property”);

(iii) the Allocated Values of the Property or Properties subject to the alleged Title Defect(s);

(iv) such supporting documentation as is reasonably available to Acquiror and is reasonably necessary for Contributor (as well as any attorney or examiner hired by Contributor) to verify the existence of the alleged Title Defect(s); and

(v) Acquiror’s good faith estimate of the Title Defect Amount for each alleged Title Defect and the computations and information upon which Acquiror’s estimate is based.

SUBJECT TO THE RIGHTS OF ACQUIROR PURSUANT TO THIS ARTICLE 3 AND UNDER (OR WITH RESPECT TO) ARTICLE 4, ARTICLE 6, ARTICLE 11, UNDER THE CERTIFICATE TO BE DELIVERED BY CONTRIBUTOR AT CLOSING PURSUANT TO SECTION 8.2(c), PURSUANT TO SCHEDULE 6.13, AND THE DEFECT ESCROW AGREEMENT, ACQUIROR SHALL BE DEEMED TO HAVE WAIVED AND RELEASED ANY AND ALL TITLE DEFECTS AND ALL OTHER DEFICIENCIES OR DEFECTS IN THE COMPANY GROUP’S TITLE TO THE PROPERTIES FOR WHICH THE COMPANY GROUP HAS NOT RECEIVED, ON OR BEFORE THE DEFECT CLAIM DATE, A VALID TITLE DEFECT CLAIM NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS IN THIS SECTION 3.6(A).

(b) (1) To assert a claim for or with respect to a Title Benefit, Contributor shall have the right to deliver to Acquiror, as soon as practicable, but in any case on or before the Defect Claim Date, and (2) in the event Acquiror discovers any Title Benefit on or prior to the Defect Claim Date, Acquiror shall, as soon as practicable, but in any case on or before the Defect Claim Date, deliver to Contributor, in the case of (1) or (2) a written benefit claim notice including:

(i) a description of the Title Benefit(s);

(ii) the Property or Properties affected (each, a “Title Benefit Property”);

(iii) the Allocated Values of the Property or Properties subject to such Title Benefit;

(iv) such supporting documentation as is reasonably necessary for Acquiror (as well as any attorney or examiner hired by Acquiror), as applicable, to verify the existence of the alleged Title Benefit(s); and

(v) Contributor’s or Acquiror’s, as applicable, good faith estimate of the Title Benefit Amount for each alleged Title Benefit, and the computations and information upon which Contributor’s estimate is based.

SUBJECT TO THE RIGHTS OF CONTRIBUTOR PURSUANT TO THIS ARTICLE 3 AND SCHEDULE 6.13, CONTRIBUTOR SHALL BE DEEMED TO HAVE WAIVED ALL TITLE BENEFITS OF WHICH ACQUIROR HAS NOT RECEIVED ON OR BEFORE THE DEFECT CLAIM DATE, A VALID TITLE BENEFIT CLAIM NOTICE THAT SATISFIES THE CONDITIONS AND REQUIREMENTS IN THIS SECTION 3.6(B), EXCEPT WITH RESPECT TO ANY TITLE BENEFIT FOR WHICH ACQUIROR HAS FAILED TO PROVIDE A NOTICE IN BREACH OF THIS SECTION 3.6(B).

(c) To assert a claim for or with respect to an Environmental Defect, Acquiror must deliver a defect claim notice or notices to Contributor on or before the Defect Claim Date. Each such notice shall be in writing and shall include:

(i) a description of the alleged Environmental Defect(s);

(ii) the Property or Properties affected (each, an “Environmental Defect Property”);

(iii) such supporting documentation as is reasonably available to Acquiror and is reasonably necessary for Contributor (as well as any attorney or examiner hired by Contributor) to verify the existence of the alleged Environmental Defect(s); and

(iv) Acquiror’s good faith estimate of the Environmental Defect Amount for each alleged Environmental Defect and the computations and information upon which Acquiror’s estimate is based.

SUBJECT TO THE RIGHTS OF ACQUIROR PURSUANT TO THIS ARTICLE 3 AND UNDER (OR WITH RESPECT TO) ARTICLE 4, ARTICLE 6, ARTICLE 11, UNDER THE CERTIFICATE TO BE DELIVERED BY CONTRIBUTOR AT CLOSING PURSUANT TO SECTION 8.2(C), PURSUANT TO SCHEDULE 6.13, AND THE DEFECT ESCROW AGREEMENT, ACQUIROR SHALL BE DEEMED TO HAVE WAIVED AND RELEASED ANY AND ALL ENVIRONMENTAL DEFECTS WITH RESPECT TO THE PROPERTIES FOR WHICH THE COMPANY GROUP HAS NOT RECEIVED, ON OR BEFORE THE DEFECT CLAIM DATE, A VALID ENVIRONMENTAL DEFECT CLAIM NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS IN THIS SECTION 3.6(C).

(d) Acquiror agrees to use reasonable good-faith efforts to provide Contributor with periodic (but in no event less frequently than before 5:00 p.m. local time in Houston, Texas on Friday of each week prior to the Defect Claim Date) updates concerning the progress of Acquiror’s title and environmental due diligence prior to the Defect Claim Date (including any potential Title Defects, Title Benefits or Environmental Defects discovered by Acquiror), which updates shall be in writing and shall be preliminary in nature.

3.7 Cure.

(a) Contributor shall have the right, but not the obligation, to attempt, at Contributor’s sole cost, risk, and expense, to cure or remove, on or before one hundred and twenty (120) days after the Closing Date (the “Cure Date”), any alleged Title Defects or Environmental Defects of which Contributor has been advised by Acquiror pursuant to Section 3.6(a) or Section 3.6(c) if Contributor provides written notice to Acquiror on or before the Closing Date of its intent to cure such alleged Title Defects or Environmental Defects. With respect to any Title Defect or Environmental Defect that Contributor has elected to cure pursuant to this Section 3.7(a), the Title Defect Amounts or Environmental Defect Amounts with respect to such Title Defects and Environmental Defects shall be addressed as provided in Section 3.8(c) for purposes of Closing and thereafter any adjustment required under Section 3.8(a) with respect thereto shall be made pursuant to Section 3.8(f). The election by Contributor to cure one or more such alleged Title Defects or Environmental Defects shall not affect the rights and obligations of the Parties under Section 3.10 with respect to dispute resolution. Contributor’s election to cure an alleged Title Defect or Environmental Defect shall not constitute a waiver of any of the rights of Contributor pursuant to this Article 3, including Contributor’s right to dispute the existence, nature, or value of such Title Defect or Environmental Defect.

(b) With respect to any alleged Title Defect or Environmental Defect which Contributor has elected to cure pursuant to Section 3.7(a) above, subject to the determination by the Title Arbitrator or Environmental Arbitrator, as applicable, of the existence or Title Defect Amount or Environmental Defect Amount with respect to such a Title Defect or Environmental Defect, as applicable, to the extent any such Title Defect or Environmental Defect is cured by Contributor on or before the Cure Date, the amount of any previous deduction from the Unadjusted Purchase Price for such Title Defect or Environmental Defect shall be addressed as provided in Section 3.8(f).

(c) Any dispute relating to whether and to what extent a Title Defect or Environmental Defect has been cured shall be resolved as set forth in Section 3.10, except that any such matter shall be submitted to the Title Arbitrator or Environmental Arbitrator, as applicable, on or before ten (10) Business Days after the Cure Date; provided, however, that any prior or concurrent determination by a Title Arbitrator or Environmental Arbitrator with respect to Title Defects or Environmental Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Contributor has elected to cure pursuant to this Section 3.7 shall be binding on the Parties with respect to such Title Defect or Environmental Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).

3.8 Adjustment for Title Defects, Title Benefits and Environmental Defects.

(a) With respect to each Property affected by Title Defects or Environmental Defects reported under Section 3.6(a) or Section 3.6(c), the Unadjusted Purchase Price shall be reduced by (i) in the case of a Title Defect, an amount (the “Title Defect Amount”) equal to the reduction in the Allocated Value for the Properties affected thereby caused by such Title Defect, as determined prior to Closing pursuant to Section 3.9(a), and (ii) in the case of an Environmental Defect, an amount (the “Environmental Defect Amount”) determined pursuant to Section 3.9(c).

(b) With respect to each Property affected by Title Benefits reported under Section 3.6(b), the amount by which the Unadjusted Purchase Price shall be reduced on account of Title Defects shall be offset by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Property caused by such Title Benefit, as determined pursuant to Section 3.9(b).

(c) Contributor and Acquiror shall attempt to agree in writing upon all the existence of any Title Defects, Title Benefits or Environmental Defects reported pursuant to Section 3.6(a), Section 3.6(b) or Section 3.6(c) above, as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts on or before the Closing Date. If Contributor and Acquiror are unable to agree in writing by the Closing Date, then, subject to Section 3.7, the Title Defects, Title Benefits and Environmental Defects reported pursuant to Section 3.6(a), Section 3.6(b) and Section 3.6(c), as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts which are then in dispute (each a “Disputed Matter”) shall be exclusively and finally resolved by arbitration pursuant to Section 3.10.

(d) At Closing, the Unadjusted Purchase Price shall be adjusted by reducing both the Cash Purchase Price and the Unit Purchase Price pro rata based on the proportions that each bear to the total Unadjusted Purchase Price, (i) in accordance with Section 3.8(a) with respect to any Title Defects or Environmental Defects which (A) Contributor has not elected to cure pursuant to Section 3.7(a) and (B) which are not Disputed Matters and (ii) in accordance with Section 3.8(b) with respect to any Title Benefits which are not Disputed Matters.

(e) At Closing, the Cash Purchase Price and the Unit Purchase Price shall be reduced by an amount equal to (x) the sum of all Title Defect Amounts and Environmental Defect Amounts (as asserted in good faith by Acquiror in the applicable Title Defect notices or Environmental Defect notices provided in accordance with Section 3.6(a) or Section 3.6(c), as applicable) related to (i) any Title Defects or Environmental Defects which Contributor elects to cure pursuant to Section 3.7(a) or (ii) which are Disputed Matters less (y) the sum of all Title Benefit Amounts (as asserted in good faith by Contributor in the applicable Title Benefit notices provided in accordance with Section 3.6(b)) related to any Title Benefits which are Disputed Matters ((x) minus (y), the “Defect Escrow Amount”), with such reduction to be made to the Cash Purchase Price (the amount by which the Cash Purchase Price is so reduced, the “Defect Escrow Cash Amount”) and the Unit Purchase Price (the amount by which the Unit Purchase Price is so reduced, the “Defect Escrow Unit Amount” and, the Defect Escrow Unit Amount divided by the Per Share Value, the “Escrowed Defect Units”) pro rata based on the proportions that each bears to the total Unadjusted Purchase Price. At the Closing, Acquiror shall deposit the Defect Escrow Cash Amount and the Escrowed Defect Units (and a corresponding number of shares of Class B Common Stock) into an escrow account established with the Escrow Agent (the “Defect Escrow Account”). The Escrowed Defect Units (and the corresponding number of shares of Class B Common Stock) to be deposited into the Defect Escrow Account will be issued in the name of the Unit Recipients, whether in book-entry or certificated form, with each Unit Recipient being issued such Unit Recipient’s Pro Rata Share of the Escrowed Defect Units (and a corresponding number of shares of Class B Common Stock). The Acquiror and Contributor Representative shall, at the Closing, enter into an escrow agreement (the “Defect Escrow Agreement”) with the Escrow Agent an escrow agreement governing the Defect Escrow Account, which Defect Escrow Agreement shall be in customary form (which the Parties agree shall provide for the prompt disbursement from the escrow account to the registered holders of Escrowed Defect Units any tax distributions made in respect of such Escrowed Defect Units pursuant Section 6.2 of the A&R LLC Agreement) and shall contain terms and provisions consistent with this Section 3.8; provided, however, that if the such Parties are unable to enter into any such Defect Escrow Agreement or otherwise deposit the Defect Escrow Cash Amount and Escrowed Defect Units into the Defect Escrow Account, then the Parties shall provide for appropriate alternative arrangements to give effect to the provisions of this Section 3.8. The Escrowed Defect Units and Defect Escrow Cash Amount shall be held and disbursed in accordance with the terms of this Article 3 and the Defect Escrow Agreement pending the curing or resolution of the applicable Title Defects, Environmental Defects or Title Benefits. Each disbursement of Escrowed Defect Units pursuant to this Section 3.8 and the Defect Escrow Agreement shall be accompanied by a disbursement of a corresponding number of shares of Class B Common Stock. Whenever any disbursement of Escrowed Defect Units is made, such disbursement shall be comprised of Escrowed Defect Units (and the corresponding number of shares of Class B Common Stock) registered in the name of all Unit Recipients, with each Unit Recipient bearing or receiving, as applicable, its Pro Rata Share of such disbursement.

Notwithstanding anything herein to the contrary, no fractional Acquiror Units or fractional shares of Common Stock shall be disbursed from the Defect Escrow Account, and, to the extent that any such fractional security would be required to be so disbursed but for this sentence, such fractional security shall be rounded up or down to the nearest whole number of the applicable securities. For the avoidance of doubt, the Defect Escrow Account and Defect Escrow Agreement established for the Defect Escrow Amount and the Indemnity Holdback Escrow Account and Indemnity Holdback Escrow Agreement established for the Indemnity Holdback Escrow Amount shall be independent of and separate from the Deposit Escrow Account and Deposit Escrow Agreement established for the Deposit.

(f) Within ten (10) Business Days after the latter of the Cure Date or the determination of all Disputed Matters submitted to a Title Arbitrator or Environmental Arbitrator pursuant to Section 3.10(a) or Section 3.10(b), as applicable, the Parties shall, after giving effect to the limitations provided in Section 3.9, execute joint written instructions to the Escrow Agent instructing it to deliver (i) to Acquiror, an amount equal to (x) the sum of the Title Defect Amounts associated with (i) those Title Defects which Contributor elected to cure pursuant to Section 3.7(a) which are not Disputed Matters and which are not fully cured as provided in Section 3.7 (provided, however, if curative efforts by Contributor mitigated an uncured Title Defect, the Title Defect Amount associated with such Title Defect shall be revised pursuant to Section 3.9(a) to take into account such curative efforts) and (ii) any Disputed Title Matters determined in favor of Acquiror by the applicable Title Arbitrator under Section 3.10, less (y) any offsetting Title Benefits which are Disputed Title Matters and are determined in favor of Contributor by the Title Arbitrator under Section 3.10 plus (z) the sum of the Environmental Defect Amounts associated with (i) those Environmental Defects which Contributor elected to cure pursuant to Section 3.7(a) which are not Disputed Matters and which are not fully cured as provided in Section 3.7 (provided, however, if curative efforts by Contributor mitigated an uncured Environmental Defect, the Environmental Defect Amount associated with such Environmental Defect shall be revised pursuant to Section 3.9(c) to take into account such curative efforts) and (ii) any Disputed Environmental Matters, determined in favor of Acquiror by the applicable Environmental Arbitrator under Section 3.10, with such amount to be disbursed from the Defect Escrow Cash Amount and the Escrowed Defect Units, pro rata based on the proportions that each bears to the total value contained in the Defect Escrow Account (valuing the Escrowed Defect Units at the Per Share Value for such purpose) and any amount disbursed in Escrowed Defect Units shall be disbursed by delivering a number of Escrowed Defect Units equal to the amount of the portion of such distribution to be disbursed in Escrowed Defect Units and (ii) to Contributor, the remainder of the Defect Escrow Cash Amount and the Escrowed Defect Units. The Parties shall treat for Tax purposes, any amounts paid pursuant to this Section 3.8(f) as an adjustment to the Unadjusted Purchase Price.

3.9 Calculation of Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts.

(a) The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i) if Acquiror and Contributor agree in writing upon the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is a lien, encumbrance or other charge which secures the payment of an undisputed liquidated amount, then the Title Defect Amount shall be the amount necessary to be paid to unconditionally remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect solely represents a discrepancy between (A) the Net Revenue Interest of any Company Group Member for any Well that is a Title Defect Property and (B) the Net Revenue Interest stated therefor on Exhibit B, and there is no discrepancy with respect to the applicable Company Group Member’s Working Interest in such Well and the Working Interest stated therefor on Exhibit B, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the absolute amount of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit B for such Title Defect Property; provided, however, if the Title Defect does not affect a Title Defect Property throughout its entire productive life, the Title Defect Amount determined under this Section 3.9(a)(iii) shall be reduced to take into account the applicable time period only;

(iv) if the Title Defect solely represents a discrepancy between (A) the Net Acres of any Company Group Member for any Title Defect Property and (B) the Net Acres stated therefor on Exhibit A, and there is no discrepancy with respect to the applicable Company Group Member’s Net Revenue Interest in such Title Defect Property and the Net Revenue Interest stated therefor on Exhibit A, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the absolute value of the Net Acre decrease and the denominator of which is the Net Acres stated on Exhibit A for such Title Defect Property;

(v) if the Title Defect is not of the type described in clauses (i) through (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed on such Title Defect by Contributor and Acquiror and such other reasonable factors as are necessary to make a proper evaluation;

(vi) if a Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect; provided, however, that if the same Title Defect affects multiple Properties, the Title Defect Amount for such Title Defect shall include the amounts calculated as provided in this Section 3.9(a) for all of the Properties affected by such Title Defect;

(vii) the Title Defect Amount with respect to each Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(viii) notwithstanding anything to the contrary in this Agreement:

(A) an individual claim for a Title Defect for which a claim notice is given prior to the Defect Claim Date in accordance with Section 3.6(a) shall only generate an adjustment to the Unadjusted Purchase Price under this Article 3 if the Title Defect Amount with respect thereto exceeds Seventy-Five Thousand Dollars ($75,000);

(B) except for liens, encumbrances or other charges which secure the payment of an undisputed liquidated amount owed by or on behalf of the Company Group, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Property shall not exceed the Allocated Value of such Property; and

(C) there shall be no adjustment to the Unadjusted Purchase Price for Title Defects unless and until the aggregate of (w) all Title Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(a)(viii)(A), less (x) all Title Benefit Amounts that would generate an offset to Title Defect Amounts pursuant to Section 3.9(b)(vi), plus (y) all Environmental Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(c)(iv)(A), plus (z) the amount equal to the Negative Allocated Value Adjustment Amount exceeds two and one-half percent (2.5%) of the Unadjusted Purchase Price, and then only to the extent that such aggregate amount exceeds two and one-half percent (2.5%) of the Unadjusted Purchase Price.

(b) The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:

(i) if Acquiror and Contributor agree in writing upon the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit solely results from (A) the Net Acres of any Company Group Member for any Title Benefit Property throughout the productive life of the affected Lease being greater than (B) the Net Acres stated therefor on Exhibit A, and there is no discrepancy with respect to the applicable Company Group Member’s Net Revenue Interest in such Title Benefit Property and the Net Revenue Interest stated therefor on Exhibit A, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the amount of the Net Acres increase and the denominator of which is the Net Acres stated on Exhibit A for such Title Benefit Property;

(iii) if the Title Benefit solely results from (A) the Net Revenue Interest of any Company Group Member for any Well that is a Title Benefit Property being greater than (B) the Net Revenue Interest stated therefor on Exhibit B throughout the duration of the productive life of the affected Well, and there is no discrepancy with respect to the applicable Company Group Member’s Working Interest in such Well and the Working Interest stated therefor on Exhibit B, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of such Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit B for such Title Benefit Property; and

(iv) if the Title Benefit is not of the type described in clauses (i) through (iii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property affected by the Title Benefit, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit Property by Acquiror and Contributor and such other reasonable factors as are necessary to make a proper evaluation;

(v) the Title Benefit Amount with respect to a Title Benefit shall be determined without duplication of any costs or losses included in another Title Benefit Amount or adjustment to the Unadjusted Purchase Price; and

(vi) notwithstanding anything to the contrary in this Article 3, an individual claim for a Title Benefit shall only generate an offset to the amount by which the Unadjusted Purchase Price shall be reduced on account of Title Defects pursuant to Section 3.8(b) if the Title Benefit Amount with respect thereto exceeds Seventy-Five Thousand Dollars ($75,000).

(c) The Environmental Defect Amount resulting from an Environmental Defect shall be determined as follows:

(i) if Acquiror and Contributor agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii) the Environmental Defect Amount shall include the amount required to Remediate the Environmental Defect or otherwise bring the affected Asset into compliance with Environmental Laws in the most cost-effective manner reasonably available;

(iii) the Environmental Defect Amount with respect to an Environmental Defect shall be determined on an individual Asset-by-Asset basis without duplication of any costs or losses included in another Environmental Defect Amount or adjustment to the Unadjusted Purchase Price; and

(iv) notwithstanding anything to the contrary in this Article 3:

(A) an individual claim for an Environmental Defect shall only generate an adjustment to the Unadjusted Purchase Price if the Environmental Defect Amount with respect thereto exceeds Seventy-Five Thousand Dollars ($75,000); and

(B) there shall be no adjustment to the Unadjusted Purchase Price for Environmental Defects unless and until the aggregate of (w) all Title Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(a)(viii)(A), less (x) all Title Benefit Amounts that would generate an offset to Title Defect Amounts pursuant to Section 3.9(b)(vi), plus (y) all Environmental Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(c)(iv)(A), plus (z) the amount equal to the absolute value of the Negative Allocated Value Adjustment Amount exceeds two and one-half percent (2.5%) of the Unadjusted Purchase Price, and then only to the extent that such aggregate amount exceeds two and one-half percent (2.5%) of the Unadjusted Purchase Price.

3.10 Dispute Resolution.

(a) Except as provided in Section 3.7(c), with respect to any Disputed Matter concerning Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts (“Disputed Title Matters”), on or before a date that is ten (10) Business Days following the Closing Date, or, with respect to Title Defects related to any New Property, on or before a date that is ten (10) Business Days following the end of the title review period attributable to such New Property as provided in Schedule 6.13 if such date is later than ten (10) Business Days following the Closing Date, in each case Contributor shall submit all remaining Disputed Title Matters to a title attorney with at least ten (10) years’ experience in oil and gas titles in the state of Texas, as selected by mutual written agreement of Acquiror and Contributor (the “Title Arbitrator”). If Acquiror and Contributor have not agreed upon a Person to serve as Title Arbitrator during such ten (10) Business Day period, Contributor shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Title Arbitrator. The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute (other than the payment of its fees as provided in this Agreement). If Contributor has not submitted such Disputed Title Matters to the Title Arbitrator or the Houston, Texas office of the American Arbitration Association, as applicable, within the relevant time period set forth above (or, with respect to Disputed Title Matters concerning Title Defects Contributor has elected to cure pursuant to Section 3.7(a), the date set forth in Section 3.7(c)), Contributor shall be deemed to have waived its dispute of such Disputed Title Matters.

(b) Except as provided in Section 3.7(c), with respect to any Disputed Matter concerning Environmental Defects and Environmental Defect Amounts (“Disputed Environmental Matters”), on or before a date that is ten (10) Business Days following the Closing Date, Contributor shall submit all remaining Disputed Environmental Matters to a reputable environmental consultant or engineer with at least fifteen (15) years’ experience in corrective environmental action regarding oil and gas properties in the state of Texas, as selected by mutual agreement of Acquiror and Contributor (the “Environmental Arbitrator”). If Acquiror and Contributor have not agreed upon a Person to serve as Environmental Arbitrator during such ten (10) Business Day period, Contributor shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Environmental Arbitrator. The Environmental Arbitrator shall not have worked as an employee, consultant, or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute (other than the payment of its fees as provided in this Agreement). If Contributor has not submitted such Disputed Environmental Matters to the Environmental Arbitrator or the Houston, Texas office of the American Arbitration Association, as applicable, within the relevant time period set forth above (or, with respect to Disputed Environmental Matters concerning Environmental Defects Contributor has elected to attempt to cure pursuant to Section 3.7(a), the date set forth in Section 3.7(c)), Contributor shall be deemed to have waived its dispute of such Disputed Environmental Matters.

(c) The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.10. The Title Arbitrator’s or Environmental Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator or Environmental Arbitrator, as applicable, shall be bound by the provisions of this Article 3 and may consider such other matters as in the opinion of the Title Arbitrator or Environmental Arbitrator, as applicable, are necessary or helpful to make a proper determination. The Title Arbitrator and Environmental Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator, including petroleum engineers. The Title Arbitrator or Environmental Arbitrator, as applicable, is only authorized to rule in favor of Contributor or Acquiror with respect to each Disputed Matter. The Title Arbitrator or Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Matter, as applicable, submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter. Contributor and Acquiror shall each bear their own legal fees and other costs of presenting their respective cases. Acquiror and Contributor shall each bear one-half of the costs and expenses of the Title Arbitrator and Environmental Arbitrator.

3.11 Notice to Holders of Consents and Preferential Purchase Rights. Within three (3) Business Days after the Execution Date, Contributor shall prepare and send (a) notices to the holders of any required consents to assignment that are set forth on Schedule 4.7 requesting consents to the transactions contemplated by this Agreement and (b) notices to the holders of any preferential purchase rights, rights of first offer, rights of first refusal or similar rights applicable to any of the Assets that are required in connection with the transactions contemplated by this Agreement (each, a “Preferential Purchase Right”) that are set forth on Schedule 4.7 in compliance with the terms of such rights and requesting waivers of such rights. Acquiror shall use commercially reasonable efforts to cooperate with Contributor in seeking to obtain such consents, approvals, permissions, and waivers. Contributor shall not be obligated to make any payments or incur any liabilities in connection with obtaining such consents or such waivers.

3.12 Preferential Purchase Rights.

(a) Any Preferential Purchase Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 8 on the dates certain set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Purchase Right notices shall be the Allocated Value for such Asset, adjusted as set forth in this Agreement.

(b) If any Preferential Purchase Right to purchase any Asset is validly exercised, whether validly or otherwise, prior to Closing, (i) Contributor shall have the right to cause the Company Group to convey such Asset to the exercising party prior to or simultaneously with the Closing on the terms and provisions set out in the applicable Preferential Purchase Right provision and there shall be no adjustment to the Unadjusted Purchase Price on account thereof and (ii) if such Asset is not conveyed prior to or simultaneously with the Closing, Acquiror shall cause the Company Group to convey such Asset to the exercising party after the Closing on the terms and provisions set out in the applicable Preferential Purchase Right provision and shall be entitled to the consideration paid by such holder.

(c) Should a third Person fail to exercise or waive its Preferential Purchase Right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver has not yet expired by Closing or the validity of the exercise is being contested by Contributor or Acquiror, then there shall be no adjustment to the Unadjusted Purchase Price on account thereof and, if Closing occurs, Acquiror shall then cause the Company Group to comply with the terms and provisions set out in the applicable Preferential Purchase Right provision and shall be entitled to the consideration paid by such holder.

3.13 Limitations on Applicability. Subject to the rights of Acquiror pursuant to this Article 3 and under (or with respect to) Article 4, Article 6, Article 11, under the certificate to be delivered by Contributor at closing pursuant to Section 8.2(c), and pursuant to Schedule 6.13 and the Defect Escrow Agreement, Acquiror’s rights with respect to Title Defects and Environmental Defects shall terminate as of the Defect Claim Date and shall have no further force and effect thereafter; provided there shall be no termination of Acquiror’s or Contributor’s rights under Section 3.8 with respect to any Title Defect, Environmental Defect or Title Benefit claim properly reported on or before the Defect Claim Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR PARTIES

Subject to the provisions of Sections 4.31 and 11.3, the Contributor Parties jointly and severally represent and warrant to the Acquiror Parties the matters set out in Sections 4.1 through 4.30.

4.1 Contributor; No Conflicts.

(a) Each Contributor Party is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each Contributor Party is qualified to conduct business in each state in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Group Material Adverse Effect.

(b) Each Contributor Party has the power and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is party and to consummate the Transactions contemplated by this Agreement and such other Transaction Agreements.

(c) The execution, delivery and performance of this Agreement (and each other Transaction Agreement to which such Contributor Party is a party), and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each Contributor Party. No vote or consent of the holders of any Interests in any Contributor Party that has not been affirmatively taken or obtained is required for the execution, delivery or performance by the Contributor Parties of this Agreement or the consummation of the transaction contemplated hereby. This Agreement has been duly executed and delivered by each Contributor Party (and at Closing each other Transaction Agreement to which a Contributor Party is a party will have been duly executed and delivered by such Contributor Party), and this Agreement constitutes the valid and binding obligations of each of the Contributor Parties, and at the Closing each other Transaction Agreement to which a Contributor Party is a party will be the valid and binding obligation of such Contributor Party, in each case enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The execution, delivery and performance of this Agreement by each Contributor Party, and the consummation of the Transactions contemplated by this Agreement, do not and will not (i) violate any provision of the Organizational Documents of any Contributor Group Member or any Company Group Member, (ii) result in a breach of or default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any note, bond, mortgage, indenture, or other financing instrument or any Contract or other contract or agreement to which any Contributor Group Member or any Company Group Member is a party or by which any of them is bound or to which any of their assets or properties is subject, (iii) violate any judgment, order, ruling, or decree applicable to any Contributor Group Member or any Company Group Member as a party in interest, or (iv) violate any Laws applicable to any Contributor Group Member or any Company Group Member.

(e) There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of the Contributor Parties, threatened against any Contributor Party or any Affiliate thereof (whether by a Contributor Party or a third Person). The Contributor Parties are not entering into this Agreement with actual intent to hinder, delay, or defraud any creditor. Immediately prior to, and immediately subsequent to, the Closing, (i) each Contributor Party will not have incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature or come due (taking into account the timing and amounts of cash to be received from any source, and amounts to be payable on or in respect of debts), (ii) the amount of cash available to each Contributor Party after taking into account all other anticipated uses of funds will be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid, and (iii) each Contributor Party will have sufficient capital with which to conduct its business.

(f) Contributor is the record and beneficial owner of, and has good and valid title to, the Company Group Interests set forth opposite Contributor’s name on Schedule 4.1 (which constitute all of the issued and outstanding Interests in the Acquired Entities), free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities Laws or the Organizational Documents of the Acquired Entities. At the Closing, the delivery by Contributor to Acquiror of the Assignment Agreement will vest Acquiror with good and valid title to all of the Company Group Interests free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities Laws or the Organizational Documents of the Acquired Entities and Encumbrances arising exclusively by, through or under Acquiror or its Affiliates.

4.2 Litigation. Except as set forth on Schedule 4.2: (a) there are no actions, suits, demands, investigations, administrative proceedings, or other proceedings pending before any Governmental Authority or arbitrator or, to the Contributor Parties’ knowledge, threatened in writing against any Contributor Group Member or any Company Group Member or, to the Contributor Parties’ knowledge, any applicable third Person operator with respect to the Assets, and (b) there are no actions, suits or proceedings pending before any Governmental Authority or arbitrator or, to the Contributor Parties’ knowledge, threatened in writing against any Contributor Group Member or any Company Group Member that would be reasonably expected to prevent, impair or delay materially the Contributor Parties’ ability to perform its obligations under this Agreement and the other Transaction Agreements.

4.3 Taxes. Except as set forth on Schedule 4.3:

(a) All Tax Returns required to be filed by the Company Group have been duly and timely filed and such Tax Returns are true, correct and complete in all material respects;

(b) All Taxes due and payable by the Company Group have been paid in full;

(c) All withholding Tax requirements imposed on the Company Group have been satisfied in full;

(d) The Company Group does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency;

(e) No extension of time within which to file any Tax Return by the Company Group is currently in effect;

(f) There are no Encumbrances on any of the Assets currently existing, pending or, to the knowledge of Contributor, threatened related to any unpaid Taxes (other than for Taxes that are not yet due and payable);

(g) There are no pending or active audits or legal proceedings involving Tax matters or, to the knowledge of Contributor, threatened audits, legal proceedings or proposed deficiencies or other claims for unpaid Taxes, of the Company Group;

(h) Each Asset that is subject to property Tax has been properly listed and described on the property Tax rolls for all periods prior to and including the Closing Date and no portion of such Assets constitutes omitted property for property Tax purposes;

(i) None of the Assets of the Company Group is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(1)(C) of the Code or properly described in Section 168(g)(1)(D) of the Code;

(j) No Asset is subject to a Tax partnership agreement or is otherwise held in an arrangement requiring a partnership income Tax Return to be filed under applicable Law (a “Tax Partnership”);

(k) No Company Group Member has been subject to any claim made by any Governmental Authority in a jurisdiction where such Company Group Member does not file a Tax Return to the effect that such Company Group Member may be subject to Tax in that jurisdiction; and

(l) Each of Lone Star, DE Operating and Veritas is, and has been since the date of its formation, classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3. Novus Land Services LLC is currently classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3, and has been since the date of its formation classified either as a partnership or an entity disregarded as separate from its owner for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3.

Notwithstanding any other provision of this Agreement to the contrary, except to the extent that Taxes or the Code or Treasury Regulations are explicitly referenced elsewhere, this Section 4.3 contains the sole and exclusive representations and warranties of Contributor Parties with respect to Tax matters.

4.4 Compliance with Laws. Except with respect to Environmental Laws and Tax matters, and except as disclosed on Schedule 4.4, (a) each Company Group Member and the ownership and operation of the Assets are, and during the past two years have been, in material compliance with, and are not in material default under or in material violation of, any applicable Law, and (b) all necessary permits, licenses, approvals, consents, certificates, and other authorizations material to the ownership and operation of the business of each Company Group Member and the Assets have been obtained and maintained in full force and effect; provided, however, that, with respect to Assets that are operated by a Person other than a Contributor Group Member or Company Group Member, the representations and warranties set forth in the preceding clauses (a) and (b) are limited to the knowledge of the Contributor Parties. Except as disclosed on Schedule 4.4, no Company Group Member has received nor, to Contributor’s knowledge, has any applicable third Person operator of the Assets received, any written notice since December 31, 2015 of a violation of or a default by such Person with respect to any Law or any decision, ruling, order or award of any Governmental Authority or arbitrator applicable to any Company Group Member or the Assets.

4.5 Contracts. Schedule 4.5 lists all Material Contracts as of the Execution Date. Neither the applicable Company Group Member, nor, to the knowledge of the Contributor Parties, any other Person, is in default under such Material Contract, or, with the passage of time, the giving of notice, or both, would be in breach or default under any such Material Contract, except as disclosed on Schedule 4.5. Such Material Contracts are in full force and effect. Except as disclosed on Schedule 4.5, no written notice of default or breach has been received or delivered by any Company Group Member under any such Material Contract, the resolution of which is outstanding as of the date hereof, and there are no current notices received by any

Contributor Group Member or Company Group Member of the exercise of any premature termination, price redetermination, market-out, or curtailment of any such Material Contract. Prior to the date of this Agreement, Contributor has made available to Acquiror (or its representatives) true and complete copies of each such Material Contract and all amendments or modifications thereto. Part 1 of Schedule 4.5 sets forth all Contracts that contain acreage dedications, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty, dedicate or commit (a) in excess of 1,000 Net Acres (individually or in the aggregate) or (b) volumes in excess of 6.0 MMcf (or, in the case of liquids, in excess of 2,000 barrels of oil equivalent) of Hydrocarbons of the Company Group per day over a period of one month (calculated on a yearly average basis) or for a term greater than ten years. Part 2 of Schedule 4.5 sets forth all Material Contracts that are Non-Competition Agreements.

4.6 Payments for Production; Imbalances. Except as set forth on Schedule 4.6, the Company Group is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, similar arrangements established in the Leases), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Company Group’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery. Schedule 4.6 lists all production, transportation, plant, or other imbalances with respect to production from the Properties. No imbalance constitutes all of any Company Group Member’s (or its Affiliate’s) share of ultimately recoverable reserves in any balancing area pursuant to any gas balancing agreement.

4.7 Consents, Preferential Purchase Rights, Tag-Along Rights and Drag-Along Rights. Except as set forth on Schedule 4.7, and subject to compliance with the HSR Act, there are no Preferential Purchase Rights to purchase, consent requirements, tag-along rights, or drag-along rights which may be applicable to the Transactions contemplated by this Agreement, except for consents and approvals of Governmental Authorities that are customarily obtained after Closing (if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if certain specifically enumerated conditions set forth in such applicable Law are satisfied).

4.8 Liability for Brokers’ Fees. The Acquiror Parties will not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of any Contributor Group Member or any Company Group Member prior to Closing for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

4.9 Wells and Equipment. Except as set forth on Schedule 4.9:

(a) all Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, Contracts, and pooling or unit agreements (or, with respect to non-producing or undrilled formations and locations, are contemplated to be so drilled and completed or may be so drilled and completed if the applicable Company Group Member or the applicable operator obtains amendments, exceptions, or other variances with respect to commingling, field spacing or density Laws which the applicable Company Group Member and the applicable operator, in good faith expects to obtain);

(b) no Well is subject to penalties on allowables on or after the Effective Date because of any overproduction or any other violation of Laws; and there are no Wells located on the Assets that (i) the Company Group is currently obligated by any Laws or Contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all material respects with Laws;

(c) all currently producing Wells and equipment used or held for use in connection with the operation of the Properties (the “Equipment”) are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and, without limiting the foregoing, do not contain junk, fish, or other obstructions which could reasonably be expected to materially interfere with drilling, completion; and recompletion, stimulation, or other operations on, with respect to, or affecting the Properties, and the applicable Company Group Member (or the applicable operator) has all material easements, rights of way, licenses, and authorizations from Governmental Authorities necessary to access, construct, operate, maintain, and repair the Equipment in the ordinary course of business as currently conducted and in compliance in all material respects with all applicable Laws; and

(d) The applicable Company Group Member, or an applicable operator, has title to the Equipment free and clear of liens, encumbrances, obligations, and defects, other than Permitted Encumbrances.

provided, however, that, with respect to Assets that are operated by a Person other than a Contributor Group Member or Company Group Member, the representations and warranties set forth in the preceding clauses (a), (b), (c) and (d) are limited to the knowledge of the Contributor Parties.

4.10 Non-Consent Operations. Except as set forth on Schedule 4.10, the Company Group has not elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of the Company Group’s interest in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity. Schedule 4.10 contains a complete and accurate list of the status of any payout balances for each Property which is subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Property, as of the dates shown on such schedule with respect to each Property.

4.11 Outstanding Capital Commitments. As of the date of this Agreement, there are no outstanding authorizations for expenditure which are binding on the Properties and which Contributor reasonably anticipates will individually require expenditures by any Company Group Member or its successor in interest from and after the Effective Date in excess of One Hundred Thousand Dollars ($100,000), other than as shown on Schedule 4.11.

4.12 Environmental. Except as shown on Schedule 4.12:

(a) no Contributor Group Member or Company Group Member and, to the knowledge of the Contributor Parties, no other Person operating any of the Assets has received any written notice from any applicable Governmental Authority or third Person alleging or asserting any material Environmental Liabilities or that the Assets are in material violation of Environmental Laws or that any of the Properties require material Remediation under, Environmental Laws;

(b) to the knowledge of the Contributor Group, each Company Group Member and the Assets (and the operation thereof and the Company Group’s ownership thereof) are in material compliance with all applicable Environmental Laws;

(c) the Company Group and each Company Group Member possesses all permits, licenses, approvals, consents, certificates and other authorizations of a material nature required by Environmental Laws or by any Governmental Authority for the ownership or operation of the Assets (the “Environmental Permits”) and all such Environmental Permits are, and have been, maintained in full force and effect;

(d) there are no actions, suits, demands, investigations, administrative proceedings, or other proceedings pending or, to the Contributor Group’s knowledge, threatened in writing before any Governmental Authority or arbitrator against any Contributor Group Member or any Company Group Member or to which any of the Assets are subject, asserting or alleging any Environmental Liabilities with respect to the Assets;

(e) no Company Group Member has entered into, and no Company Group Member (or any Asset) is subject to, any agreements, consents, orders, decrees, judgments or other directives from any Governmental Authority that relate to the future use of any Asset and that require Remediation or a material change in the present condition or operation of any of the Assets or Properties; and

(f) to the knowledge of the Contributor Parties, there has been no Release of any Hazardous Materials at, on, under or from the Assets or operations thereof that, with notice or the passage of time or both, could reasonably be expected to result in a material violation of any Environmental Law, any material Environmental Liabilities, or a material liability or obligation to perform material Remediation, removal, response, restoration, abatement, investigation, or monitoring pursuant to Environmental Law;

provided, however, that, with respect to Assets that are operated by a Person other than a Contributor Group Member or Company Group Member, the representations and warranties set forth in the preceding clauses (b), (c), (d) and (e) are limited to the knowledge of the Contributor Parties.

Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth in this Section 4.12 are Contributor Parties’ sole and exclusive representations and warranties with respect to environmental matters.

4.13 Hedging Transactions. No Company Group member has entered into any Hedging Transactions. Schedule 4.13 sets forth a true and complete list of all Hedging Transactions outstanding as of the Execution Date and entered into by any Contributor Group Member with respect to the Assets (such Hedging Transactions, the “Hedging Portfolio”), the material terms thereof (including, without limitation, the type of transaction, term, effective date, termination date, notional amounts), and the counterparty thereto. Contributor Group has delivered to Acquiror a true and correct copy of the confirmations or other agreements evidencing the Hedging Transactions included in the Hedging Portfolio. The entry into this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, constitute or otherwise give rise to an event of default, potential event of default, or termination event (however defined or described) with respect to the applicable Contributor Group Member under any Hedging Transaction (including under any master agreement with respect thereto) included in the Hedging Portfolio or otherwise give the counterparty to any such Hedging Transaction the right to designate an early termination date in respect of such Hedging Transaction.

4.14 Absence of Certain Changes. Since September 30, 2016, (a) there has not been any (i) material write-down by the Company Group in the reserves estimated for the Properties, other than write-downs resulting from depletion in the ordinary course of operation of the Properties or that result from the variance in markets or prices for Hydrocarbons produced from the Properties; (ii) material destruction, damage or loss to or affecting any of the Assets; or (iii) Company Group Material Adverse Effect or any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate, would reasonably be expected to have a Company Group Material Adverse Effect, and (b) other than the purchase of 15% of the equity of Novus Land Services LLC pursuant to the Novus Purchase Agreement, the Company Group has operated its business and the Assets in the ordinary course consistent with past practice. Since December 31, 2016, there has not been any material reduction by the Company Group in the reserves estimated for the Properties, other than reductions resulting from depletion in the ordinary course of operation of the Properties or that result from the variance in markets or prices for Hydrocarbons produced from the Properties.

4.15 Records and Information. The books and records of the Company Group have been maintained in the ordinary course of business, consistent with the applicable Company Group Member’s past practice, and no Company Group Member has intentionally omitted any material information from such books and records.

4.16 Lease Payments. The applicable Company Group Member (or, to Contributor’s knowledge, the applicable operator) has timely and properly paid all accrued bonuses, delay rentals, minimum royalties, and royalties due with respect to such Company Group Member’s interest in the Leases, in each case in accordance with the Leases and applicable Law. With respect to Leases issued by any Governmental Authority, no Company Group Member has received any written notice that any Lease accounts are not current or that any payments required thereunder have not been, or by Closing will not be, paid. Schedule 4.16 contains a true, correct, and complete list of all Leases which (a) are currently held by payment of shut-in royalties, reworking operations, any substitute for production of Hydrocarbons in paying quantities, or any other means other than production of Hydrocarbons in paying quantities, and (b) will expire, terminate, or otherwise be materially impaired absent actions by or on behalf of any Company

Group Member (other than continued production in paying quantities) on or before a date that is sixty (60) days after the Target Closing Date; provided, however, with respect to Properties that are operated by a Person other than a Contributor Group Member or Company Group Member, the representations and warranties set forth in the preceding clauses (a) and (b) are limited to the knowledge of the Contributor Parties.

4.17 Bonds and Letters of Credit. Schedule 4.17 lists all bonds, letters of credit, guarantees and other similar commitments held by any Company Group Member (as applicable) that are required by applicable third Persons in order for any Company Group Member to own and, if operated by any Company Group Member, operate the Properties.

4.18 Insurance. Since the Effective Date, each Company Group Member (i) has maintained insurance on the Properties of such Company Group Member in amounts required by applicable Law and in compliance with any contract which is binding on the applicable Company Group Member and (ii) has not made an election to be excluded from any coverage provided by an operator for the joint account pursuant to any operating agreement that is binding on the Properties.

4.19 Special Warranty of Title. Except for Permitted Encumbrances, the Properties are free and clear of any Title Defects arising by, through or under any Company Group Member or any Contributor Group Member (the representation set forth in this Section 4.19, the “Special Warranty of Title”).

4.20 Investment Intent.

(a) Each Contributor Party (i) is an experienced and knowledgeable investor, (ii) is able to bear the economic risks of an acquisition and ownership of the Acquiror Units comprising the Unit Purchase Price, the Class B Common Stock and the Class A Common Stock issuable upon exchange thereof (collectively, the “Acquiror Party Securities”), (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Acquiror Party Securities and its acquisition and ownership thereof, (iv) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (v) is acquiring the Acquiror Party Securities for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, and (vi) acknowledges and understands that (A) the Acquiror Party Securities have not been registered under the Securities Act in reliance on an exemption therefrom and (B) each of the Acquiror Party Securities will, upon its acquisition by such Contributor Party, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

(b) The distribution of Acquiror Party Securities pursuant to the Liquidations will not be made in any manner or to any Person that will result in the offer and sale of the Acquiror Party Securities pursuant to this Agreement being subject to the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated under the Securities Act. The execution and delivery of this Agreement by the Contributor Parties and the consummation of the transactions contemplated hereby does not require the consent or vote of (nor shall any such consent or vote be sought) from any Person that is not an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

4.21 [Reserved].

4.22 Company Group. Each Company Group Member (a) is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than, in the case of this clause (c), where the failure to be so qualified or be in good standing has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Group Material Adverse Effect.

4.23 Capitalization. Schedule 4.23 sets forth a true and complete list that accurately reflects the issued and outstanding Company Group Interests and the record and beneficial owners thereof. All the Company Group Interests have been validly issued and are fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and the Company Group Interests are not subject to, and were not issued in violation of, any preemptive rights, rights of first refusal, rights of first offer or other similar rights. There are no Interests issued or outstanding in the Acquired Entities other than the Company Group Interests set forth on Schedule 4.23. All the Company Group Interests have been issued and granted in compliance with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts and the Organizational Documents of the Acquired Entities. Schedule 4.23 sets forth a true and complete list that accurately reflects (A) all of the Interests of each Subsidiary of the Acquired Entities and (B) the record and beneficial owners thereof. All Interests of the Subsidiaries of the Acquired Entities, (x) have been validly issued and are fully paid and non-assessable, (y) have been issued and granted in compliance with applicable securities Laws and other applicable Law and all requirements set forth in applicable contracts and the Organizational Documents of such Subsidiaries and not in violation of any pre-emptive rights, rights of first refusal, rights of first offer or other similar rights and (z) are free and clear of all Encumbrances and are not subject to any preemptive rights, rights of first refusal, rights of first offer or other similar rights, other than restrictions on transfer that may be imposed by state or federal securities Laws or the Organizational Documents of such Subsidiaries. The Company Group does not own any Interests or other securities or investments in any Person, other than as set forth on Schedule 4.23. There are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any Company Group Member or any Contributor Group Member is a party or by which it is bound in any case obligating any Company Group Member or any Contributor Group Member to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Interests or other securities in any Company Group Member or any Contributor Group Member, or obligating any Company Group Member or any Contributor

Group Member to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which any Company Group Member is a party or by which it is bound relating to the voting or transfer of any Company Group Interests or Interests in the Subsidiaries of the Acquired Entities, as the case may be.

4.24 Financial Statements; No Liabilities.

(a) Contributor delivered to Acquiror Parent copies of (i) the audited balance sheet of Contributor as of December 31, 2015 and 2014 and audited income statements, statements of cash flows and members’ equity of Contributor for the fiscal years ended December 31, 2014 and 2015 and (ii) the unaudited interim financial statements of Contributor at September 30, 2016 and for the nine (9) months then ended (collectively, the “Contributor Financial Statements”). Except as set forth on Schedule 4.24, each of the Contributor Financial Statements has been prepared in accordance with GAAP consistently applied by Contributor and presents fairly in all material respects the financial position, results of operations and cash flows of Contributor as at the dates and for the periods indicated therein, except that the Contributor Financial Statements for the nine (9) month period ended September 30, 2016 are subject to normal year-end adjustments.

(b) There are no liabilities of or with respect to the Company Group that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of Contributor other than (A) liabilities reserved, reflected, or otherwise disclosed in the consolidated balance sheet of Contributor as of September 30, 2016 (including the notes thereto) included in the Contributor Financial Statements, (B) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2016, or (C) liabilities that would not reasonably be expected to have a Company Group Material Adverse Effect.

4.25 Indebtedness. At the Execution Date, the Company Group has no Indebtedness other than guarantees under the Contributor RBL. At Closing, the Company Group will not have any Indebtedness.

4.26 Employee Benefit Matters.

(a) No Company Group Member sponsors, maintains, contributes to or has any obligation to contribute to any Employee Benefit Plans. No Company Group Member has, nor following the Closing will have, any material liabilities or other material obligations under or in respect of any Contributor Benefit Plan. No event has occurred and no condition exists that could reasonably be expected to subject any Company Group Member to any material liability relating to an Employee Benefit Plan.

(b) No Company Group Member will, as a result of the Transactions, be obligated to make a payment to an individual that would reasonably be expected to be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

4.27 Employment and Labor Matters.

(a) No Company Group Member has any employees on its payroll.

(b) Except as set forth in Schedule 4.27, no Available Employees’ employment with Contributor or any of its Affiliates is subject to the terms of any collective bargaining Contract or other agreement or understanding with a labor union or labor organization (nor is any such agreement or contract being negotiated by or on behalf of any Company Group Member) and there are no unfair labor practice or labor arbitration proceedings pending or threatened in writing against Contributor or its Affiliates with respect to any Available Employees. To the knowledge of Contributor, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to any Available Employees.

(c) With respect to the Available Employees, (i) there is no labor strike or labor dispute, unfair labor charge or complaint, slow-down, lockout, work stoppage or other labor difficulty pending or to the knowledge of Contributor threatened in writing against Contributor or its Affiliates, and (ii) neither Contributor nor any of its Affiliates is a party to, or otherwise bound by, any judgment, order, decision or award by a Governmental Authority or consent decree with any Governmental Authority relating to employment practices with respect to Available Employees.

(d) With respect to the Available Employees, Contributor and its Affiliates are and since January 1, 2016 have been in material compliance in all respects with all applicable Laws respecting labor, employment and fair employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, overtime, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, employee leave issues, labor relations, and unemployment insurance.

(e) Except as set forth on Schedule 4.27, with respect to the Available Employees, the execution of this Agreement and the consummation of the Transactions will not result in any breach of, or payments under, any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which Contributor or its Affiliates are a party.

4.28 Intellectual Property.

(a) Except as set forth in Schedule 4.28(a), no material registrations or applications for registration are included in any Intellectual Property Rights held by the Company Group. The Company Group owns, licenses or otherwise has a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances or non-exclusive licenses granted by the Company Group in the ordinary course of business), all material Intellectual Property Rights necessary to conduct the business of the Company Group as currently conducted.

(b) To the Contributor Parties’ knowledge, the conduct of the business of the Company Group as currently conducted has not infringed or misappropriated any Intellectual Property Right of any other Person in any material respect.

(c) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of the Company Group to own, use, practice or exploit any Intellectual Property Rights held by or licensed to the Company Group (excluding licenses for commercially available, “off-the-shelf” software) and used in the business of the Company Group as currently conducted.

4.29 Related Party Transactions. Except as set forth in Schedule 4.29, there is no contract, agreement or arrangement between any Company Group Member, on the one hand, and any Contributor Group Member, any of their respective Affiliates (other than the Company Group Members) or any officer, director, manager or employee of any Contributor Group Member, any of their respective Affiliates, any Company Group Member or any immediate family member or Affiliate of any such officer, director, manager or employee, on the other hand (each such contract, agreement or arrangement, an “Affiliate Contract”).

4.30 Change of Control. No Contract contains a change of control provision that would become operative as a result of the Transactions contemplated by this Agreement.

4.31 Limitations.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 4, IN SECTION 3.1, OR IN THE CERTIFICATE OF CONTRIBUTOR TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(c), CONTRIBUTOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OF CONTRIBUTOR, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO ACQUIROR OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS PROVIDED TO THE CONTRARY IN THIS AGREEMENT, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS.

(b) Acquiror acknowledges that Equipment and sites included in the Assets may contain naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain NORM. NORM may have come into contact with various environmental media, including water, soils, or sediment. Notwithstanding anything to the contrary in this Section 4.31(b) or elsewhere in this Agreement, Contributor makes no, and hereby disclaims any, representation or warranty, express or implied, with respect to the presence or absence of NORM in or on the Properties or Equipment other than in quantities which are in compliance with applicable Law and which are typical for oilfield operations in the areas in which the Assets are located.

(c) As used in this Agreement, except as otherwise expressly stated, “to the knowledge of the Contributor Parties”, “to the Contributor Parties’ knowledge”, or phrases of similar import mean to the actual knowledge (after reasonable inquiry into the matters in question, including inquiry of the managers of the Contributor Group Members or the Company Group Members with direct supervisory responsibility) of Cody C. Campbell, John A. Sellers and Kyle Kulig.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Each of Acquiror Parties jointly and severally represents and warrants to Contributor the following:

5.1 Existence and Qualification. Each Acquiror Party is a corporation or limited liability company, as the case may be, that is duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on its business in states where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had or would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

5.2 Power. Each Acquiror Party has the corporate or limited liability company, as the case may be, power to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement.

5.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and each other Transaction Agreement to which it is a party, and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each Acquiror Party. This Agreement has been duly executed and delivered by each Acquiror Party (and at Closing each other Transaction Agreement to which an Acquiror Party is a party will have been duly executed and delivered by such Acquiror Party), and this Agreement constitutes the valid and binding obligations of each Acquiror Party, and at Closing each other Transaction Agreement to which an Acquiror Party is a party will be the valid and binding obligation of such Acquiror Party, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4 No Conflicts. Except as required under the HSR Act, filings that will be made pursuant to the rules and regulations of the NYSE and filings pursuant to applicable federal and state securities Laws and assuming the receipt of the Credit Agreement Consent and the execution and delivery of the A&R Registration Rights Agreement by the parties thereto, the execution, delivery and performance of this Agreement by each Acquiror Party, and the consummation of the Transactions contemplated by this Agreement, will not (a) violate any provision of the Organizational Documents of the Acquiror Parties, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which any Acquiror Group Member is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to any Acquiror Group Member as a party in interest, or (d) violate any Law applicable to any Acquiror Group Member, except any matters described in clauses (b), (c), or (d) above which would not have an Acquiror Material Adverse Effect.

5.5 Consents, Approvals or Waivers. Except as required under (i) the HSR Act, (ii) filings that will be made pursuant to the rules and regulations of the NYSE and filings pursuant to applicable federal and state securities Laws, (iii) that certain Credit Agreement, dated as of October 28, 2016, by and among Acquiror Parent and Acquiror, Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, BMO Harris Bank, N.A., as documentation agent, and the other lenders party thereto, as amended from time to time (the “Credit Agreement”) or (iv) the Existing Registration Rights Agreement, the execution, delivery and performance of this Agreement by Acquiror Parties will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person except for consents and approvals of Governmental Authorities that are customarily obtained after Closing (if, such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if certain conditions set forth in such applicable Law are satisfied).

5.6 Litigation.

(a) Except as to specific matters disclosed in the SEC Documents filed or furnished on or after January 1, 2016 and prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such SEC Documents or any other disclosures in such SEC Documents to the extent they are predictive or forward looking and general in nature), there are no actions, suits or proceedings pending, or to Acquiror Parties’ knowledge, threatened in writing before any Governmental Authority or arbitrator against either Acquiror Party or any Affiliate of an Acquiror Party that have had or would be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect under clause (a) of the definition of Acquiror Material Adverse Effect.

(b) There are no actions, suits or proceedings pending, or to Acquiror Parties’ knowledge, threatened in writing before any Governmental Authority or arbitrator against either Acquiror Party or any Affiliate of an Acquiror Party that have had or would be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect under clause (b) of the definition of Acquiror Material Adverse Effect.

5.7 Financing. The Acquiror Parties (a) have sufficient (i) cash on hand (in United States Dollars), (ii) available lines of credit under Acquiror Parties’ existing credit facilities and (iii) access to the capital markets to enable Acquiror to fund the Deposit on the Execution Date and (b) will have at Closing all amounts required to pay the Cash Closing Payment on the Closing Date to Contributor.

5.8 Investment Intent. Acquiror is acquiring the Company Group Interests for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.

5.9 Investment Company. Neither Acquiror Party is now, and immediately after the issuance and sale of the Acquiror Units comprising the Unit Purchase Price and the Class B Common Stock will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.10 Independent Investigation. Acquiror is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Acquiror acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) if Closing occurs, it will be deemed to have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it will have deemed necessary or appropriate to consummate the Transactions contemplated hereby.

5.11 Liability for Brokers’ Fees. The Contributor Parties will not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Acquiror Parties for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or Transaction contemplated hereby.

5.12 Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Acquiror Parties, threatened against either Acquiror Party or any Affiliate of Acquiror Parties (whether by an Acquiror Party or a third Person). Immediately prior to, and immediately subsequent to, the Closing, (a) neither Acquiror Party will have incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature or come due (taking into account the timing and amounts of cash to be received from any source, and amounts to be payable on or in respect of debts), (b) the amount of cash available to each Acquiror Party after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid, and (c) each Acquiror Party will have sufficient capital with which to conduct its business.

5.13 Valid Issuance. At Closing, the Acquiror Units to be issued to Contributor as the Unit Purchase Price will be duly authorized, validly issued, fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and the Acquiror Units will be free of any Encumbrances, other than restrictions on transfer under federal and state securities Laws, as provided in this Agreement, the Registration Rights and Lock-Up Agreement and the LLC Agreement and Encumbrances arising exclusively by, through or under Contributor or its Affiliates, and, except as set forth in the LLC Agreement, will not be subject to preemptive rights. The Acquiror Units comprising the Unit Purchase Price will be issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law (assuming the accuracy of the representations and warranties of the Contributor Parties set forth in Section 4.20) and (ii) all requirements set forth in applicable contracts. At Closing, the Class B Common Stock to be issued to Contributor will be duly authorized, validly issued, fully paid and non-assessable and such Class B Common Stock will not be subject to preemptive rights. Such Class B Common Stock will be issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law (assuming the accuracy of the representations and warranties of the Contributor Parties set forth in Section 4.20) and (ii) all requirements set forth in applicable contracts. As of the Closing, Acquiror Parent will have sufficient shares of authorized and unissued Class A Common Stock to issue the shares issuable on exchange of the Acquiror Units comprising the Unit Purchase Price.

5.14 Capitalization.

(a) As of February 6, 2017, the authorized capital of Acquiror Parent consisted solely of (i) 600,000,000 shares of Class A Common Stock, of which 205,030,033 shares of Class A Common Stock were issued and 204,890,617 shares of Class A Common Stock were outstanding (ii) 125,000,000 shares of Class B Common Stock, of which 28,008,573 were issued and outstanding, and (iii) 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding.

(b) All of the issued and outstanding shares of Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Acquiror Parent, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.

(c) There are no preemptive rights or, except as disclosed in the SEC Documents, other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Acquiror Parent to issue or sell any equity interests of Acquiror Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Acquiror Parent, and, except as disclosed in the SEC Documents, no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) Acquiror Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Acquiror Parent on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

(e) As of February 6, 2017, there were 232,899,190 issued and outstanding Acquiror Units. All of the issued and outstanding Acquiror Units have been duly authorized and validly issued in accordance with the Organizational Documents of Acquiror, are fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware LLC Act), and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. The Acquiror Units owned by Acquiror Parent are owned by Acquiror Parent free and clear of all Encumbrances, other than those arising under Acquiror Parent’s financing documents, restrictions on transfer under federal and state securities Laws and as provided in the LLC Agreement.

5.15 SEC Documents, Financial Statements, No Liabilities.

(a) Acquiror Parent has timely filed or furnished with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2015 under the Securities Act or the Exchange Act (all such documents, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Acquiror Parent as of the dates and for the periods indicated therein.

(b) There are no liabilities of or with respect to the Acquiror Group that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of Acquiror Parent other than (A) liabilities reserved, reflected, or otherwise disclosed in the consolidated balance sheet of Acquiror Parent as of September 30, 2016 (including the notes thereto) included in the Financial Statements, (B) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2016, (C) fees and expenses incurred in connection with the Transactions contemplated by this Agreement and the other Transaction Agreements or (D) liabilities that would not reasonably be expected to have an Acquiror Material Adverse Effect.

5.16 Internal Controls; Listing Exchange.

(a) Acquiror Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Acquiror Parent in the reports it files or submits to the Commission under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the Commission, and that such material information is accumulated and communicated to Acquiror Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(b) Since September 30, 2016, (A) Acquiror Parent has not been advised by its independent auditors of any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Acquiror Parent’s internal controls, (B) Acquiror Parent has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror Parent’s internal controls, and (C) there have been no changes in internal controls or, to Acquiror Parent’s knowledge, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.

(c) The Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”), and Acquiror Parent has not received any notice of delisting from the NYSE. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Acquiror Parent has been issued, and no proceedings for such purpose are, to Acquiror Parent’s knowledge, pending, contemplated or threatened. Acquiror Parent has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act.

5.17 Compliance with Law. Except as to specific matters disclosed in the SEC Documents filed or furnished on or after January 1, 2016 and prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such SEC Documents or any other disclosures in such SEC Documents to the extent they are predictive or forward looking and general in nature) or as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, (a) each Acquiror Party is, and during the past two years has been, in compliance in all material respects with all applicable Laws, (b) no Acquiror Party has received written notice of any violation in any respect of any applicable Law, and (c) no Acquiror Party has received written notice that it is under investigation by any Governmental Authority for potential non-compliance in any material respect with any Law. No Acquiror Party is subject to any material outstanding judgment, order or decree of any Governmental Authority.

5.18 Absence of Certain Changes. Since September 30, 2016, except as disclosed in the SEC Documents filed with the Commission prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such SEC Documents or any other disclosures in such SEC Documents to the extent they are predictive or forward looking and general in nature), there has not occurred any Acquiror Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in an Acquiror Material Adverse Effect.

5.19 Form S-3. As of the Execution Date, Acquiror Parent is eligible to register the resale of the Class A Common Stock issuable upon exchange of the Acquiror Units comprising the Unit Purchase Price and the Class B Common Stock for resale by Contributor under Form S-3 promulgated under the Securities Act.

5.20 No Stockholder Approval. The Transactions contemplated hereby, taken together with any transactions consummated by Acquiror Parent as permitted by Article 6, do not require any vote of the stockholders of Acquiror Parent under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the Class A Common Stock is then listed) or the Organizational Documents of Acquiror Parent.

5.21 Taxes. Acquiror is treated as partnership for U.S. federal income tax purposes pursuant to Treas. Reg. § 301.7701-3.

5.22 Limitations. As used in this Agreement, “to the knowledge of Acquiror Parties”, “to Acquiror Parties’ knowledge”, or phrases of similar import means to the actual knowledge (after reasonable inquiry of the managers of each Acquiror Party with direct supervisory responsibility for the matters in question) of Matthew Gallagher, President and Chief Operating Officer, Michael W. Hinson, Senior Vice President—Corporate Development, and Paul Treadwell, Senior Vice President—Operations.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1 Access. Subject to the limitations expressly set forth in this Agreement, the Contributor Parties shall, and shall cause the Company Group Members to, provide Acquiror and its representatives access to the Assets and access to and the right to copy, at Acquiror’s sole expense, the books and records of the Company Group in possession or control of any of the Contributor Group Members or Company Group Members for the purpose of conducting a confirmatory review of the Assets and the Company Group, but only to the extent (a) that Contributor Parties and Company Group Members may do so without violating applicable Laws and (b) the Contributor Parties have authority to grant such access without breaching any obligation of confidentiality binding on the Contributor Parties or any of their Affiliates. The Contributor Parties shall use reasonable efforts (including the assertion of any rights of any Contributor Group Member or any Company Group Member to information to which any such Contributor Group Member or any such Company Group Member is entitled pursuant to an applicable joint operating agreement or other Contract) to obtain permission for Acquiror to gain access to Properties operated by third Persons and the records and files of such third Persons to inspect the condition of such Properties, records, and files. Such access by Acquiror shall be limited to the Company Group’s normal business hours (or the periods of time agreed to by any third Person operator of a property, as applicable), and Acquiror’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Contributor and any applicable third Person operator. Without limitation of Acquiror’s rights pursuant to Section 3.5, subject to the agreement and consent of any applicable third Person operator, Acquiror shall be entitled to conduct an environmental assessment, and may conduct visual inspections, record reviews, and interviews relating to the Assets of the Company Group operated by third Persons, including their condition and compliance with Environmental Laws.

6.2 Press Releases. Neither the Contributor Parties nor the Acquiror Parties, nor any Affiliate thereof, shall make any press release or public disclosure regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of Acquiror Parties (in the case of announcements by Contributor or its Affiliates) or Contributor (in the case of announcements by Acquiror Parties or their Affiliates), which consent, in each case, may be withheld for any reason or no reason; provided, however, the foregoing shall not restrict disclosures by Acquiror Parties or Contributor (i) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (ii) to Governmental Authorities and third Persons holding Preferential Purchase Rights, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents, (iii) to such Party’s investors and members, including each Parties’ Affiliates’ investors and limited partners, and to prospective investors or other Persons as part of fundraising or marketing activities undertaken by such Parties’ Affiliates provided such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information or (iv) as may be necessary for, or permitted pursuant to, the exercise of the rights and fulfillment of the obligations of a Party under this Agreement. Contributor and Acquiror Parties shall each be liable for the compliance of its respective Affiliates with the terms of this Section 6.2. The Parties agree that neither Acquiror Parties nor Contributor will have an adequate remedy at law if any of the foregoing Persons violate (or threaten to violate) any of the terms of this Section 6.2. In such event, Acquiror Parties or Contributor, as applicable, shall have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.2 without the posting of any bond.

6.3 Operation of Business. Until the Closing, each Company Group Member shall, and the Contributor Parties shall cause each Company Group Member to, operate its business and the Assets in the ordinary course, and, without limiting the generality of the foregoing and except as otherwise expressly contemplated by this Agreement or except as otherwise consented to in writing by Acquiror, the Contributor Parties and the Company Group Members shall, and the Contributor Parties shall cause the Company Group Members to, except as contemplated by Schedule 6.13 or as required by applicable Law, and except as set forth on Schedule 6.3:

(a) not offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Interests in any Company Group Member or any securities convertible into, or any rights, warrants or options to acquire, any such Interests, other than issuances by a wholly-owned Subsidiary of an Acquired Entity of such Subsidiary’s Interests to an Acquired Entity or any other wholly-owned Subsidiary of an Acquired Entity;

(b) not make any investment in or acquire Interests or other securities of, or make any capital contribution to, any Person other than a wholly-owned Subsidiary of an Acquired Entity;

(c) not amend the Organizational Documents of any Company Group Member;

(d) not approve any operations on the Assets anticipated to cost the owner of the Assets (i) more than One Hundred Thousand Dollars ($100,000) per activity or series of related activities net to the Company Group’s interest (excepting, in each case, emergency operations required under presently existing contractual obligations and operations necessary to avoid material monetary penalty or forfeiture or nonconsent penalty under any provision of any applicable Contract or order of any Governmental Authority, all of which will be deemed to be approved, provided Contributor promptly notifies Acquiror of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein);

(e) except as expressly provided in Schedule 6.13, not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets, except for (i) sales and dispositions of Hydrocarbons or equipment and materials made in the ordinary course of business which, in the case of equipment and materials, are replaced with equipment and materials of comparable or better value and utility in connection with the maintenance, repair, and operation of the Assets and (ii) other sales and dispositions of the Assets (other than Properties) individually not exceeding One Hundred Thousand Dollars ($100,000);

(f) produce Hydrocarbons from the Properties consistent with past practices, subject to the terms of the applicable Leases and Contracts, applicable Laws, and requirements of Governmental Authorities and interruptions resulting from force majeure, mechanical breakdown, and planned maintenance;

(g) not commit any of the Properties to any pooling agreement, unit agreement or amend any existing pooling agreement or unit agreement which is binding on the Properties;

(h) except with respect to agreements entered into in connection with activities contemplated by Schedule 6.13, not (i) take any action to terminate, materially amend, or extend any Material Contract or (ii) enter into any agreement that, if in existence at the Execution Date would be a Material Contract; other than the execution or extension of a Contract for the sale, exchange, or marketing of oil, gas and/or other Hydrocarbons terminable without penalty on sixty (60) days or shorter notice;

(i) maintain insurance coverage on the Company Group and the Assets in the amounts and of the types presently in force and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint operating agreement;

(j) maintain in full force and effect all Leases to the extent that such Leases are capable of producing in paying quantities at Hydrocarbon prices in effect as of the date that the Company Group or any third Person proposes to relinquish or release any such Leases or allow any such Leases to terminate (except for the termination of such Lease by its own terms);

(k) not grant or create any Preferential Purchase Right, right of first negotiation, option, or transfer restriction or similar right, obligation, or requirement, with respect to the Assets or the Company Group Interests, except in connection with the renewal or extension of Leases after the Effective Date if granting such right or requirement is a condition of such renewal or extension;

(l) not incur any Indebtedness or take or fail to take any action that would cause a lien or encumbrance to arise or exist on the Assets or the Company Group Interests or otherwise allow a lien to attach to or encumber the Assets or the Company Group Interests;

(m) maintain all material governmental permits and approvals affecting the Company Group and the Assets;

(n) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchises of the Company Group and to preserve the rights, franchises, goodwill and relationships with their service providers, customers, lenders, suppliers, regulators and others having business relationships with the Company Group;

(o) not waive, release, assign, settle or compromise any claim, action or proceeding relating to the Company Group or the Assets;

(p) unless prohibited under Section 6.3(d), not (i) elect not to participate in any operation or activity proposed with respect to the Properties, (ii) fail to timely make any election as to whether to participate in any operation or activity proposed with respect to the Properties or (iii) fail to make any payments due with respect to operations or activities proposed with respect to the Properties in which any Company Group Member has elected, or does elect, to participate, in each case, which could result in any of the Company Group’s interest in such Properties becoming subject to a penalty or forfeiture (including by deemed non-participation in an operation or activity proposed with respect to the Properties under an applicable operating agreement) as a result of such action or inaction of the types noted in subparts (i), (ii) or (iii) of this Section 6.3(p);

(q) not file any amended Tax Return, revoke or change any Tax election, change a Tax accounting period, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case that would be reasonably likely to have the effect of materially increasing the Tax liability of the Company Group for any period after the Effective Date;

(r) not, except as required by the terms of any Contributor Benefit Plan as in effect on the date hereof, or involving increases, changes or other actions in the ordinary course of business, or have a substantially similar impact on employees who are not Available Employees, (A) grant, increase or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any wages, salaries, bonuses, incentives, severance pay, other compensation, pension or other benefits payable or potentially available to any Available Employee, including any increase or change pursuant to any Contributor Benefit Plan; provided, however, that nothing in this Section 6.3(r) shall restrict the payment of any bonuses or other incentive payments accrued for periods prior to the Closing Date; or (B) establish, adopt or amend (or promise to take any such action(s)) any Contributor Benefit Plan or any benefits potentially available thereunder applicable to any Available

Employee (other than any amendments with respect to the separation of any Contributor Benefit Plan participants who are not Available Employees, and any related assets and Liabilities); provided, however that Contributor may, in its sole discretion, assign the sponsorship of any Contributor Benefit Plan or any other employee benefit or compensation plan, program or arrangement to any Affiliate of Contributor or to any other entity so long as such Affiliate or other entity is not a Company Group Member;

(s) not act in any manner with respect to the Assets other than in the normal, usual and customary manner, consistent with past practice (including paying or causing to be paid all associated costs and expenses, and meant to preserve intact the business and Assets and associated goodwill);

(t) not take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the Transactions; and

(u) not agree or commit to do any of the foregoing.

Requests for approval of any action restricted by this Section 6.3 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Acquiror:

Parsley Energy, LLC

303 Colorado Street

Suite 3000

Attention: Michael W. Hinson, Senior Vice

President – Corporate Development

Telephone: 737-704-2337

Email: mhinson@parsleyenergy.com

Acquiror’s approval of any action restricted by this Section 6.3 shall not be unreasonably withheld or delayed and shall be considered granted in full within five (5) Business Days of Contributor’s notice to Acquiror in accordance with this Section 6.3 requesting such consent, unless Acquiror notifies Contributor to the contrary during that period. Notwithstanding the foregoing provisions of this Section 6.3, in the event of an emergency, Contributor may take such action as reasonably necessary and shall notify Acquiror of such action promptly thereafter. Acquiror acknowledges that the Company Group may own undivided interests in certain of the Assets, and Acquiror agrees that the acts or omissions of third Persons (including any applicable operator) who are not affiliated with Contributor shall not constitute a violation of the provisions of this Section 6.3, nor shall any action required by a vote of Working Interest owners constitute such a violation so long as the applicable Company Group Member (and any applicable Affiliate) has voted its interests in a manner consistent with the provisions of this Section 6.3. Notwithstanding anything to the contrary in this Section 6.3, the Company Group may incur Indebtedness in the form of guarantees under the Contributor RBL prior to Closing, provided such Indebtedness is repaid in full at the Closing and any liens relating thereto are released.

6.4 Indemnity Regarding Access. Acquiror’s access to the Assets and its (and its Affiliates’ and representatives’) examinations and inspections, pursuant to this Agreement or otherwise, shall be at Acquiror’s sole risk, cost, and expense, and Acquiror WAIVES AND RELEASES ALL CLAIMS AGAINST CONTRIBUTOR, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE PARTNERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS, AGENTS, OR OTHER REPRESENTATIVES, ARISING IN ANY WAY THEREFROM, OR IN ANY WAY CONNECTED THEREWITH, EXCEPT TO THE EXTENT ARISING FROM, OR RELATING TO, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON. Acquiror agrees to indemnify, defend and hold harmless Contributor and its Affiliates, the other owners of interests in the Properties, and all such Persons’ directors, officers, employees, agents, and representatives from and against any and all claims, liabilities, losses, costs, and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, directly arising out of access to the Assets prior to the Closing by Acquiror, its Affiliates, or its or their respective directors, officers, employees, agents or representatives, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, EXCEPT TO THE EXTENT ARISING FROM, OR RELATING TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON.

6.5 Hedges. Contributor Group shall take such actions as are necessary to cause all Hedging Transactions included in the Hedging Portfolio and outstanding at Closing to be transferred by novation from the Contributor Group Member party thereto to Parsley Energy, L.P. effective as of the Closing Date, pursuant to an agreement substantially in the form of the Novation Agreement published by the International Swaps and Derivatives Association, Inc. in 2002. Without the prior written consent of the Acquiror, (a) Contributor Group shall not take any action to early terminate, enter into any offsetting transaction, or otherwise unwind any Hedging Transaction included in the Hedging Portfolio or (b) enter into any additional Hedging Transactions or amend or otherwise modify the terms of any existing Hedging Transaction included in the Hedging Portfolio.

6.6 Enforcement of Third Party Provisions. To the extent pertaining to the Company Group, the Company Group Interests or the Assets and the period of time from and after the Effective Date, the Contributor Parties shall, at Acquiror Parties’ request, use reasonable efforts to cause the Company Group to enforce, for the benefit of Acquiror Parties, at Acquiror Parties’ cost and expense, all of Company Group’s rights against third Persons under any warranties, guarantees, or indemnities given by such third Persons.

6.7 Governmental Reviews.

(a) The Contributor Parties and the Acquiror Parties shall each in a timely manner (i) make (or cause their applicable Affiliates to make) all required filings, and prepare applications to, and conduct negotiations with, obtain consents, approvals or actions of, and give all notices to each Governmental Authority or any other Person as to which such filings, applications, negotiations, consents, approvals, actions or notices are necessary or appropriate in the consummation of the transactions contemplated hereby, and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications, conduct such negotiations, obtain such consents approvals or actions, and give such notices. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to such filings, applications, or negotiations, or the transactions contemplated by this Agreement, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting or discussion. Acquiror shall bear one-half and Contributor shall bear one-half of the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Acquiror, Contributor, or any Affiliate of any of them is required to make the payment. Each Party shall provide prompt notice to the other Party when any such filings, application, negotiation, consent, approval, action or notice referred to above in this Section 6.7(a) is obtained, taken, made or given, as applicable, and will advise such other Party of any communications (and, unless precluded by Law, provide copies of any such written communications) with any Governmental Authority or other Person relating therewith.

(b) Without limiting the generality of Section 6.7(a), as soon as practicable following the date of this Agreement and in any event within fifteen (15) Business Days after the date hereof, the Parties shall make such filings as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) with respect to the transactions contemplated by this Agreement, which filings shall include a request for early termination of any applicable waiting period. Thereafter, the Parties shall file as promptly as practicable all reports or other documents required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act or otherwise, including requests for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire or be terminated as soon as reasonably possible after the date of this Agreement. Each Party shall cause its counsel to furnish each of the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the Parties’ preparation of necessary filings or submissions under the provisions of the HSR Act.

6.8 No Shop. Until the earlier of the occurrence of Closing or the termination of this Agreement pursuant to Article 10:

(a) The Contributor Parties and all other of the members of the Contributor Group and their respective Affiliates shall immediately cease and cause to be terminated any discussions or negotiations with any Persons with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition. From the date of this Agreement until the Closing, the Contributor Parties shall not, and shall not authorize or permit any of its Affiliates or any of their respective officers, directors, employees, representatives or agents to, and shall not resolve or propose to, directly or indirectly, (i) encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers (including any proposal or offer to their shareholders) with or from or provide any non-public information to any Person or group of Persons concerning any Third Party Acquisition or any inquiry, proposal or offer which may lead to a Third Party Acquisition or (ii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any Person.

(b) Neither Contributor nor any other member of the Contributor Group shall enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

(c) For the purposes of this Agreement, “Third Party Acquisition” shall mean the occurrence of any acquisition, directly or indirectly, in one or a series of related transactions, whether by sale, merger or otherwise, all or any part of the Company Group Interests or all or any part of the Assets (except, in the case of Assets, as expressly permitted by Section 6.3).

6.9 Audits and Filings.

(a) From and after the date of this Agreement, the Contributor Parties shall, and shall use their reasonable efforts to cause their Affiliates and their and their respective officers, directors, managers, employees, agents and representatives to, cooperate with the Acquiror Parties, their Affiliates and their respective agents and representatives in connection with compliance with Acquiror Parties’ and their Affiliates’ Tax, financial, or other reporting requirements and audits, including (i) any filings with any Governmental Authority and (ii) any filings that may be required by the Commission, under securities Laws applicable to the Acquiror Parties and their Affiliates, including the filing by the Acquiror Parties with the Commission of one or more registration statements to register any securities of the Acquiror Parties under the Securities Act of 1933 (the “Securities Act”) or of any report required to be filed by the Acquiror Parties under the Exchange Act (together with the Securities Act and the rules and regulations promulgated under such acts, the “Securities Laws”) (any such filings described in clause (ii), the “Filings”). Further, from and after the date of this Agreement, the Contributor Parties shall, and shall use their reasonable efforts to cause their Affiliates to, make available to the Acquiror Parties and their Affiliates and their agents and representatives any and all books, records, information and documents that are attributable to the Company Group or the Assets in the Contributor Parties’ or their Affiliates’ possession or control reasonably required by the Acquiror Parties, their Affiliates and their agents and representatives, in order for the Acquiror Parties or their Affiliates to prepare, if required to comply with the requirements of the Securities Laws in connection with such Filings, financial statements relating to the Company Group meeting the requirements of Regulation S-X under the Securities Act.

(b) Without limiting the generality of Section 6.9(a), from and after the date of this Agreement, the Contributor Parties shall, and shall use their reasonable efforts to cause their Affiliates to, cooperate with the independent auditors chosen by the Acquiror Parties (“Acquiror’s Auditor”) in connection with any audit by Acquiror’s Auditor of any financial statements of the Company Group that the Acquiror Parties or any of their Affiliates require to comply with the requirements of the Securities Laws. Such cooperation will include (i) reasonable access to the Contributor Group’s and the Company Group’s officers, managers, employees, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Acquiror’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, (ii) delivery of one or more customary representation letters from the Contributor Group or the Company Group to Acquiror’s Auditor that are reasonably requested by the Acquiror Parties to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 6.9(b), (iii) using reasonable efforts to obtain the consent of the independent auditor(s) of the Company Group that conducted any audit of such financial statements to be named as an expert in any Filing or offering memorandum for any equity or debt financing of the Acquiror Parties, and (iv) using reasonable efforts to cause the independent auditor(s) of the Company Group that conducted any audit of such financial statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt financing of the Acquiror Parties. The Acquiror Parties will reimburse the Contributor Parties, within ten (10) Business Days after demand in writing therefor, for any out-of-pocket costs incurred by the Contributor Parties or their Affiliates in complying with the provisions of this Section 6.9. Notwithstanding the foregoing, nothing herein shall expand the Contributor Parties’ representations, warranties, covenants, or agreements set forth in this Agreement or give the Acquiror Parties, their Affiliates, or any third Person any rights to which it is not entitled hereunder.

(c) Without limiting Sections 6.9(a) and 6.9(b), the Contributor Parties shall provide Acquiror Parent with (i) audited consolidated financial statements of the Company Group as of and for the year ended December 31, 2016 and (ii) to the extent required to comply with applicable Securities Laws, unaudited consolidated financial statements of the Company Group as of March 31, 2017 and for the three months ended March 31, 2016 and 2017, in each case, as soon as reasonably practicable after the Closing Date (and in any event within seventy (70) days after the Closing Date) and prepared on the same basis as the Contributor Financial Statements.

6.10 Conduct of Acquiror Group. Except as set forth on Schedule 6.10 or with the prior written consent of Contributor, from the Execution Date until the Closing, each Acquiror Party shall, and shall cause the other Acquiror Group Members to, conduct its business and operations in the ordinary course and, without limiting the generality of the foregoing, each Acquiror Party shall not:

(a) amend its Organizational Documents;

(b) repurchase or otherwise acquire any shares of its capital stock for less than fair market value (other than (i) the repurchase, redemption or other acquisition or retirement for value of any such capital stock held by any current or former director or employee of any Acquiror Group Member pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan or (ii) in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise); or declare, set aside or pay any dividend or other distribution payable in cash, shares of its capital stock, property, rights or otherwise with respect to any shares of its capital stock;

(c) adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby by any Person or group acquires more than a majority of the outstanding equity interests of either of the Acquiror Parties;

(d) take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the Transactions;

(e) take any action or fail to take any action that would reasonably be expected to cause Acquiror to be treated, for U.S. federal income Tax purposes, as a corporation; or

(f) agree or commit to do any of the foregoing.

6.11 Listing of Unit Purchase Price. At the Closing, Acquiror and Acquiror Parent shall issue the Unit Purchase Price and Class B Common Stock, respectively, issuable pursuant to this Agreement in accordance with all applicable securities Laws and the rules and policies of the NYSE. Without limiting the generality of the foregoing, Acquiror Parent shall complete all such filings with the NYSE and otherwise take all such actions as may be reasonably necessary for the Class A Common Stock to be issued upon the exchange of the Acquiror Units comprising the Unit Purchase Price to be accepted by the NYSE for issuance and approved for listing thereon from and after the time of Closing, subject to official notice of issuance. If Acquiror Parent applies to have its Class A Common Stock or other securities traded on any principal stock exchange or market other than the NYSE, it shall include in such application the Class A Common Stock to be issued upon the exchange of the Acquiror Units comprising the Unit Purchase Price and will take such other action as is necessary to cause such Class A Common Stock to be issued upon the exchange of the Acquiror Units comprising the Unit Purchase Price to be so listed.

6.12 [Reserved].

6.13 New Properties. The Parties agree to the terms and provisions contained in Schedule 6.13 attached hereto.

6.14 Employees.

(a) No later than ten (10) Business Days following the date of this Agreement, Contributor shall provide to Acquiror a list of the Available Employees to whom Acquiror or an Affiliate of Acquiror (such entity that makes employment offers the “Acquiror Employer”) may make offers of employment. Any offer of employment by Acquiror Employer to any Available Employee shall be made no later than thirty (30) days prior to the Transition Services Termination Date and be for employment beginning on the Transition Services Termination Date and subject to satisfaction of Acquiror Employer’s regular pre-hiring drug, background and qualification screening requirements and shall be on terms and conditions determined by Acquiror Employer in its sole discretion that are consistent with the terms of this Section 6.14. Contributor, Contributor Representative and their respective Affiliates shall provide Acquiror and its Affiliates, as applicable, with reasonable access to the Available Employees in order to evaluate and/or interview such Available Employees and facilitate such offers, and shall not take any action to discourage any Available Employee from accepting an offer of employment from Acquiror Employer that is consistent with this Section 6.14. On or before the date that is fifteen

(15) days prior to the Transition Services Termination Date, Acquiror shall provide Contributor Representative with written notice of which Available Employees have received the offers contemplated by this Section 6.14 and which have accepted such offers. Those Available Employees who accept such offers and become employees of Acquiror Employer are referred to as the “Transferred Employees.” A Transferred Employee shall become an employee of Acquiror Employer as of the “Transfer Date,” which, for each Transferred Employee, shall be the Transition Services Termination Date, except with respect to any Available Employee to whom an employment offer is made and who is not Actively Employed as of the Transition Services Termination Date, in which case the Transfer Date shall be the date upon which such individual is able to and does commence active duty with Acquiror Employer following the Transition Services Termination Date. “Actively Employed” shall mean that the individual is an employee of Contributor Representative or its Affiliate or designee on the day immediately prior to the Transition Services Termination Date and on the Transition Services Termination Date such individual is not on a leave of absence. It is understood and agreed that any Transferred Employee who is not Actively Employed as of the Transition Services Termination Date shall not become an employee of Acquiror Employer or be eligible to participate in any employee benefit plan of Acquiror Employer at any time prior to his or her Transfer Date.

(b) For a period of at least twelve (12) months following the Transition Services Termination Date or such shorter period as a Transferred Employee is employed with Acquiror Employer, Acquiror Employer shall ensure that such Transferred Employee is provided with (i) a base salary or base wage rate, as applicable, and bonus opportunities (on a pro rata basis for the portion of the current year such Transferred Employee is employed by Contributor, Contributor Representative or any of their respective Affiliates or designees that employ such Transferred Employee prior to the Transition Services Termination Date) no less favorable than those set forth on the schedule provided to Acquiror by Contributor no later than ten (10) Business Days following the date hereof, and (ii) such other compensation and employee benefits, as applicable, and incentive and bonus opportunities (on a pro rata basis for the portion of the current year such Transferred Employee is employed by Acquiror Employer) that are substantially comparable in the aggregate to those provided to similarly situated employees of Acquiror Employer.

(c) No later than each Transferred Employee’s Transfer Date, Contributor Representative or its Affiliate or designee will provide to Acquiror such Transferred Employee’s recognized credited service (identifying the purpose of such recognized credited service with respect to each applicable plan) under the applicable Contributor Benefit Plans as of the day immediately prior to such Transfer Date. Acquiror Employer shall provide with respect to each Transferred Employee full credit for eligibility, vesting (but not vesting under any equity-based award) and benefit accrual purposes (but not benefit accrual under any defined benefit pension plan) under each applicable Employee Benefit Plan of Acquiror and its Affiliates (collectively, the “Acquiror Plans”) for such Transferred Employee’s service with Contributor, Contributor Representative and their respective Affiliates and designees, if any, that employ such Transferred Employee prior to the Transfer Date, to the same extent recognized by such entities for corresponding purposes immediately prior to the Transfer Date; provided, that, to the extent permitted by applicable Laws, such service need not be recognized to the extent that such recognition would result in any duplication of benefits. Acquiror Employer shall use commercially reasonable efforts to provide or cause to be provided to each Transferred

Employee and his or her eligible dependents credit for any co-payments and deductibles paid during the plan year prior to becoming eligible to participate in any Acquiror Plans under the analogous Contributor Benefit Plan (to the same extent that such credit was given under such Contributor Benefit Plan) in satisfying any applicable deductible or annual maximum out-of-pocket requirements under the applicable Acquiror Plan for such year. Acquiror shall use commercially reasonable efforts to cause each Acquiror Plan that provides welfare benefits and with respect to which a Transferred Employee is eligible to participate to waive any pre-existing condition restrictions applicable to such Transferred Employee and his or her eligible dependents and to provide eligibility for coverage to such individuals immediately upon the date such individual loses coverage under a corresponding Contributor Benefit Plan.

(d) If a Transferred Employee’s employment with Acquiror Employer is terminated during the twelve (12)-month period following the Closing Date pursuant to an Involuntary Termination (as defined below), then the Acquiror Employer shall provide severance pay to such Transferred Employee in an amount equal to the sum of (i) four (4) months’ of such Transferred Employee’s base salary or base wage rate (assuming 40-hour workweeks), and (ii) one-third of such Transferred Employee’s target level annual bonus opportunity for the calendar year in which the termination of such Transferred Employee’s employment occurs (or, if no such annual bonus opportunity exists, one-third of the amount of the annual bonus, if any, paid to such Transferred Employee for the immediately preceding calendar year), paid in a lump sum cash payment no later than sixty (60) days following the date of the termination of such Transferred Employee’s employment, provided that such Transferred Employee executes, and does not revoke within any revocation period provided, a release agreement in a form provided by Acquiror Employer releasing all claims against Contributor, Contributor Representative and their respective Affiliates, Acquiror Employer and specified related entities and other Persons and providing other terms and conditions as deemed appropriate by Acquiror Employer, and such release agreement becomes effective prior to the sixtieth (60th) day following the date of the termination of such Transferred Employee’s employment. For purposes of this Section 6.14(d), “Involuntary Termination” means, with respect to a Transferred Employee, any termination of his or her employment with Acquiror Employer that does not result from a resignation by such Transferred Employee. Notwithstanding the foregoing, the term “Involuntary Termination” shall not include a termination due to such Transferred Employee’s (A) misconduct or material failure to perform employment-related duties, (B) indictment for any felony or a misdemeanor involving alleged moral turpitude, or (C) embezzlement or other misappropriation of funds or assets.

(e) No later than each Transferred Employee’s Transfer Date, Contributor Representative will provide to Acquiror the Transferred Employee’s current vacation time, sick time and other time-off balances under the applicable Contributor Benefit Plans as of the day immediately prior to such Transfer Date. Acquiror Employer shall credit each Transferred Employee with the amount of accrued but unused vacation time, sick time and other time-off benefits as such Transferred Employee had accrued with Contributor, Contributor Representative and any of their respective Affiliates and designees that employ such Transferred Employee prior to such Transferred Employee’s Transfer Date as of the Transfer Date.

(f) On or before the Transfer Date of each Transferred Employee, Contributor Representative shall, or shall cause its Affiliates or designee to, take any necessary action to fully vest as of such date the Transferred Employee’s account balances and other benefits under all Contributor Benefit Plans that are employee pension benefit plans (as such term is defined in Section 3(2) of ERISA, determined without regard to Section 4(b) of ERISA).

(g) Contributor and Contributor Representative shall remain liable for, or cause one of their Affiliates or designees to remain liable for, all covered claims for health, accident, sickness, life and disability benefits that are deemed incurred while a Transferred Employee or his or her eligible dependents are covered under a Contributor Benefit Plan providing such benefits, and Acquiror or its Affiliate (including Acquiror Employer) shall be liable for all such covered claims by such Transferred Employee or his or her eligible dependents that are deemed incurred while such Transferred Employee or his or her eligible dependents are covered under an Acquiror Plan providing such benefits. For purposes of this paragraph, (A) a claim for health benefits (including claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the actual medical service, treatment or material was rendered to or received by the Transferred Employee or eligible dependent claiming such benefit and (B) in the case of any claim for benefits other than those designated in the preceding clause (A) (such as a claim for life insurance or disability benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim. Claims for workers’ compensation benefits for a Transferred Employee arising out of occurrences prior to such Transferred Employee’s Transfer Date shall be the responsibility of Contributor, Contributor Representative or any of their Affiliates or designees that employ such Transferred Employee prior to such Transferred Employee’s Transfer Date. Claims for workers’ compensation benefits for a Transferred Employee arising out of occurrences on or after such Transferred Employee’s Transfer Date shall be the responsibility of Acquiror or its Affiliate (including Acquiror Employer).

(h) Contributor Representative shall, or shall cause one of its Affiliates or designees to, provide COBRA continuation coverage (within the meaning of section 4980B of the Code and the Treasury Regulations thereunder) to all individuals who are M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury Regulation section 54.4980B-9) with respect to the Transactions for the duration of the period to which such individuals are entitled to such coverage. Contributor Representative shall take any and all necessary actions to ensure that Acquiror and its Affiliates are not required to provide such continuation coverage to any such individual at any time.

(i) Acquiror shall be solely responsible for, and shall indemnify and hold harmless Contributor, Contributor Representative and their respective Affiliates with respect to, any and all losses, liability and expenses (including Taxes, penalties, judgments, fines, amounts paid or to be paid in settlement, costs of investigation and preparations, and fees, expenses, and disbursements of attorneys) arising out of or in connection with the selection process and decisions for selection of Available Employees for offers of employment as contemplated by Section 6.14(a), and the employment of the Transferred Employees by Acquiror or its Affiliates on and following each Transferred Employee’s Transfer Date.

(j) Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by Acquiror, Contributor, Contributor Representative, or any of their respective Affiliates. The provisions of this Section 6.14 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Entity Employee or other current or former employee (or spouse or dependent thereof) of Contributor, Contributor Representative or any of their respective Affiliates or designees), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.14) under or by reason of any provision of this Agreement. Nothing in this Agreement shall give any Transferred Employee or any other Person any right to continued employment or service, nor shall this Agreement restrict the right of Acquiror or any of its Affiliates to terminate the employment or service of any employee or service provider after the Closing.

(k) Other than as contemplated by this Section 6.14, for the period beginning on the Transition Services Termination Date and ending on the date that is one year after the Transition Services Termination Date: (i) Contributor, Contributor Representative and their Affiliates will not solicit or induce for employment any Transferred Employee; and (ii) neither Acquiror nor its Affiliates will solicit or induce for employment any Entity Employee who is not a Transferred Employee. Notwithstanding the foregoing, nothing in this Section 6.14(k) shall prevent a Party or its Affiliate from making general solicitations of employment not targeted at a particular Entity Employee or group of Entity Employees or hiring any individual who responds to such a solicitation.

(l) None of the Acquiror Parties shall have any obligations under the WARN Act with respect to any of the Entity Employees who do not become Transferred Employees. Contributor Representative or its Affiliate shall bear any and all obligations and liability under the WARN Act owed to all Entity Employees who do not become Transferred Employees resulting, directly or indirectly, from any of the transactions contemplated in this Agreement.

6.15 Termination of Affiliate Agreements. On or before the Closing Date, except as set forth on Schedule 6.15, the Contributor Parties shall cause all Affiliate Agreements to be terminated without any liability or obligation on the part of the Company Group from and after the Closing.

6.16 Further Assurances. After Closing, Contributor and Acquiror Parties each agree to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

6.17 Credit Agreement Consent. Acquiror shall obtain, prior to the End Date, the consent of the necessary lenders under the Credit Agreement to permit (i) the acquisition by Acquiror of the Company Group Interests and (ii) any other action required to consummate the transactions contemplated by this Agreement (the “Credit Agreement Consent”). The Parties acknowledge that a breach or failure to perform the covenants set forth in this section shall, for the avoidance of doubt, be a material breach resulting in a failure of the conditions to Closing of the Contributor Parties, and the Contributor Parties shall be entitled to exercise their remedies set forth in Section 10.3(a) with respect thereto.

6.18 Amendment of Acquiror LLC Agreement. Prior to the Closing, Acquiror shall amend and restate the LLC Agreement (as amended, the “A&R LLC Agreement”) to include the terms set forth on Exhibit G hereto. Subject to the foregoing, prior to the Closing, Acquiror shall not amend or otherwise modify the LLC Agreement (except with respect to changes to the LLC Agreement to reflect the transfer of Acquiror Units or the admission of new members) without the consent of Contributor (which consent shall not be unreasonably withheld).

6.19 Amendment of Existing Registration Rights Agreement. Prior to the Closing, Acquiror and Acquiror Parent shall amend (or amend and restate) the Amended and Restated Registration Rights Agreement, dated as of May 29, 2014 (the “Existing Registration Rights Agreement”), by and between Acquiror, Acquiror Parent and the other parties thereto (as amended, the “A&R Registration Rights Agreement”) to include the terms set forth on Exhibit H hereto. Subject to the foregoing, Acquiror and Acquiror Parent shall not amend or otherwise modify the Existing Registration Rights Agreement prior to the Closing without the consent of Contributor (which consent shall not be unreasonably withheld).

6.20 Execution of Closing Deliverables. At Closing the Contributor shall cause the Contributor Representative and the Service Provider (as defined in the Transition Services Agreement), as applicable, to execute and deliver all items called for to be executed and delivered by such Persons pursuant to, and in accordance with, Section 8.2 of this Agreement (including the Transition Services Agreement, the Defect Escrow Agreement and the Indemnity Holdback Escrow Agreement).

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Conditions of Contributor Parties to Closing. The obligations of the Contributor Parties to consummate the transactions contemplated by this Agreement are subject, at the option of the Contributor Parties, to the satisfaction on or prior to Closing of each of the following conditions:

(a) (i) The Acquiror Party Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and (ii) the other representations and warranties of the Acquiror Parties set forth in Article 5 shall be true and correct in all material respects (and in all respects in the case of representations and warranties qualified by materiality or Acquiror Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and accurate as of such specified date) except for inaccuracies which would not, individually or in the aggregate, cause or reasonably be expected to cause an Acquiror Material Adverse Effect;

(b) The Acquiror Parties shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by materiality or Acquiror Material Adverse Effect), all covenants and agreements to be performed or observed by Acquiror Parties under this Agreement prior to or on the Closing Date;

(c) On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by a Contributor Party or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction (or threatened) seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement;

(d) All material consents and approvals of any Governmental Authority (including any under the HSR Act) required for the transfer of the Company Group Interests from Contributor to Acquiror as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period (including any under the HSR Act) shall have expired, or early termination of the waiting period shall have been granted;

(e) The aggregate Title Defect Amounts and Environmental Defect Amounts asserted by Acquiror in good faith pursuant to Section 3.6(a) and Section 3.6(c), respectively, shall be less than twenty percent (20%) of the Unadjusted Purchase Price;

(f) The Class A Common Stock issuable upon exchange of the Acquiror Units comprising the Unit Purchase Price and the Class B Common Stock pursuant to the LLC Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof;

(g) Acquiror Parties shall have delivered or be ready, willing and able to deliver all of the deliverables Acquiror Parties are required to deliver pursuant to Section 8.3;

(h) Acquiror Parties shall have delivered evidence, to the reasonable satisfaction of the Contributor, that the Credit Agreement Consent shall have been obtained;

(i) Acquiror shall have entered into the A&R LLC Agreement, which shall include all of the terms set forth on Exhibit G; and

(j) Acquiror shall have entered into the A&R Registration Rights Agreement, which shall include all of the terms set forth on Exhibit H.

7.2 Conditions of Acquiror Parties to Closing. The obligations of Acquiror Parties to consummate the transactions contemplated by this Agreement are subject, at the option of Acquiror Parties, to the satisfaction on or prior to Closing of each of the following conditions:

(a) (i) The Contributor Party Fundamental Representations and the representation set forth in clause (a)(iii) of Section 4.14 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and (ii) the other representations and warranties of the Contributor Parties set forth in Article 4 shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or Company Group Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except for inaccuracies which would not, individually or in the aggregate, cause a Company Group Material Adverse Effect;

(b) The Contributor Parties shall have performed and observed, in all material respects (and in all respects, in the case of any covenants and agreements qualified by materiality or Company Group Material Adverse Effect), all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date;

(c) On the Closing Date, no injunction, order or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by any Acquiror Party or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction (or threatened) seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement;

(d) All material consents and approvals of any Governmental Authority (including any under the HSR Act) required for the transfer of the Company Group Interests from Contributor to Acquiror as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted or the necessary waiting period (including any under the HSR Act) shall have expired, or early termination of the waiting period shall have been granted;

(e) The aggregate Title Defect Amounts and Environmental Defect Amounts asserted by Acquiror in good faith pursuant to Section 3.6(a) and Section 3.6(c), respectively, shall be less than twenty percent (20%) of the Unadjusted Purchase Price; and

(f) The Contributor Parties shall have delivered or be ready, willing and able to deliver all of the deliverables the Contributor Parties are required to deliver pursuant to Section 8.2.

ARTICLE 8

CLOSING

8.1 Time and Place of Closing. The consummation of the contribution of the Company Group Interests contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Acquiror and Contributor, take place at the offices of Acquiror, located at 303 Colorado Street, Suite 3000, Austin, Texas 78701, at 10:00 a.m., local time, on April 20, 2017 (the “Target Closing Date”), or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 10. The date on which the Closing occurs is referred to herein as the “Closing Date.”

8.2 Obligations of the Contributor Parties at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Acquiror Parties of their obligations pursuant to Section 8.3, the Contributor Parties shall deliver or cause to be delivered, among other things, the following:

(a) to Acquiror Parties, counterparts of the Assignment Agreement, duly executed by Contributor;

(b) to Acquiror Parties, a certificate of non-foreign status of Contributor (or its regarded owner for U.S. federal income Tax purposes, if Contributor is an entity disregarded from its owner for U.S. federal income Tax purposes) meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(c) to Acquiror Parties, a certificate duly executed by an authorized officer of Contributor, dated as of the Closing, certifying on behalf of Contributor that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;

(d) to Acquiror Parties, a certificate duly executed by the secretary or any assistant secretary of each of the Contributor Parties, dated as of the Closing, (i) attaching and certifying on behalf of each Contributor Party complete and correct copies of the resolutions or unanimous consent of the board of directors, managers, members, partners, or other equivalent governing body of such Contributor Party authorizing the execution, delivery, and performance by such Contributor Party of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of such Contributor Party the incumbency of each officer of such Contributor Party executing this Agreement or any document delivered in connection with the Closing;

(e) to Acquiror Parties, where notices of approval, consent, or waiver are received by the Contributor Parties pursuant to a filing or application under Section 6.7, copies of those notices of approval;

(f) to Acquiror Parties, releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, and other Encumbrances and interests burdening the Company Group Interests or the Assets (including those related to guarantees by the Company Group under the Contributor RBL, as well as evidence of release or termination of such guarantees);

(g) joint written instructions to the Escrow Agent that Closing has occurred and that the Deposit, together with any interest thereon, should be disbursed to Contributor;

(h) to Acquiror Parties, the Preliminary Settlement Statement, duly executed by Contributor;

(i) to Acquiror Parties, an executed counterpart of the Registration Rights and Lock-Up Agreement duly executed by Contributor (and Contributor’s Designees receiving a portion of the Unit Purchase Price);

(j) to Acquiror Parties, a counterpart of the Indemnity Holdback Escrow Agreement, duly executed by Contributor Representative;

(k) to Acquiror Parties, a counterpart of the Defect Escrow Agreement, duly executed by Contributor Representative;

(l) to Acquiror Parties, a duly executed counterpart of a joinder to the A&R LLC Agreement;

(m) to Acquiror Parties, a Transition Services Agreement in the form attached hereto as Exhibit I, duly executed by the Service Provider; and

(n) all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Acquiror Parties.

8.3 Obligations of Acquiror Parties at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Contributor Parties of their obligations pursuant to Section 8.2, Acquiror Parties shall deliver or cause to be delivered, among other things, the following:

(a) to Contributor, a wire transfer of the Cash Closing Payment in same-day funds;

(b) to Contributor (or Contributor’s Designees provided in writing to Acquiror prior to the Closing Date), (i) the number of Acquiror Units comprising the Unit Purchase Price, as adjusted by Section 2.2, minus the Escrowed Defect Units and the Indemnity Holdback Units, and (ii) the corresponding number of shares of Class B Common Stock to be issued pursuant to Section 2.1(a);

(c) the number of Acquiror Units (and a corresponding number of shares of Class B Common Stock) comprising the Escrowed Defect Units and any amount of cash that comprises the Defect Escrow Cash Amount pursuant to Section 3.8(e) as applicable, to the Defect Escrow Account as provided in Section 3.8(e);

(d) the number of Acquiror Units (and a corresponding number of shares of Class B Common Stock) comprising the Indemnity Holdback Units and the Indemnity Holdback Cash to the Indemnity Holdback Escrow Account as provided in Section 8.5(a);

(e) to Contributor, counterparts of the Assignment Agreement, duly executed by Acquiror;

(f) to Contributor, a certificate by an authorized officer of each of Acquiror Parties, dated as of the Closing, certifying on behalf of such Acquiror Party that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;

(g) to Contributor, a certificate duly executed by the secretary or any assistant secretary of each Acquiror Party, dated as of the Closing, (i) attaching and certifying on behalf of such Acquiror Party complete and correct copies of the resolutions of the Board of Directors or other equivalent governing body of such Acquiror Party authorizing the execution, delivery, and performance by such Acquiror Party of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of such Acquiror Party the incumbency of each officer of such Acquiror Party executing this Agreement or any document delivered in connection with the Closing;

(h) joint written instructions to the Escrow Agent that Closing has occurred and that the Deposit, together with any interest thereon, should be disbursed to Contributor;

(i) to Contributor, the Preliminary Settlement Statement, duly executed by Acquiror Parties;

(j) to Contributor, an executed counterpart of the Registration Rights and Lock-Up Agreement duly executed by Acquiror Parent;

(k) to Contributor, a duly executed counterpart of a joinder to the A&R LLC Agreement;

(l) to Contributor, a counterpart of the Indemnity Holdback Escrow Agreement, duly executed by the Acquiror Parties;

(m) to Contributor, a counterpart of the Defect Escrow Agreement, duly executed by the Acquiror;

(n) to Contributor, a counterpart of the Transition Services Agreement, duly executed by the Acquiror; and

(o) all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Contributor.

8.4 Adjusted Purchase Price and Post-Closing Purchase Price Adjustments.

(a) Not later than five (5) Business Days prior to the Closing Date, Contributor shall prepare and deliver to Acquiror, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth (i) Contributor’s good faith estimate of the Adjusted Purchase Price for the Company Group Interests as of the Closing Date after giving effect to all adjustments set forth in Section 2.2, (ii) the Persons, accounts, and amounts of disbursements that Contributor designates and nominates to receive the cash portion of the Adjusted Purchase Price less: (i) the amount of the Deposit; (ii) the Defect Escrow Cash Amount and (iii) the Indemnity Holdback Cash, which shall constitute the dollar amount to be payable by Acquiror to Contributor at Closing (the “Cash Closing Payment”), along with the wiring instructions for all such payments and disbursements and (iv) the Persons (who shall consist only of Persons who own, directly or indirectly through ownership of Interests in one or more other Persons, Interests in the Contributor Parties (“Contributor’s Designees”)) and whole number of Acquiror Units that Contributor designates and nominates to receive the Unit Purchase Price (each such Person, a “Unit Recipient”), as adjusted by Section 2.2, less the Escrowed Defect Units and the Indemnity Holdback Units (the “Stock Closing Payment”). Contributor shall supply to Acquiror reasonable documentation in the possession of the Contributor Group or any of their Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Contributor and a reasonably detailed explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of Contributor’s draft Preliminary Settlement Statement, Acquiror will deliver to Contributor a written report containing all changes that Acquiror proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The

Preliminary Settlement Statement, as agreed upon in writing by the Parties (subject to further adjustments under Section 8.4(b), will be used to adjust the Unadjusted Purchase Price at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any adjustments as set forth in the Preliminary Settlement Statement as presented by Contributor will be used to adjust the Unadjusted Purchase Price at Closing.

(b) As soon as reasonably practicable after the Closing but not later than the one hundred and twentieth (120th) day following the Closing Date, Contributor shall prepare and deliver to Acquiror a draft statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.2, based on the most recent actual figures for each adjustment; provided, however, that for purposes of making such final calculation, the adjustment amounts made pursuant to Sections 2.2(b)(vi), 2.2(b)(vii) and 2.2(b)(viii) shall be assumed to be in the same amounts as the amounts used for such adjustments in calculating the Adjusted Purchase Price in the Preliminary Settlement Statement. Contributor shall include in such notice such reasonable documentation as is in the Contributor Group’s possession to support the final figures. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such statement from Contributor, Acquiror shall deliver to Contributor a written report containing any changes that Acquiror proposes be made to such statement, and in order to be valid, any such written report by Acquiror shall specify in reasonable detail the dollar amount, nature and basis of any changes so asserted. Contributor may deliver a written report to Acquiror during this same period reflecting any changes that Contributor proposes to be made to such statement as a result of additional information received after the statement was prepared. If Acquiror does not deliver such report to Contributor on or before the end of such thirty (30) day period (or, if Contributor proposes any changes to such statement, thirty (30) days from the date Contributor delivers written notice thereof to Acquiror), Acquiror shall be deemed to have agreed with Contributor’s statement, and such statement shall become final and binding upon the Parties. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than ninety (90) days after delivery of Contributor’s statement. In the event that the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to the Houston, Texas office of PricewaterhouseCoopers LLP, or, if such Person is not able or willing to serve, a nationally recognized independent accounting firm or consulting firm mutually acceptable to both Acquiror and Contributor (the “Accounting Arbitrator”), for review and final determination by arbitration. If Acquiror and Contributor have not agreed upon a mutually acceptable alternate Person to serve as Accounting Arbitrator within ten (10) Business Days of receiving notice of PricewaterhouseCoopers LLP’s unavailability, Contributor shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Accounting Arbitrator. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.4(b). The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Adjusted Purchase Price, the Accounting Arbitrator shall be bound by the terms of Article 2 and may not increase the Adjusted Purchase Price more than the increase proposed by Contributor nor decrease the Adjusted Purchase Price more than the decrease proposed by Acquiror, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of adjustments submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Contributor and Acquiror shall each bear their own legal fees and other costs of presenting its case. Contributor shall bear one-half and Acquiror shall bear one-half of the costs and expenses of the Accounting Arbitrator.

(c) Any difference in the Adjusted Purchase Price as determined pursuant to Section 8.4(a) and the finally determined Adjusted Purchase Price as determined pursuant to Section 8.4(b) shall be paid in cash by the owing Party to the owed Party within five (5) Business Days after the earlier of (i) the expiration of Acquiror’s thirty (30) day review period (including any extensions provided for above) without delivery of any written report, (ii) the date on which the Parties agree in writing as to the final Adjusted Purchase Price, or (c) the date on which the Accounting Arbitrator finally determines the Adjusted Purchase Price.

(d) Acquiror shall assist Contributor in preparation of the final statement of the Adjusted Purchase Price under Section 8.4(b) by furnishing invoices, receipts, and providing reasonable access to personnel and such other assistance as may be requested by Contributor to facilitate such process post-Closing.

(e) All cash payments made or to be made under Section 8.4(c) to Contributor (or its designees) or Acquiror shall be made by electronic transfer of immediately available funds to Contributor (or its designees) or Acquiror, as applicable, or to such other bank and account as may be specified by Contributor or Acquiror in writing.

(f) Following the adjustments made under Section 8.4(b), no further adjustments shall be made to the Adjusted Purchase Price but nothing in this Section 8.4(f) is a limitation on Schedule 6.13.

8.5 Indemnity Holdback.

(a) On the Closing Date, Acquiror shall deposit into the Indemnity Holdback Escrow Account (i) 4,921,557 Acquiror Units (such Acquiror Units, together with any cash and non-cash dividends, securities and other property at any time received in exchange or respect of or otherwise in substitution of the such Indemnity Holdback Units or the shares of Class A Common Stock for which such Indemnity Holdback Units may be exchanged pursuant to the LLC Agreement, collectively, the “Indemnity Holdback Units”) and a corresponding number of shares of Class B Common Stock and (ii) One Hundred Seventy-Two Million Two Hundred Fifty-Four Thousand Five Hundred Eight Dollars ($172,254,508) in cash (the “Indemnity Holdback Cash”), for the purpose of securing the satisfaction and discharge of indemnity claims of the Acquiror Parties against the Contributor Parties under this Agreement. The Indemnity Holdback Units (and the corresponding number of shares of Class B Common Stock) to be deposited into the Indemnity Holdback Escrow Account will be issued in the name of the Unit Recipients, whether in book-entry or certificated form, with each Unit Recipient being issued such Unit Recipient’s Pro Rata Share of the Indemnity Holdback Units (and a corresponding number of shares of Class B Common Stock). For the avoidance of doubt, the Indemnity Holdback Units and Indemnity Holdback Cash represent a deduction from, and are not in addition to, the Adjusted Purchase Price paid by Acquiror to Contributor on the Closing Date. The Indemnity Holdback Escrow Account shall be governed by the provisions of this Section 8.5 and an escrow agreement that the Acquiror and Contributor Representative shall execute and deliver at Closing to the Escrow Agent and which shall be in customary form (which the Parties agree shall provide for the prompt disbursement from the escrow account to the registered holders of Indemnity Holdback Units any tax distributions made in respect of such Indemnity Holdback Units pursuant Section 6.2 of the A&R LLC Agreement) and contain terms and provisions consistent with this Section 8.5 (the “Indemnity Holdback Escrow Agreement”); provided, however, that if such Parties are unable to enter into any such Indemnity Holdback Escrow Agreement or otherwise deposit the Indemnity Holdback Cash and Indemnity Holdback Units into the Indemnity Holdback Escrow Account, then the Parties shall provide for and enter into appropriate alternative arrangements to give effect to the provisions of this Section 8.5. The joint, written authorization of representatives of the Acquiror and the Contributor Representative pursuant to the Indemnity Holdback Escrow Agreement shall be required for the disbursement of any portion of the Indemnity Holdback Units or the Indemnity Holdback Cash. Each disbursement of Indemnity Holdback Units pursuant to this Section 8.5 and the Indemnity Holdback Escrow Agreement shall be accompanied by a disbursement of a corresponding number of shares of Class B Common Stock. Whenever any disbursement of Indemnity Holdback Units is made, such disbursement shall be comprised of Indemnity Holdback Units registered in the name of all Unit Recipients, with each Unit Recipient bearing or receiving, as applicable, its Pro Rata Share of such disbursement. Notwithstanding anything herein to the contrary, no fractional Acquiror Units or fractional shares of Common Stock shall be disbursed from the Indemnity Holdback Escrow Account, and, to the extent that any such fractional security would be required to be so disbursed but for this sentence, such fractional security shall be rounded up or down to the nearest whole number of the applicable securities.

(b) With respect to each claim for indemnification asserted by the Acquiror Parties against the Contributor Parties pursuant to Article 11 during the period from and after the Closing Date up to the date that is twenty-four (24) months following the Closing Date (the “Holdback Period”), upon final resolution or determination of such an indemnity claim by the Parties or in accordance with Section 12.5, such amount as would satisfy such finally resolved or determined indemnity claim will be satisfied exclusively from the Indemnity Holdback Escrow Account and Acquiror and Contributor shall jointly instruct the Escrow Agent to disburse to Acquiror Indemnity Holdback Units and Indemnity Holdback Cash with a total value equal to the amount to be so disbursed (valuing such Indemnity Holdback Units at the Per Share Value, pro rata in the same proportions that the Indemnity Holdback Units (valuing such Indemnity Holdback Units at the Per Share Value) bear to the total value contained in the Indemnity Holdback Escrow Account at the time of such disbursement, with the number of Indemnity Holdback Units to be disbursed determined by valuing such Indemnity Holdback Units at the Per Share Value. For the avoidance of doubt, the sole and exclusive recourse of Acquiror Parties for any breach of any representation, warranty or covenant of the Contributor Parties pursuant to this Agreement or any other post-Closing liability of the Contributor Parties pursuant to this Agreement (including any indemnity obligation), other than any liability arising as a result of actual (and not constructive) fraud, is limited to disbursements that may be made from the Indemnity Holdback Escrow Account.

(c) If, upon the resolution or determination of any such indemnity claim during the Holdback Period, Acquiror and Contributor fail to deliver a joint written instruction to the Escrow Agent in accordance with Section 8.5(b), then the Escrow Agent shall, upon delivery by Acquiror or Contributor to the Escrow Agent of a written final, non-appealable court order from a court of competent jurisdiction, disburse to Acquiror Indemnity Holdback Units and Indemnity Holdback Cash with a value equal to the amounts set forth in such court order (valuing such Indemnity Holdback Units at the Per Share Value for such purpose), pro rata in the same proportions that the Indemnity Holdback Units (valuing such Indemnity Holdback Units at the Per Share Value) bear to the total value contained in the Indemnity Holdback Escrow Account at the time of such disbursement, with the number of Indemnity Holdback Units to be disbursed determined by valuing such Indemnity Holdback Units at the Per Share Value.

(d) Acquiror and Contributor shall jointly instruct the Escrow Agent to release to Contributor (i) on the first Business Day after the date that is twelve months following the Closing Date, any Indemnity Holdback Units then-remaining in the Indemnity Holdback Escrow Account and any Indemnity Holdback Cash then-remaining in the Indemnity Holdback Escrow Amount having a total value equal to the total value contained in the Indemnity Holdback Escrow Account at such time, less (A) an amount equal to 2.5% of the Unadjusted Purchase Price (valuing the Indemnity Holdback Units at the Per Share Value) and (B) Indemnity Holdback Units and Indemnity Holdback Cash having a total value equal to the aggregate amount of all outstanding claims for indemnification which the Acquiror Parties have provided to the Contributor Parties that have not been previously satisfied (valuing the Indemnity Holdback Units at the Per Share Value for such purposes) (which Indemnity Holdback Units and Indemnity Holdback Cash shall remain part of the Indemnity Holdback Escrow Account until final resolution of such outstanding indemnity claims (the “Initial Release Disputed Claims”), with such Indemnity Holdback Cash and Indemnity Holdback Units being disbursed pro rata based on the proportions that each bear to the total value contained in the Indemnity Holdback Escrow Account at such time (valuing the Indemnity Holdback Units at the Per Share Value) and (ii) on the first Business Day after the expiration of the Holdback Period, any Indemnity Holdback Units and Indemnity Holdback Cash then-remaining in the Indemnity Holdback Escrow Account, in each case except for any Indemnity Holdback Units and Indemnity Holdback Cash retained in the Indemnity Holdback Escrow Account at such time in respect of any Initial Release Disputed Claims and Indemnity Holdback Units and Indemnity Holdback Cash having a total value equal to the aggregate amount of all outstanding claims for indemnification made subsequent to the date that is 12 months following the date of this Agreement for which the Acquiror Parties have provided to the Contributor Parties that have not been previously satisfied (valuing the Indemnity Holdback Units at the Per Share Value for such purposes) (which Indemnity Holdback Units and Indemnity Holdback Cash shall remain part of the Indemnity Holdback Escrow Account until final resolution of such outstanding indemnity claims (the “Final Release Disputed Claims” and, together with the Initial Release Disputed Claims, the “Disputed Claims”). Upon final resolution or determination of any Disputed Claim by the Parties or in accordance with Section 12.5, Acquiror and Contributor shall deliver to the Escrow Agent joint written instructions to disburse to the Acquiror Indemnity Holdback Units and Indemnity Holdback Cash having a value equal to the amount so finally determined to be owed to the Acquiror Parties (valuing such Indemnity Holdback Units at the Per Share Value), pro rata in the same proportions that the Indemnity Holdback Units (valuing such Indemnity Holdback Units at the Per Share Value) bear to the total value contained in the Indemnity

Holdback Escrow Account at the time of such disbursement, with the number of Indemnity Holdback Units to be disbursed determined by valuing such Indemnity Holdback Units at the Per Share Value, and all other Indemnity Holdback Units and Indemnity Holdback Cash remaining in the Indemnity Holdback Escrow Account in respect of such Disputed Claim shall be disbursed to Contributor. If the Acquiror and Contributor fail to deliver a joint written instruction to the Escrow Agent in accordance with the foregoing sentence, then the Escrow Agent shall, upon delivery by Acquiror or Contributor to the Escrow Agent of a written final, non-appealable court order from a court of competent jurisdiction relating to such Disputed Claim disburse the Indemnity Holdback Units and Indemnity Holdback Cash in respect of such Disputed Claim as provided in the immediately preceding sentence.

8.6 Removal of Name. As promptly as practicable, but in any case within 60 days after the Closing Date, Acquiror Parties shall eliminate Contributor’s name, its logo and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Contributor or any of its Affiliates.

ARTICLE 9

TAX MATTERS

9.1 Straddle Period Tax Proration. For purposes of determining the allocations of Taxes imposed on the Company Group, or for which it is otherwise liable, for any Straddle Period that are attributable to the portion of such Straddle Period ending prior to the Effective Date: (A) Asset Taxes that are attributable to the severance, production or sale of Hydrocarbons shall be allocated to the portion of such Straddle Period in which the severance or production giving rise to such Asset Taxes occurred, (B) Taxes that are (i) Income Taxes, (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or (iii) imposed on specific transactions, including payroll taxes, shall be allocated to the portion of such Straddle Period in which the transaction giving rise to such Taxes occurred, and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending prior to the Effective Date and the portion of such Straddle Period beginning on or after the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the Effective Date, on the one hand, and the number of days in such Straddle Period that occur on or after the Effective Date, on the other hand; provided however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending prior to the Effective Date and the period beginning on or after the Effective Date in proportion to the number of days in each period. Regardless of which Party is responsible, Contributor shall handle payment to the appropriate Governmental Authority of all Taxes which are required to be paid prior to the Closing Date, and the Company Group shall handle payment to the appropriate Governmental Authority of all Taxes required to be paid on and after the Closing Date.

9.2 Tax Returns. Contributor shall be responsible for filing with the applicable taxing authorities each Company Group Tax Return that is required to be filed on or before the Closing Date. With respect to any Tax Return for any taxable period (or portion thereof) beginning on or after the Effective Date, Contributor shall provide a copy of such Tax Return to the Acquiror no later than ten (10) days before the due date of such Tax Return for Acquiror’s comments and approval and shall not file such Tax Return without the Acquiror’s consent (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that the preceding shall not apply to Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period, which shall be provided to Acquiror promptly after filing. Contributor shall timely file such Tax Return (after incorporating the comments from Acquiror) before the due date of such Tax Return. Acquiror shall be responsible for filing with the applicable taxing authorities each Company Group Tax Return that is required to be filed after the Closing Date.

9.3 Transfer Taxes. To the extent that any sales, purchase, transfer, stamp, documentary stamp, registration, use or similar taxes are payable by reason of the sale of the Company Group Interests under this Agreement (“Transfer Taxes”), such Transfer Taxes shall be borne and timely paid by Acquiror. Acquiror and Contributor shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

9.4 Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes imposed on or with respect to the Company Group. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Contributor and Acquiror agree to retain all books and records with respect to Tax matters pertinent to the Company Group relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

9.5 754 Elections. Contributor shall, prior to the Closing, cause each Tax Partnership that is scheduled with respect to Section 4.3(j) to either (x) have in effect a valid election under Section 754 of the Code (or similar provisions of state, local or foreign Law) for any taxable year that includes the Closing Date or (y) obtain all necessary consents therefor.

9.6 1031 Like-Kind Exchange Cooperation. Contributor and Acquiror agree that either or both of Contributor and Acquiror may elect to treat the acquisition or sale of the Company Group Interests as an exchange of like-kind property under section 1031 of the Code (an “Exchange”). Each Party agrees to use reasonable efforts to cooperate with the other Parties in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Contributor and Acquiror shall have the right at any time prior to Closing to assign its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(v)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. In connection with any such Exchange, any exchange accommodation title holder shall have taken all steps necessary to own the Company Group Interests under applicable law.

Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of their respective liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the acquisition or sale of the Company Group Interests as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Parties, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold each other Party, its affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Parties but for the electing Party’s Exchange election.

9.7 Purchase Price Allocation. On or before sixty (60) days after the Closing Date, Acquiror shall deliver to Contributor a proposed allocation of the fair market value of the Company Group (determined based upon the Adjusted Purchase Price) among the Assets in accordance with Section 1060 of the Code and Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as applicable), which shall also be consistent with the Allocated Values (the “Proposed Tax Allocation”). Contributor shall have thirty (30) days following its receipt of the Proposed Tax Allocation to review such Proposed Tax Allocation and if Contributor does not provide Acquiror with a timely Allocation Objection Notice, the allocations set forth in the Proposed Tax Allocation shall be deemed agreed upon. If, however, Contributor objects to the Proposed Tax Allocation, it must provide written notice of any such objection within the foregoing thirty (30) day period (the “Allocation Objection Notice”). Subsequent to Acquiror’s receipt of the Allocation Objection Notice, the Parties shall cooperate in good faith to reach a mutually agreeable allocation. If the Parties do not reach a mutually agreeable allocation of such fair market value of the Company Group within thirty (30) days of Acquiror’s receipt of the Allocation Objection Notice, the Parties shall submit any disputes as to such allocation to the Accounting Arbitrator. The Parties shall instruct the Accounting Arbitrator to, within thirty (30) days of its engagement by the Parties, determine the appropriate allocation and to provide written notice of its determination to the Parties (such allocation mutually agreed to by the Parties, deemed agreed to by the Parties, or finally determined by the Accounting Arbitrator, as applicable, the “Final Allocation”). The Final Allocation schedule shall be updated to reflect any subsequent adjustments to the Adjusted Purchase Price. All fees and expenses charged by the Accounting Arbitrator pursuant to this Section 9.7 will be allocated between the Parties in inverse proportion as each shall prevail in respect of the dollar amount of disputed adjustments so submitted (as finally determined by the Accounting Arbitrator) (or, if such formula is inapplicable, such fees and expenses shall be borne by the Parties in an equitable manner, as determined by the Accounting Arbitrator). Acquiror and Contributor agree not to take any position or file any Tax Return inconsistent with the Final Allocation unless required by applicable Law or a “determination” within the meaning of Section 1313(a)(1) of the Code; provided, however, that nothing in this Agreement will prevent a Party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Final Allocation, and neither Party will be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the final allocation, as applicable. Each Party shall promptly notify the others upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Final Allocation.

9.8 Tax Treatment.

(a) The Contributor Parties intend to treat, for U.S. federal income and applicable state and local Tax purposes, the Contribution and Liquidations, taken together, as an “assets-over” partnership merger transaction under Treasury Regulation Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby DEEP will be the terminating partnership and Acquiror will be the resulting partnership.

(b) The Contribution shall be treated for U.S. federal income Tax purposes as a contribution of the assets and properties of the Company Group Members to Acquiror in exchange for the Unit Purchase Price and the assumption of any liabilities that constitute “qualified liabilities” within the meaning of Treasury Regulation Section 1.707-5(a)(6) which is not treated as a transfer of consideration made pursuant to a sale of the assets to the Acquiror under Treasury Regulation Section 1.707-5(a)(5) in a transaction consistent with the requirements of Section 721(a) of the Code, to the extent applicable. To the maximum extent allowed pursuant to Treasury Regulation Section 1.707-4(d), any amounts treated as a transfer of cash or other consideration pursuant to Treasury Regulation Section 1.707-3(a)(1)) shall be treated as a reimbursement of preformation capital expenditures described in Treasury Regulation Section 1.707-4(d). The sum of (i) cash and other consideration not treated as reimbursement of preformation capital expenditures and (ii) the amount of consideration treated as sale proceeds in connection with the assumption of any liability by Acquiror under Treasury Regulation Section 1.707-5(a)(5) will be treated as proceeds of a disguised sale transaction described in Section 707(a)(2)(B) of the Code. The Parties agree to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws, following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to Closing: (a) by the mutual prior written consent of the Contributor Parties and the Acquiror Parties, (b) by either the Contributor Parties or the Acquiror Parties if the Closing has not occurred on or before 5:00 pm local time in Houston, Texas on May 19, 2017 (the “End Date”) or (c) by the Contributor Parties, in the event that prior to 5:00 p.m. local time in Houston, Texas on the date two (2) Business Days after the Execution Date Purchaser fails to fund into escrow with the Escrow Agent pursuant to Section 2.1(b) the entirety of the Deposit; provided, however, that, no Party shall be entitled to terminate this Agreement under Section 10.1(b) if the Closing has failed to occur as a result of such Party’s breach of any representations or warranties set forth herein or such Party’s failure to perform or observe such Party’s covenants and agreements hereunder

(including the failure to perform the obligations of such Party with respect to Closing the transactions contemplated hereunder if and when required) in each case in a manner that causes the conditions of the other Party in Article 7 not to be satisfied (a “Material Breach”); provided, however, that if the Closing has not occurred or this Agreement has not otherwise been terminated by the date that is 30 days following the End Date and the Acquiror Parties have not initiated any action for specific performance of the Contributor Parties’ obligations to consummate the Transactions (or at any time after such an action has been initiated, the Acquiror Parties fail to use reasonable best efforts to pursue such action), then, notwithstanding anything to the contrary in clause (b) of this Section 10.1, the Contributor Parties shall be entitled to terminate this Agreement by delivering written notice to the Acquiror Parties.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 1.2, this Article 10, Sections 4.8, 5.11, 6.2, 6.4, and Article 12 (other than Section 12.17, all of which shall continue in full force and effect).

10.3 Distribution of Deposit Upon Termination; Damages for Failure to Close.

(a) In the event that (i) all conditions precedent to the obligations of Acquiror Parties set forth in Section 7.2 have been satisfied or waived in writing by Acquiror Parties (except for those conditions that by their nature are to be satisfied at Closing, all of which the Contributor Parties stand ready, willing and able to satisfy) and (ii) the Contributor Parties are entitled to terminate this Agreement under Section 10.1(b) because the conditions precedent to the obligations of Contributor set forth in Section 7.1 are not satisfied as of the date set forth in Section 10.1(b) solely as a result of the breach or failure of Acquiror Parties’ representations, warranties, or covenants hereunder, including, if and when required, Acquiror Parties’ obligations to consummate the transactions contemplated hereunder at Closing, then Contributor shall be entitled to elect, in its sole discretion, to either (x) seek specific performance of this Agreement, or (y) to terminate this Agreement and receive the entirety of the Deposit, together with an amount in cash equal to an additional five percent (5%) of the Unadjusted Purchase Price, (the “Liquidated Damages Payment” and, together with the Deposit, the “Liquidated Damages Amount”) for the sole account and use of Contributor as liquidated damages and as its sole remedy hereunder. If Contributor terminates this Agreement pursuant to Section 10.1(c), Acquiror shall promptly pay to Contributor an amount in cash equal to ten percent (10%) of the Unadjusted Purchase Price (a “Deposit Damages Payment”). Contributor and Acquiror acknowledge and agree that (A) Contributor’s actual damages upon the event of a termination described in this Section 10.3(a) are difficult to ascertain with any certainty, (B) the Liquidated Damages Amount (and the amount of the payment described in the immediately preceding sentence) is a fair and reasonable estimate by the Parties of such aggregate actual damages of Contributor, and (C) such liquidated damages do not constitute a penalty. Upon the occurrence of a termination by Contributor pursuant to this Section 10.3(a), Contributor and Acquiror shall, as applicable, either (a) execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit together with any income thereon to Contributor, and Acquiror shall pay to Contributor in cash the Liquidated Damages Payment by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by Contributor or (b) pay to Contributor in cash the Deposit Damages Payment by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by Contributor.

(b) In the event that (i) all conditions precedent to the obligations of Contributor set forth in Section 7.1 have been satisfied or waived in writing by Contributor (except for those conditions that by their nature are to be satisfied at Closing, all of which Acquiror Parties stand ready, willing and able to satisfy) and (ii) Acquiror Parties are entitled to terminate this Agreement under Section 10.1(b) because the conditions precedent to the obligations of Acquiror Parties set forth in Section 7.2 are not satisfied as of the date set forth in Section 10.1(b) solely as a result of the breach or failure of Contributor’s representations, warranties, or covenants hereunder, including, if and when required, Contributor’s obligations to consummate the transactions contemplated hereunder at Closing, then Acquiror shall be entitled to elect, in its sole discretion, to either (A) seek specific performance of this Agreement, or (B) terminate this Agreement, in which event Acquiror shall be entitled to (x) receive the entirety of the Deposit for the sole account and use of Acquiror Parties and (y) seek Damages available to Acquiror at Law or in equity up to an amount equal to ten percent (10%) of the Unadjusted Purchase Price, and in the case of clause (B), Contributor and Acquiror shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit together with any income thereon to Acquiror.

(c) If this Agreement is terminated for any reason other than the reasons set forth in Section 10.3(a) or Section 10.3(b), Acquiror shall be entitled to receive the Deposit, free of any claims by Contributor or any other Person with respect thereto. In such event, Contributor and Acquiror shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit together with any income thereon to Acquiror.

ARTICLE 11

INDEMNIFICATION; LIMITATIONS

11.1 Indemnification.

(a) From and after Closing, Acquiror shall indemnify, defend, and hold harmless Contributor and its Affiliates and its and their respective officers, directors, managers, partners, employees, and agents (the “Contributor Family”) from and against all Damages incurred or suffered by Contributor Family caused by, arising out of, or resulting from:

(i) any Acquiror Parties’ breach of any of Acquiror Parties’ covenants or agreements contained in Article 6; or

(ii) any breach of any representation or warranty made by any Acquiror Party contained in Article 5 of this Agreement or in the certificate delivered at Closing pursuant to Section 8.3(f),

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON, and further excepting in each case Damages against which the Contributor Parties would be required to indemnify the Acquiror Parties under

Section 11.1(b).

(b) From and after Closing, the Contributor Parties shall indemnify, defend, and hold harmless the Acquiror Parties and their Affiliates and their respective officers, directors, employees, and agents (“Acquiror Family”) from and against all Damages incurred or suffered by Acquiror Family:

(i) caused by or arising out of, or resulting from, the following:

(A) the Excluded Assets;

(B) any matters that are required to be borne by the Contributor Group under Section 2.2;

(C) any Contributor Taxes;

(D) any injury, death, or third Person property damage attributable to, or arising out of, the ownership or operation of the Assets prior to Closing;

(E) matters that are caused by, arise out of, or result from the off-site disposal of any Hazardous Materials that were either (i) generated or used on the Assets or (ii) disposed of by any Company Group Member or any of their Affiliates, in each case, to the extent that such disposal occurred prior to the Closing Date;

(F) any civil fines or penalties or criminal sanctions imposed on any Contributor Group Member or any Company Group Member or any of its or their Affiliates to the extent relating to any pre-Closing violation of Law by any such Person;

(G) Matters that are attributable to litigation existing as of the Closing Date set forth on Schedule 4.2;

(H) obligations and liabilities to any employees of any Contributor Group Member or any Company Group Member or any of their Affiliates, the employment or termination thereof, and the compensation and benefits inuring thereto, in each case, solely to the extent arising prior to the Closing; or

(I) any Contributor Group Member’s or any Company Group Member’s or any of their Affiliates’ responsibilities or liabilities under the Contributor Benefit Plans.

(ii) caused by, arising out of, or resulting from, any Contributor Party’s breach of any of such Contributor Party’s covenants or agreements contained in Article 6; or

(iii) caused by, arising out of, or resulting from, any breach of any representation or warranty made by the Contributor Parties contained in Article 4 of this Agreement, or in the certificates delivered at Closing pursuant to Section 8.2(c),

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON, and further excepting in each case Damages against which Acquiror would be required to indemnify Contributor under Section 11.1(a).

(c) Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, the Contributor Parties’ and the Acquiror Parties’ sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in Article 4, Article 5, Article 6 (excluding Sections 6.2 and 6.9, which shall be separately enforceable by the Parties pursuant to whatever rights and remedies are available to them outside of this Article 11, but which, for the avoidance of doubt, shall be subject to the last sentence of Section 8.5(b)), and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by each Party at Closing pursuant to Sections 8.2(c) and 8.3(f), as applicable, is set forth in this Section 11.1.

(d) The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 11 as an adjustment to the Adjusted Purchase Price, except as otherwise required under applicable Law.

11.2 Indemnification Actions. All claims for indemnification under Section 11.1 shall be asserted and resolved as follows:

(a) For purposes of this Article 11, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11 (including, for the avoidance of doubt, those Persons identified in Section 11.2(h)).

(b) To make a claim for indemnification under Section 11.1, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a complete copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.2 shall not relieve the Indemnifying Person of its obligations under Section 11.1, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached and the reasonably specific details of, and specific basis for, such asserted inaccuracy or breach.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 11. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be deemed to have denied its obligation to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.2(d). Notwithstanding the foregoing, the Indemnifying Person shall not have the right to defend any Claim relating to Taxes for which the Indemnifying Person does not have sole liability. Such Claims shall be defended jointly by the Indemnified Person and the Indemnifying Person. An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final, non-appealable determination thereof. If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f) If a Party would be required to defend a Claim as provided in this Section 11.2, which Claim is unliquidated in amount, but for the assertion that the other Party would not be entitled to indemnification for any liability, loss, cost, expense, claim, award, judgment, or other Damages incurred or suffered by such Party due solely to the limitations set forth in Section 11.3(c) with respect to the amount of such Claim, such Party shall nevertheless have the right and obligation to defend against such Claim as set forth in Section 11.2(d), subject to the indemnification obligations of such Party set forth in this Article 11; provided, however, that if, upon final, non-appealable liquidation of the amount of such Claim, the Party defending such Claim pursuant to this Section 11.2(f) would not have had the obligation to defend such Claim under Section 11.3(c) due solely to the limitations set forth in Section 11.3(c) with respect to the amount of such Claim, the Party defending such Claim shall be entitled to reimbursement of all reasonable costs and expenses incurred with respect to the defense of such Claim.

(g) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed to have disputed the claim for indemnification hereunder.

(h) Any claim for indemnity under Section 11.1 by any Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Contributor and Acquiror shall have any rights against either Contributor or Acquiror under the terms of Section 11.1 except as may be exercised on its behalf by Acquiror or Contributor, as applicable, pursuant to this Section 11.2(h). Each of Contributor and Acquiror may elect to exercise or not exercise indemnification rights under this Section 11.2 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.2.

11.3 Limitation on Actions.

(a) The Acquiror Party Fundamental Representations, Contributor Group Fundamental Representations, the Special Warranty of Title, the covenants of the Contributor Parties in this Agreement to be performed at or prior to Closing, and the corresponding representations, warranties, and affirmations given in the certificate delivered at Closing pursuant to Sections 8.2(c) and 8.3(f), shall terminate upon the expiration of the Holdback Period. All other representations and warranties of the Contributor Parties in this Agreement, and the corresponding representations, warranties, and affirmations given in the certificates delivered at Closing pursuant to Sections 8.2(c) and 8.3(f), shall terminate on the date that is twelve (12) months after the Closing Date. The representations and warranties of Acquiror Parties in Article 5 (excluding the Acquiror Party Fundamental Representations) and the covenants of the Acquiror Parties in this Agreement to be performed at or prior to Closing, and the corresponding representations, warranties, and affirmations given in the certificates delivered at Closing pursuant to Sections 8.2(c) and 8.3(f), shall survive the Closing for a period of twelve (12) months. The covenants and agreements of the Parties to be performed after Closing shall survive Closing as reasonably necessary to perform the same, subject to Section 8.5 and the limitations set forth in this Section 11.3. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

(b) The indemnities in Sections 11.1(a)(i), 11.1(a)(ii), 11.1(b)(ii) and 11.1(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 11.1(b)(i) shall terminate as of expiration of the Holdback Period.

(c) No Party shall have any liability for any indemnification under Section 11.1(a)(ii) or Section 11.1(b)(iii), as applicable, for an individual matter until and unless the amount of the liability for Damages with respect to which such Party admits (or it is otherwise finally determined) that such Party has an obligation to indemnify the other Party pursuant to the terms of Section 11.1 exceeds Seventy-Five Thousand Dollars ($75,000) (the “Individual Indemnity Threshold”). Without limiting the foregoing, no Party shall have any liability for any indemnification under Section 11.1(a)(ii) or Section 11.1(b)(iii), as applicable, until and unless the aggregate amount of the liability for all Damages (i) for which Claim Notices are delivered by the other Party, (ii) with respect to which such Party admits (or it is otherwise finally determined) that such Party has an obligation to indemnify the other Party pursuant to the terms of Article 11, and (iii) which exceed the Individual Indemnity Threshold exceeds two percent (2.0%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed two percent (2.0%) of the Unadjusted Purchase Price; provided, however, that this Section 11.3(c) shall not limit indemnification for breaches of the Contributor Party Fundamental Representations, breaches of the Special Warranty of Title, breaches of the representations and warranties in Section 4.3, and the Acquiror Party Fundamental Representations; and provided, further, that, for the purposes of this Article 11, any representation, warranty, or covenant set forth in this Agreement which is qualified by materiality, Company Group Material Adverse Effect or Acquiror Material Adverse Effect shall be deemed not to be so qualified.

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, other than in respect of any Damages resulting from actual fraud (and not on any theory of constructive fraud) by the Contributor Parties, the Contributor Parties shall not be required to indemnify Acquiror under this Article 11 for Damages other than through disbursement of the Indemnity Holdback Units and the Indemnity Holdback Cash pursuant to Section 8.5.

(e) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.

(f) As used in this Agreement, the term “Damages” means the amount of any actual liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter or any breach of this Agreement, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity. Notwithstanding the foregoing, neither the Acquiror Parties nor the Contributor Parties shall be entitled to indemnification under this Article 11 for, and Damages shall not include, (i) consequential, special, or punitive damages suffered by the Party claiming indemnification (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated among the Parties), and (ii) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Person after the Closing Date.

(g) Notwithstanding anything to the contrary contained in this Agreement, a claim for indemnity may be made by a Party under this Article 11 in respect of any breach of any representation, warranty or covenant set forth in this Agreement despite the fact that such Party obtained knowledge prior to the execution and delivery of this Agreement or prior to the Closing of the breach of such representation, warranty or covenant. In furtherance of the foregoing, each of Acquiror Parties and Contributor Parties are entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of the other Party set forth in this Agreement which are made in favor of Acquiror Parties or Contributor, as applicable, and the rights of the members of Acquiror Family and Contributor Family who are entitled to indemnification under this Article 11 shall not be affected, notwithstanding (i) the making of this Agreement, (ii) any investigation or examination conducted by or on behalf of a Party with respect thereto, or (iii) the Closing hereunder.

ARTICLE 12

MISCELLANEOUS

12.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

12.2 Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

If to the Contributor Parties:

Double Eagle Energy Permian Operating LLC
1401 Ballinger, Suite 200
Fort Worth, Texas 76102
	Attention:	Cody Campbell
	Telephone:	(817) 928-3260
	Facsimile:	(817) 334-0623
	Email:	ccampbell@depermian.com

With a copy to:	Vinson & Elkins L.L.P.
666 Fifth Avenue
26th Floor
New York, NY 10103-0040
	Attention:	James Fox
	Telephone:	(212) 237-0131
	Facsimile:	(917) 849-5328
	Email:	jfox@velaw.com

Or, following the Closing, to Contributor Representative:

Double Eagle Energy HoldCo LLC
1401 Ballinger, Suite 200
Fort Worth, Texas 76102
	Attention:	Cody Campbell
	Telephone:	(817) 928-3260
	Facsimile:	(817) 334-0623
	Email:	ccampbell@depermian.com

With a copy to:	Vinson & Elkins L.L.P.
666 Fifth Avenue
26th Floor
New York, NY 10103-0040
	Attention:	James Fox
	Telephone:	(212) 237-0131
	Facsimile:	(917) 849-5328
	Email:	jfox@velaw.com

If to Acquiror Parties:

Parsley Energy, LLC
303 Colorado Street
Suite 3000
Austin, Texas 78701
Attention:	Michael W. Hinson, Senior Vice President –
Corporate Development
Telephone:	(737) 704-2337
Email:	mhinson@parsleyenergy.com

With a copy to (which shall not constitute notice):

Bracewell LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attention:	W. James McAnelly III
Telephone:	713-221-1194
Email:	James.McAnelly@bracewelllaw.com

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

12.3 Expenses. Except as otherwise provided in this Agreement, all expenses incurred by the Contributor Parties in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by the Contributor Parties, shall be borne solely and entirely by the Contributor Parties, and all such expenses incurred by Acquiror Parties shall be borne solely and entirely by Acquiror Parties.

12.4 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

12.5 Dispute Resolution. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with title matters pursuant to Section 3.10, or the determination of adjustments to the Unadjusted Purchase Price pursuant to Section 8.4(b) is referred to an expert pursuant to those Sections) will be instituted exclusively in the United States District Court for the Southern District of Texas. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.

12.6 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

12.7 Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.8 Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement to any third Person other than an Affiliate, nor shall any Party delegate any of its rights or duties hereunder (including by change of control, merger, consolidation, or stock purchase) to any third Person other than an Affiliate, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding the foregoing, Acquiror may, by providing written notice to Contributor, but without Contributor’s consent, assign its rights and delegate its duties hereunder in whole (but not in part) to an Affiliate of Acquiror; provided, however, such assignment shall not be permitted if it would reasonably be anticipated to increase the liability of any Contributing Group Member with respect to Taxes.

12.9 Entire Agreement. This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In entering into this Agreement, neither Party has relied on any statement, representation, warranty, covenant, or agreement of the other Party or its representatives other than those expressly contained in this Agreement.

12.10 Amendment. This Agreement may be amended or modified only by an agreement in writing signed by the Contributor Parties and the Acquiror Parties and expressly identified as an amendment or modification.

12.11 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than the Acquiror Parties and the Contributor Parties to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 6.4, Section 9.6 and Section 11.2(h).

12.12 Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

12.13 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

12.14 References. In this Agreement: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “dollars” means United States Dollars; (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term; and (h) reference to “Exhibit A” means Exhibit A-1 through Exhibit A-4, collectively.

12.15 Construction. Acquiror is capable of making such investigation, inspection, review and evaluation of the Company Group Interests as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Company Group Interests, their value, operation and suitability. Contributor and Acquiror Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

12.16 Limitation on Damages. Notwithstanding anything to the contrary contained herein, none of the Acquiror Parties, the Contributor Parties, or any of their respective Affiliates shall be entitled to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties in this Agreement) and each of the Acquiror Parties and the Contributor Parties, for itself and on behalf of its Affiliates, hereby expressly waives any right to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties in this Agreement).

12.17 Contributor Representative.

(a) The Contributor Representative is hereby designated and appointed, and the Contributor Representative hereby agrees to serve, as agent and attorney-in-fact, following the Closing and the Liquidations, for each member of DEEP and their successors and assigns (collectively, the “Members” and each, a “Member”, and together with Contributor, the “Represented Persons”), with full power and authority to take any and all actions that the Contributor Representative believes are necessary or appropriate to consummate the Transactions contemplated by this Agreement, following the Closing and the Liquidations, for and on behalf of the Represented Persons as fully as if each Represented Person was acting on its own behalf, including (without limitation) full power and authority on such Represented Person’s behalf to: (i) establish a segregated bank account (the “Member Fund”) to hold an amount of cash equal to (A) five percent (5%) of the cash portion of the Adjusted Purchase Price as set forth in the Preliminary Settlement Statement as agreed by the Parties pursuant to Section 8.4(a) (the “Cash Reserve”) to purchase New Purchased Leases and New Wells (including any costs or expenses related thereto), plus (B) $500,000 (the “Contributor Rep Expense Fund”) to cover and reimburse reasonable out-of-pocket fees and expenses incurred by the Contributor Representative for its obligations in connection with this Agreement, which amounts shall be set aside by Contributor from the Cash Closing Payment received by Contributor pursuant to Section 8.3(a); provided, however, that to the extent that the amount of cash in the Contributor Rep Expense Fund is insufficient to cover any out-of-pocket fees and expenses incurred by the Contributor Representative pursuant to Schedule 6.13, the Contributor Representative may use cash in the Cash Reserve to satisfy any such shortfall; (ii) following the Closing, deposit the Cash Reserve and the Contributor Rep Expense Fund in the Member Fund; (iii) negotiate, defend, dispute, contest, assert, compromise and settle all claims and matters arising under this Agreement following the Closing; (iv) interpret all of the terms and provisions of this Agreement and each other Transaction Agreement (other than the Registration Rights and Lock-Up Agreement and the LLC Agreement) and negotiate, consent to, execute and deliver any amendment, waiver or consent of or under this Agreement, the Defect Escrow Agreement and the Indemnity Holdback Escrow Agreement following the Closing; (v) authorize, negotiate, compromise, settle, agree to and otherwise handle any adjustments to the Unadjusted Purchase Price under this Agreement; (vi) use all or any portion of the Cash Reserve to fund any transactions (and any costs or expenses related thereto) contemplated by Schedule 6.13 in accordance with the terms thereof; (vii) use the Member Fund as a source of reimbursement for all reasonable out-of-pocket fees and expenses and other obligations of, or incurred by, the Contributor Representative in connection with the exercise by the Contributor Representative of its respective rights or the performance of its duties under this Agreement; (viii) agree to, negotiate, enter into settlements and compromises of, and comply with judgments of courts or other Governmental Authorities and awards of arbitrators with respect to any claims for indemnification by or against any member of Acquiror Group, in each case, relating to this Agreement or any other Transaction Agreement (other than the Registration Rights and Lock-Up Agreement and the LLC Agreement); (ix) agree to, negotiate, enter into settlements and compromises of, and comply with judgments of courts or other Governmental Authorities and awards of arbitrators with respect to any claims arising out of or relating to Title Defects under this Agreement following the Closing; (x) make, execute, and deliver all other contracts, orders, receipts, notices, requests, instructions, certificates, letters and other writings as the Contributor Representative may deem necessary and proper in connection with Contributor’s obligations under this Agreement or any other Transaction Agreement (other than the Registration Rights and Lock-Up Agreement and the LLC Agreement) following the Closing, or to effect any of the foregoing; (xi) disburse the Cash Reserve, the Contributor Rep Expense Fund, the Escrowed Defect Units and the Indemnity Holdback Units to the Represented Persons in accordance with the terms of that certain Member Representative Agreement by and among Contributor Representative and the Members; (xii) give and receive notices and communications to accept service of process on behalf of the Represented Persons pursuant to Section 12.5; (xiii) take such actions and make such filings as the Contributor Representative deems necessary or appropriate in connection with the Liquidations of each of Contributor, Member LLC and DEEP; (xiv) take any and all other actions specified or contemplated by this Agreement following the Closing, and to engage counsel, accountants or other agents in connection with the foregoing matters; and (xv) take all actions following the Closing that are either (A) necessary or appropriate in the judgment of the Contributor Representative for the accomplishment of the foregoing or (B) specifically mandated by this Agreement, in each case, in accordance with the terms of this Agreement or in furtherance of the Transactions contemplated by this Agreement; provided, however, that the Contributor Representative (acting as such) shall not take any action or enter into any agreements or settlements that would (x) disproportionately affect any Represented Person in relation to any other Represented Person that had been a Series A Member of DEEP or (y) result in any liability to a Represented Person other than liabilities to be satisfied out of the Member Fund, the Defect Escrow Account and the Indemnity Holdback Escrow Account without the prior consent of such Represented Person. Notices or communications to or from the Contributor Representative shall constitute notice to or from the Represented Persons for all purposes under this Agreement except where the context otherwise requires. The Contributor Representative shall provide notices or communications received by it on behalf of the Represented Persons promptly and in any case no more than three (3) Business Days after receipt. In addition, the Parties, the Contributor Representative and the Members acknowledge and agree that, from and after the Closing, the Contributor Representative shall assume the obligation to perform all covenants of the Contributor under this Agreement, the Defect Escrow Agreement and the Indemnity Holdback Escrow Agreement. For the avoidance of doubt, the Parties acknowledge that all limitations of liability applicable to the Contributor, including Section 8.5(b) and Section 11.3, shall also apply to the Contributor Representative and the Contributor Representative shall bear no greater liability than Contributor under this Agreement.

(b) With the prior written consent of (a) one member of the VEP Group (as defined in the Second Amended and Restated Limited Liability Company Agreement of DEEP, dated as of November 7, 2016 (the “DEEP LLC Agreement”), and (b) one member of the

Magnetar Group (as defined in the DEEP LLC Agreement), the Contributor Representative may delegate its authority as Contributor Representative to any one of the Members for a fixed or indeterminate period of time upon not fewer than ten (10) Business Days’ prior written notice to Acquiror in accordance with Section 12.2 and delivery to Acquiror of a written agreement of such successor Contributor Representative to be bound by the terms of this Section 12.17. Each successor Contributor Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Contributor Representative, and the term “Contributor Representative” as used in this Agreement includes any successor Contributor Representative.

(c) A decision, act, consent or instruction of the Contributor Representative in accordance with the terms of this Agreement constitutes a decision, act, consent or instruction, as applicable, of the Represented Persons (except where the context otherwise requires or the consent of the Represented Persons is required and has not been obtained) and is final, binding and conclusive upon the Represented Persons, and any Person dealing with the Contributor Representative is entitled to rely on such decision, act, consent or instruction of the Contributor Representative as being the decision, act, consent or instruction of the Represented Persons.

(d) This appointment and grant of power and authority by the Represented Persons to the Contributor Representative pursuant to this Section 12.17 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Member or by operation of Laws, whether upon the death or incapacity of any Member, or by the occurrence of any other event.

(e) In the event that the Service Provider (as defined in the Transition Services Agreement) is an entity that is not a controlled Affiliate of John Sellers or Cody Campbell, either individually or collectively, the Contributor Representative shall cause the Service Provider to be subject to the restrictions set forth in Sections 2 and 3 of the Covenant Agreement, dated as of the date hereof, by and among Parsley Energy, LLC and the “Executives” listed as parties thereto (the “Covenant Agreement”), in accordance with the terms thereof, as though the Service Provider were an “Executive” for purposes of those sections; provided, however, that notwithstanding anything to the contrary in this Agreement or the Covenant Agreement, the foregoing shall not apply to any activity or action by (i) Apollo Natural Resources Partners, L.P. (“ANRP I”), (ii) Apollo Natural Resources Partners II, L.P. (“ANRP II”), (iii) any affiliate of ANRP I or ANRP II, or (iv) any portfolio company owned, operated, managed or controlled by any of the foregoing.

12.18 Recourse Only Against Parties. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties in the preamble to this Agreement or any successor or permitted assign of any such Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any

Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

CONTRIBUTOR:

DOUBLE EAGLE ENERGY PERMIAN OPERATING LLC

By:	/s/ Cody Campbell
Name:	Cody Campbell
Title:	CO-CEO

CONTRIBUTOR PARENT:

DOUBLE EAGLE ENERGY PERMIAN LLC

By:	/s/ Cody Campbell
Name:	Cody Campbell
Title:	CO-CEO

DOUBLE EAGLE ENERGY PERMIAN MEMBER LLC

By:	/s/ Cody Campbell
Name:	Cody Campbell
Title:	CO-CEO

And, solely for the purposes of Section 12.17,

CONTRIBUTOR REPRESENTATIVE:

DOUBLE EAGLE ENERGY HOLDCO LLC

By:	/s/ Cody Campbell
Name:	Cody Campbell
Title:	CO-CEO

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

ACQUIROR:

PARSLEY ENERGY, LLC

By Parsley Energy Inc., its managing member

By:	/s/ Bryan Sheffield
Name:	Bryan Sheffield
Title:	Chief Executive Officer

ACQUIROR PARENT:

PARSLEY ENERGY, INC.

By:	/s/ Bryan Sheffield
Name:	Bryan Sheffield
Title:	Chief Executive Officer

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT